UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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International Flavors & Fragrances Inc.

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Proxy Statement and Notice of 2019 Annual Meeting of Shareholders

IFF

Notice of 2019 Annual Meeting of Shareholders

Date and Time

Wednesday, May 1, 2019

10:00 a.m. Eastern Daylight Time

Place

Boston Consulting Group

10 Hudson Yards, 45th Floor

New York, New York 10001

Items to be Voted On

   Elect eleven members of the Board of Directors for a one-year term expiring at the 2020 Annual Meeting of Shareholders.

   Ratify the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the 2019 fiscal year.

   Approve, on an advisory basis, the compensation of our named executive officers in 2018.

   Transact such other business as may properly come before the 2019 Annual Meeting and any adjournment or postponement of the 2019 Annual Meeting.

Record Date

Only shareholders of record as of the close of business on March 6, 2019 may vote at the 2019 Annual Meeting.

Sincerely,

Andreas Fibig

Chairman and Chief Executive Officer

March 18, 2019

Live Audio Webcast

A live audio webcast of our 2019 Annual Meeting will be available on our website, www.iff.com, starting at 10:00 a.m. Eastern Daylight Time and a replay will also be available on our website.

Proxy Voting

It is important that your shares be represented at the 2019 Annual Meeting, regardless of the number of shares you may hold. Whether or not you plan to attend, please vote using the Internet, by telephone or by mail, in each case by following the instructions in our proxy statement. Doing so will not prevent you from voting your shares in person if you are present.

Advance Voting Methods

Telephone Internet Mail

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders to be held on May 1, 2019:

Our Notice, Proxy Statement and 2018 Annual Report are available at www.proxyvote.com.

We are making the Proxy Statement and the form of proxy first available on or about March 18, 2019.

521 W. 57th Street New York, NY 10019

PROXY STATEMENT SUMMARY

We provide below highlights of certain information in this Proxy Statement. As it is only a summary, please refer to the complete Proxy Statement and 2018 Annual Report before you vote.

Proxy Statement Summary

2018 Highlights

We Solidified our Position as a Global Leader in Taste, Scent and Nutrition

2018 was a transformative year for us. We completed our acquisition of Frutarom, creating a global leader in taste, scent and nutrition. Through our acquisition, we significantly increased our product portfolio, including new access to attractive adjacencies, and expanded our customer base to include a significant number of faster-growing small and mid-size customers. We expect that our combined cultures of innovation and partnership will allow us to further capitalize on this expansion and continue to offer our customers innovative and differentiated products. Because our product offerings now extend beyond our legacy Flavors and Fragrances businesses, we have renamed our business units from Flavors to Taste and from Fragrances to Scent, and added Frutarom as a third business unit.

In 2018, we made notable progress in both our strategic goals and financial performance, and achieved currency neutral growth in all of our key metrics. Our financial results in 2018 reflected continued strong results in our legacy business and the addition of Frutarom results in the fourth quarter.

2018 Results

Net Sales	$4.0 B

Operating Profit	$584 M

Adjusted Operating Profit*	$677 M

Diluted EPS	$3.79

Adjusted Diluted EPS*	$5.58

Adjusted Diluted EPS ex Amortization*	$6.28

* See reconciliation of GAAP to Non-GAAP financial measures in Exhibit A to this Proxy Statement.

In 2018, our cash returned to shareholders, made largely through dividends and, to a lesser extent share repurchases, totaled $245 million and we increased our quarterly dividend by 6%.

In addition to successfully completing the Frutarom acquisition, we continued to execute on our strategic priorities in 2018, including the following achievements:

➢    Established our 2025 sustainability goals which focuses on Emission Reductions, Zero Waste to Landfill and Water Stewardship;

➢    Cosmetic Active Ingredients continued to grow double-digits;

➢    TastepointSM in North America continued to grow double-digits; and

➢    Opened two new facilities in China, a flavors manufacturing facility and a natural product research lab, supporting our efforts to become a partner of choice and to grow in the region

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PROXY STATEMENT SUMMARY

Our Corporate Governance Policies Reflect Best Practices

➢ All Directors other than our CEO are Independent

➢    No Exclusive Forum or Fee-Shifting Provisions

➢    No Limitation on Shareholder Litigation Rights

➢    Proxy Access By-Law Provisions

➢    Prohibit Short Sales or Hedging of our Stock By our Employees, Officers and Directors

➢    Executives and Directors are Subject to Rigorous Stock Retention Guidelines

➢    Extensive Executive Clawback Policy

➢    Independent Lead Director Facilitates and Strengthens the Board’s Independent Oversight

➢ Long Standing Commitment to Sustainability
➢ Annual Election of Directors
➢ Majority Voting and Director Resignation Policy
➢ Diverse Board Brings Balance of Skills, Professional Experience and Perspectives
➢ Annual Board and Committee Assessments
➢ Formal Board and Executive Succession Planning
➢ No Shareholder Rights Plan (“Poison Pill”)

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PROXY STATEMENT SUMMARY

Proposals and Board Recommendations

Proposal 1 Election of 11 Director Nominees

The Board recommends a vote FOR the election of all Director Nominees

Our Nominating and Governance Committee and our Board have determined that each of the nominees possesses the skills and qualifications to collectively comprise a highly effective Board.

See “Proposal 1 — Election of Directors” beginning on page 1 of this Proxy Statement.

Director Nominees

				Committee Membership
Name and Primary Occupation	Joined	Age	Indep.	Audit	Comp.	Nom.& Gov.
Marcello V. Bottoli Partner, Es Vedra Capital Advisors LLP	2007	57	•
Dr. Linda Buck Full Member, Fred Hutchinson Cancer Research Center	2007	72	•			•
Michael L. Ducker Former President and CEO, FedEx Freight	2014	65	•		•
David R. Epstein Executive Partner, Flagship Pioneering	2016	57	•			•
Roger W. Ferguson, Jr. President and CEO, TIAA	2010	67	•
John F. Ferraro Former Global COO, Ernst & Young	2015	63	•
Andreas Fibig Chairman and CEO, IFF	2011	57
Christina Gold Former CEO, The Western Union Company	2013	71	•		•
Katherine M. Hudson Former CEO, Brady Corporation	2008	72	•		•
Dale F. Morrison (Lead Director) Founding Partner of Twin Ridge Capital Management	2011	70	•		•	•
Stephen Williamson Senior Vice President and CFO, Thermo Fisher Scientific	2017	52	•

Committee Chair Financial Expert

Skills and Qualifications

Our Board continuously evaluates desired attributes in light of the Company’s strategy and needs. Key skills, qualifications and experience currently maintained on the Board include:

International and Emerging Markets M&A Operations R&D / Innovation Corporate Governance Sustainability Financial and Accounting Risk and Crisis Management Consumer Products Technology / IT Regulatory

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PROXY STATEMENT SUMMARY

Proposal 2 Ratify the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the 2019 fiscal year

The Board recommends a vote FOR this proposal

Our Board recommends that shareholders vote “FOR” the ratification of the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the 2019 fiscal year.

See “Proposal 2 — Ratification of Independent Registered Public Accounting Firm” beginning on page 35 of this Proxy Statement.

Proposal 3 Approve, on an advisory basis, the compensation of our named executive officers in 2018	The Board recommends a vote FOR this proposal Our Board recommends a vote “FOR” the advisory vote to approve executive compensation for the 2018 performance year.
See “Proposal 3 — Advisory Vote on Executive Compensation” on page 62 of this Proxy Statement and “Compensation Discussion and Analysis” beginning on page 39 of this Proxy Statement.

Compensation Governance

Our pay-for-performance compensation program is reflected in the strong compensation governance that we have adopted.

What We Do	Significant portion of NEO compensation in the form of at-risk variable compensation
Variable compensation based on multiple performance metrics to encourage balanced incentives
Appropriate mix of fixed and variable compensation to reward company, business unit and individual performance
Majority of variable compensation awarded as equity-based awards
Executive clawback policies to recoup cash and equity compensation upon certain triggering events
Executives required to meet share retention guidelines
Independent compensation consultant
Annual risk assessment of compensation programs
What We Don’t Do	No tax gross-ups on severance payments
No single-trigger vesting of cash or equity-based awards upon change in control
No short-sales, hedging or pledging of our stock by our employees, officers or directors
No fixed-duration employment agreements with executive officers
No stock option/SAR repricing or exchange of underwater options or SARs for cash without shareholder approval
No guaranteed pay increases or equity awards for NEOs

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PROXY STATEMENT SUMMARY

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Proposal 1 Election of Directors

Our Current Board

Our Board of Directors (“Board”) currently has eleven members. Upon the recommendation of the Nominating and Governance Committee, our Board has nominated the following current directors for election at the 2019 Annual Meeting, each for a one-year term that expires at the 2020 Annual Meeting:

Andreas Fibig (Chairman)		Dale F. Morrison (Lead Director)
Marcello V. Bottoli	David R. Epstein	Christina Gold
Dr. Linda Buck	Roger W. Ferguson, Jr.	Katherine M. Hudson
Michael L. Ducker	John F. Ferraro	Stephen Williamson

Director Nominee Experience and Qualifications

Board Membership Criteria and Selection

Our Certificate of Incorporation provides that we have at least six but not more than fifteen directors. To ensure independence and to provide the breadth of needed expertise and diversity of our Board, the Board periodically reviews its size and makes appropriate adjustments pursuant to our By-Laws. Our Nominating and Governance Committee, together with other Board members, from time to time, as appropriate, identifies the need for new Board members.

Board candidates are considered based on various criteria which may change over time and as the composition of the Board changes. At a minimum, our Nominating and Governance Committee considers the following factors as part of its review of all director candidates and in recommending potential director candidates:

•	judgment, character, expertise, skills and knowledge useful to the oversight of our business;

•	diversity of viewpoints, backgrounds, experiences and other demographics;

•	business or other relevant experience; and

•

the extent to which the interplay of the candidate’s expertise, skills, knowledge and experience with that of other Board members will build a Board that is effective, collegial and responsive to our needs and to the requirements and standards of the New York Stock Exchange (“NYSE”) and the Securities and Exchange Commission (“SEC”).

Proposed director candidates who satisfy the criteria and who otherwise qualify for membership on the Board are identified by the Nominating and Governance Committee. In identifying candidates, the Nominating and Governance Committee seeks input and participation from other Board members and other appropriate sources so that all points of view are considered and the best possible candidates identified. The Nominating and Governance Committee also has engaged a search firm to assist it in identifying potential candidates. Members of the Nominating and Governance Committee and other Board members, as appropriate, interview selected director candidates, evaluate the director candidates and determine which candidates are to be recommended by the Nominating and Governance Committee to the Board. Our Nominating and Governance Committee evaluates the suitability of potential candidates nominated by shareholders in the same manner as other candidates recommended to the Nominating and Governance Committee.

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 PROPOSAL 1 — ELECTION OF DIRECTORS

We believe that each of our nominees has the experience, skills and qualities to fully perform his or her duties as a director and to contribute to our success. Each of our nominees is being nominated because he or she adheres to the highest standards of personal integrity and possesses excellent interpersonal and communication skills, is highly accomplished in his or her field, has an understanding of the interests and issues that are important to our shareholders and is able to dedicate sufficient time to fulfilling his or her obligations as a director. Our nominees as a group complement each other and each other’s respective experiences, skills and qualities.

Diversity and Tenure

Diversity is one of the factors that the Nominating and Governance Committee considers in identifying and selecting director nominees. As part of this process, the Nominating and Governance Committee evaluates how a particular candidate would strengthen and increase the diversity of the Board in terms of how that candidate may contribute to the Board’s overall balance of perspectives, backgrounds, knowledge, experience, skill sets and expertise in substantive matters pertaining to our business. To maintain a balance of experience and new perspectives, our Corporate Governance Guidelines also sets guidance on the number of full annual terms that a director can serve on our Board.

We Strive for a Balanced and Diverse Board

Diversity	Tenure	Executive Leadership Experience

4 of our 11 Director Nominees are women or minorities	73% of our Director Nominees have served 8 or less full annual terms on our Board	91% of our Director Nominees have Senior Executive Leadership Experience

Shareholder Nominations and Proxy Access

Under our By-Laws, if a shareholder wishes to submit a director candidate for consideration by the Nominating and Governance Committee, or wishes a director nomination to be included in the Company’s proxy statement for an annual meeting pursuant to our proxy access by-law, the shareholder must deliver or mail notice of the request to the Company’s Corporate Secretary, in writing, so that it is received not less than 90 days nor more than 120 days prior to the anniversary date of the prior year’s annual meeting of shareholders. However, if the annual meeting is not within 30 days of the anniversary date of the prior year’s annual meeting, such notice must be received by the Corporate Secretary no later than 10 days following the mailing of notice of the annual meeting or public disclosure of the annual meeting date, whichever occurs first. The notice must be accompanied by the information concerning the director candidate and nominating shareholder described in Article I, Section 3 and Section 4 of our

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  PROPOSAL 1 — ELECTION OF DIRECTORS

By-Laws. The Nominating and Governance Committee may also request any additional background or other information from any director candidate or recommending shareholder as it may deem appropriate. Our proxy access by-law permits an eligible shareholder (or group of up to 20 eligible shareholders) who owns shares representing at least 3% of our outstanding shares, and has held the shares for at least 3 years, to nominate and include in our proxy materials for an annual meeting, director candidates constituting up to 20% of our Board.

Continued Service

The Nominating and Governance Committee annually reviews each current Board member’s suitability for continued service as a member of our Board and recommends to the Board whether such member should be re-nominated. In addition, each director is required to promptly tender his or her resignation to the Chair of the Nominating and Governance Committee if, during his or her tenure as a director, such director

•	has a material change in employment,

•	has a significant change in personal circumstances which may adversely affect his or her reputation, or the reputation of the Company, or

•	intends to join the board of another for-profit company,

so that the Nominating and Governance Committee can review the change and make a recommendation to the full Board regarding the director’s continued service. Such resignation becomes effective only upon acceptance by the Board.

Ö YOUR BOARD RECOMMENDS A VOTE “FOR” THE ELECTION OF EACH OF THE DIRECTOR NOMINEES.

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 PROPOSAL 1 — ELECTION OF DIRECTORS

Nominees for Director

Marcello V. Bottoli

Director Since: 2007 Committees: • Audit Age: 57

Business Experience

An Italian national with extensive international experience, Mr. Bottoli is a Partner at Es Vedra Capital Advisors LLP, an advisory and investment firm dedicated to venture capital and growth equity. Previously, Mr. Bottoli was an Operating Partner at Boston-based Advent International, a private equity firm, between 2010 and 2015. Mr. Bottoli also served as Interim Chief Executive Officer of Pandora A/S, a designer, manufacturer and marketer of hand-finished and modern jewelry, from August 2011 until March 2012. Mr. Bottoli served as President and Chief Executive Officer of Samsonite Inc., a luggage manufacturer and distributor, from March 2004 through January 2009, and President and Chief Executive Officer of Louis Vuitton Malletier, a manufacturer and retailer of luxury handbags and accessories, from 2001 through 2002. Previously, Mr. Bottoli held a number of roles with Benckiser N.V., and then Reckitt Benckiser plc, a home, health and personal care products company, following the merger of Benckiser with Reckitt & Colman Ltd.

Public Board Memberships

•  Pandora A/S, a designer, manufacturer and marketer of hand-finished and contemporary jewelry, from 2010 to 2014

•  True Religion Apparel, Inc., a California-based fashion jeans, sportswear and accessory manufacturer and retailer, from 2009 to 2013

Additional Accomplishments and Memberships

•  Chairman of the board of Pharmafortune Ltd., a pharmaceuticals and biotechnology manufacturer

•  Board of Desigual, an international fashion retailer based in Spain from 2014 to 2018

•  Board of Pelostop S.A., a beauty services retailer based in Spain

•  Board of Il Bisonte S.p.A., a leather goods retailer based in Italy from 2015 to 2018

•  Board of FaceGym Ltd., a beauty services retailer based in London

•  Advisory Board of Aldo Group, a Canadian footwear retailer from 2013 to 2018

•  Board of Ratti S.p.A., an Italian manufacturer of high-end fabrics and textiles for the fashion industry from 2003 to 2010

Qualifications

Mr. Bottoli brings to our Board his experience as a chief executive and as an investor, with an emphasis on consumer products, strategic insights and marketing. In addition, his experience with strategic transactions and M&A has enabled Mr. Bottoli to provide many insights and contributions to our Board.

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 PROPOSAL 1 — ELECTION OF DIRECTORS

Dr. Linda Buck

Director Since: 2007 Committees: • Nominating and Governance Age: 72

Business Experience

Dr. Linda Buck has been a Full Member of the Fred Hutchinson Cancer Research Center since 2002. In addition, Dr. Buck has been an Affiliate Professor of Physiology and Biophysics at the University of Washington since 2003. She was previously Full Professor of Neurobiology at Harvard Medical School. Dr. Buck’s research has provided key insights into the mechanisms that underlie the sense of smell and she has been the recipient of numerous awards, including The Nobel Prize in Physiology or Medicine in 2004.

Public Board Memberships

•  DeCode Genetics Inc., a biotechnology company, from 2005 to 2009

Additional Accomplishments and Memberships

•  Scientific Advisory Board of The Picower Institute for Learning and Memory at Massachusetts Institute of Technology

•  Member of the International Advisory Panel of the Knut and Alice Wallenberg Foundation, the largest private foundation promoting scientific research in Sweden

•  President’s Council of the New York Academy of Sciences

•  Elected Member of the National Academy of Sciences, the National Academy of Medicine, the American Academy of Arts & Sciences, the European Academy of Sciences, and the Royal Society, the United Kingdom’s national academy of science

•  Previous Member of the Medical Advisory Board of The Gairdner Foundation, a Canadian non-profit organization devoted to the recognition of outstanding achievement in biomedical research worldwide

Qualifications

Dr. Buck’s scientific knowledge is important to our research and development efforts in flavors, fragrances and nutrition, as is her technical and advisory board experience in evaluating a host of issues that are relevant to our innovation and research and development activities.

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 PROPOSAL 1 — ELECTION OF DIRECTORS

Michael L. Ducker

Director Since: 2014 Committees: • Compensation Age: 65

Business Experience

Mr. Ducker served as President and Chief Executive Officer of FedEx Freight from January 2015 – August 2018. In that role, he provided strategic direction for FedEx’s less-than-truckload (LTL) companies throughout North America and for FedEx Custom Critical, a leading carrier of time sensitive, critical shipments. Mr. Ducker was formerly the Chief Operating Officer and President of International for FedEx Express, where he led all customer-facing aspects of the company’s U.S. operations and its international business, spanning more than 220 countries and territories across the globe. Mr. Ducker also oversaw FedEx Trade Networks and FedEx Supply Chain. During his FedEx career, which began in 1975, Mr. Ducker has also served as president of FedEx Express Asia Pacific in Hong Kong and led the Southeast Asia and Middle East regions from Singapore, as well as Southern Europe from Milan, Italy.

Public Board Memberships

•  nVent Electric plc, a global provider of electrical connection and protection solutions

Additional Accomplishments and Memberships

•  Chairman of the Compensation Committee of the U.S. Chamber of Commerce

•  Board of Amway Corporation

•  National Advisory Board of the Salvation Army

•  Executive Committee and Treasurer of the American Trucking Association

•  Board of the American Transportation Research Institute

•  Board member of University of Mississippi Foundation

Qualifications

Mr. Ducker’s significant senior executive and international experience coupled with his extensive expertise in complex operations and logistics complements the strength of our Board. Mr. Ducker’s career with FedEx Freight provided him with knowledge of a number of important areas that assist our Board, including leadership, risk assessment and operational issues.

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 PROPOSAL 1 — ELECTION OF DIRECTORS

David R. Epstein

Director Since: 2016 Committees: • Nominating and Governance Age: 57

Business Experience

Mr. Epstein is an Executive Partner at Flagship Pioneering, a venture capital firm focused on life sciences companies, where he has served since January 2017. Previously, Mr. Epstein served as Division Head and CEO of Novartis Pharmaceuticals, a division of Novartis AG, a Swiss multinational pharmaceutical company, from January 2010 until July 2016. In addition, Mr. Epstein was a member of Novartis’s Executive Committee. From September 2000 to February 2010, Mr. Epstein served as President and Chief Executive Officer of Novartis Oncology division. He joined Sandoz, the predecessor of Novartis, in 1989 and held various leadership positions of increasing responsibility, including Chief Operating Officer of Novartis Pharmaceuticals Corporation in the United States and Global Head of Novartis Specialty Medicines until August 2000. Before joining Sandoz, Mr. Epstein was an associate in the strategy practice of Booz Allen Hamilton, a consulting firm.

Public Board Memberships

•  Chairman of the Board of Rubius Therapeutics, Inc., a company focused on the development of red cell therapeutics

•  Board of Evelo Biosciences, a leading immuno-microbiome company

Additional Accomplishments and Memberships

•  Chairman of the Board of Axcella Health, Inc., a company focused on the development of products to treat multifactorial metabolic diseases

•  Novartis Representative on the CEO Roundtable on Cancer, a non-profit organization working to make continual progress toward the elimination of cancer from 2001 to 2008

•  Named by FierceBiotech as one of “The 25 most influential people in Biopharma”

Qualifications

Mr. Epstein’s extensive global business experience, deep understanding of life sciences and understanding of research and development initiatives provides valuable insights to our Board. We benefit from Mr. Epstein’s senior leadership experience and achievement in both business and the life sciences.

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 PROPOSAL 1 — ELECTION OF DIRECTORS

Roger W. Ferguson, Jr.

Director Since: 2010 Committees: • Compensation (Chair) Age: 67

Business Experience

Mr. Ferguson has been the President and Chief Executive Officer of TIAA (formerly TIAA-CREF) since 2008. Prior to joining TIAA, Mr. Ferguson served as Chairman of Swiss Re America Holding Corporation, a global insurance company, from 2006 to 2008. Mr. Ferguson served as Vice Chairman of the Board of Governors of the U.S. Federal Reserve System from 1999 to 2006. He represented the Federal Reserve on several international policy groups and served on key Federal Reserve System committees, including Payment System Oversight, Reserve Bank Operations and Supervision and Regulation. In addition, Mr. Ferguson led the Fed’s initial response on 9/11. From 1984 to 1997, Mr. Ferguson was an associate and partner at McKinsey & Company.

Public Board Memberships

•  General Mills, Inc., a manufacturer and marketer of branded consumer foods

•  Alphabet Inc., the parent holding company of Google Inc.

Additional Accomplishments and Memberships

•  Boards of a number of charitable and non-governmental organizations, including the Institute for Advanced Study, Memorial Sloan Kettering Cancer Center and the Smithsonian Institution

•  Chairman of The Conference Board

•  Member of the Economic Club of New York

•  Member of the Council on Foreign Relations

•  Member of the Group of Thirty

•  Fellow of the American Academy of Arts and Sciences, and Co-Chair of the Academy’s Commission on the Future of Undergraduate Education

•  Fellow of the American Philosophical Society

•  Previous Chairman and Executive Committee Member of the Business-Higher Education Forum

Qualifications

Mr. Ferguson brings to our Board his sound business judgment, extensive knowledge of the financial services industry and regulatory experience. We benefit from Mr. Ferguson’s service as Chief Executive Officer of TIAA and his experience as a member of other public company boards, which provides him an enhanced perspective on issues applicable to our company.

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 PROPOSAL 1 — ELECTION OF DIRECTORS

John F. Ferraro

Director Since: 2015 Committees: • Audit (Chair) Age: 63

Business Experience

Mr. Ferraro is currently the Executive Vice President, Strategy and Sales of Aquilon Energy Services, a software company for the energy industry. He was previously the Global Chief Operating Officer of Ernst & Young, a leading professional services firm, from 2007 to January 2015. In that role, he was responsible for the overall operations and services of Ernst & Young worldwide. Prior to the COO role, Mr. Ferraro served in several leadership positions, including as Global Vice Chair of Audit and as the senior advisory partner on some of the firm’s largest accounts. Mr. Ferraro began his career with Ernst & Young Milwaukee in 1976 and has served a variety of global companies. He has worked in Europe (London and Rome), throughout the Midwest (Chicago, Cleveland and Kansas City) and New York.

Public Board Memberships

•  Advance Auto Parts, Inc., an automotive aftermarket parts provider

•  ManpowerGroup Inc., a global workforce solution and service provider

Additional Accomplishments and Memberships

•  Member of the Global Executive Board of Ernst & Young from 2001-2002 and 2004-2014

•  Founded the Audit Committee Leadership Network in 2003

•  Chaired the Board of Trustees of Boston College High School and Former Board of Trustee of Marquette University

•  Practiced as a CPA and is a member of the American Institute of Certified Public Accountants

Qualifications

Mr. Ferraro brings to our Board his extensive executive, auditing and accounting experience working with large and global corporations. We benefit from his extensive understanding of global business operations, markets and risks.

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 PROPOSAL 1 — ELECTION OF DIRECTORS

Andreas Fibig

Director Since: 2011 Chairman of the Board Age: 57

Business Experience

Mr. Fibig joined our Board in 2011 and has been our Chairman and Chief Executive Officer since 2014. Previously, he served as President and Chairman of the Board of Management of Bayer HealthCare Pharmaceuticals, the pharmaceutical division of Bayer AG, from September 2008 to September 2014. Prior to that position, Mr. Fibig held a number of positions of increasing responsibility at Pfizer Inc., a research-based pharmaceutical company, including as Senior Vice President of the US Pharmaceutical Operations group from 2007 through 2008 and as President, Latin America, Africa and Middle East from 2006 through 2007.

Public Board Memberships

•  Board of Novo Nordisk, a global healthcare company

•  Board of Bunge Limited, a leading agribusiness and food company with integrated operations from September 2016 to May 2018

Additional Accomplishments and Memberships

•  Executive Committee of the World Business Council for Sustainable Development, a CEO-led organization focused on creating a sustainable future for business, society and the environment

•  Board member of the German American Chamber of Commerce, Inc.

•  German Academy of New York

Qualifications

Mr. Fibig’s prior work experience with pharmaceutical companies has provided him with extensive experience in international business, product development and strategic planning, which are directly translatable to his work as our Chairman and CEO.

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 PROPOSAL 1 — ELECTION OF DIRECTORS

Christina Gold

Director Since: 2013 Committees: • Compensation • Nominating and Governance (Chair) Age: 71

Business Experience

From September 2006 until September 2010, Ms. Gold was Chief Executive Officer, President and a director of The Western Union Company, a leader in global money movement and payment services. She was President of Western Union Financial Services, Inc. and Senior Executive Vice President of First Data Corporation, former parent company of The Western Union Company and provider of electronic commerce and payment solutions, from May 2002 to September 2006. Prior to that, Ms. Gold served as Vice Chairman and Chief Executive Officer of Excel Communications, Inc., a former telecommunications and e-commerce services provider, from October 1999 to May 2002. From 1998 to 1999, Ms. Gold served as President and CEO of Beaconsfield Group, Inc., a direct selling advisory firm that she founded. Prior to founding Beaconsfield Group, Ms. Gold spent 28 years (from 1970 to 1998) with Avon Products, Inc., a leading global beauty company, in a variety of positions, including as Executive Vice President, Global Direct Selling Development, Senior Vice President and later President of Avon North America, and Senior Vice President & CEO of Avon Canada.

Public Board Memberships

•  ITT Corporation, a manufacturer of highly engineered components and technology solutions for industrial markets

•  Korn/Ferry International, a leadership and talent management organization

•  Exelis, Inc., a diversified, global aerospace, defense and information solutions company, from October 2011 to May 2013

Additional Accomplishments and Memberships

•  Board of New York Life Insurance, a private mutual life insurance company

•  Board of Safe Water Network, a non-profit organization working to develop locally owned, sustainable solutions to provide safe drinking water

•  Board of Governors of Carleton University in Ottawa, Canada

Qualifications

Ms. Gold brings a number of valuable characteristics to our Board, including her extensive international and domestic business experience, her familiarity with the Company’s customer base, her financial expertise and her prior experience as a chief executive officer.

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 PROPOSAL 1 — ELECTION OF DIRECTORS

Katherine M. Hudson

Director Since: 2008 Committees: • Compensation Age: 72

Business Experience

As Chairperson, President and Chief Executive Officer of Brady Corporation, a global manufacturer of identification solutions and specialty industrial products, from 1994 until 2004, Ms. Hudson oversaw a doubling of annual revenues. Her prior experience during 24 years with Eastman Kodak, an imaging technology products provider, covered various areas of responsibility, including systems analysis, supply chain, finance and information technology. Her general management experience spans both commercial and consumer product lines.

Public Board Memberships

•  Charming Shoppes, Inc., a woman’s specialty retailer from 2000 to 2012

•  CNH Global NV, a manufacturer of agricultural and construction equipment, from 1999 to 2006.

•  Apple Computer Corporation, a designer and manufacturer of consumer electronics and software products, from 1994 to 1997

Qualifications

Ms. Hudson’s executive experience in supply chain, finance and information technology at Eastman Kodak and Brady Corporation and her governance leadership on other boards have translated to sound guidance to our Board on governance, supply chain, finance matters and information technology.

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Dale F. Morrison

Director Since: 2011 Committees: • Audit • Compensation • Nominating and Governance Lead Director Age: 70

Business Experience

Mr. Morrison is a founding partner of Twin Ridge Capital Management, a private equity firm, since 2016. Prior to Twin Ridge, he founded TriPointe Capital Partners in 2011. From 2004 until 2011, Mr. Morrison served as the President and Chief Executive Officer of McCain Foods Limited, an international leader in the frozen food industry. A food industry veteran, his experience includes service as Chief Executive Officer and President of Campbell Soup Company, various roles at General Foods and PepsiCo and as an operating partner of Fenway Partners, a private equity firm.

Public Board Memberships

•  InterContinental Hotels Group, an international hotel company

•  Trane Inc. from 2005 to 2008

Additional Accomplishments and Memberships

•  Non-Executive Chairman of the Center of Innovation at the University of North Dakota

•  Non-Executive Chairman of Young’s, a frozen foods company

•  Board of Harvest, a food distribution company

Qualifications

Mr. Morrison is a seasoned executive with strong consumer marketing, sales and international credentials and his knowledge of our customer base is very valuable to our Board. His experience in private equity and mergers and acquisitions is also an important asset for our Board.

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Stephen Williamson

Director Since: 2017 Committees: • Audit Age: 52

Business Experience

Mr. Williamson currently serves as Senior Vice President and Chief Financial Officer at Thermo Fisher Scientific, a leader in life sciences and healthcare technologies. Appointed to this role in August 2015, Mr. Williamson is responsible for the company’s finance, tax, treasury and investor relations functions.

He joined Thermo Fisher in 2001 as Vice President, European Financial Operations, based in the U.K., and oversaw its integration activities across Europe. In 2004, Mr. Williamson moved to the U.S. and held finance leadership roles for many of Thermo Fisher’s operating businesses. In 2008, he became Vice President of Financial Operations for the company and led the finance function supporting all businesses.

Prior to Thermo Fisher, Mr. Williamson served as Vice President and Chief Financial Officer, Asia Pacific for Honeywell International (formerly AlliedSignal) in Singapore and held other finance roles in corporate development and operational finance. He began his career with Price Waterhouse in the transaction support group and the audit practice, working in both London and New York.

Additional Accomplishments and Memberships

•  Member of the Institute of Chartered Accountants of England and Wales

Qualifications

Mr. Williamson is an accomplished finance leader with extensive international senior management experience and he brings a deep understanding of the power of innovation and R&D as well as the value of M&A – core components of IFF’s strategy. His deep understanding of complex, global businesses, 20 years of M&A experience and extensive financial insight adds considerable guidance to our Board and Audit Committee.

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Corporate Governance

Code of Business Conduct and Ethics

We have adopted a Code of Business Conduct and Ethics (the “Code of Ethics”) that applies to all of our employees, including our Chief Executive Officer (“CEO”), our Chief Financial Officer (“CFO”) and our Chief Accounting Officer. We also have adopted a Code of Conduct for Directors and a Code of Conduct for Executive Officers (together with the Code of Ethics, the “Codes”). The Codes are available through the Investor—Leadership & Governance—Governance link on our website, www.iff.com.

Only the Board or the Audit Committee may grant a waiver from any provision of our Codes in favor of a director or executive officer, and any such waiver and any amendments to the Codes will be publicly disclosed on our website, www.iff.com.

Shareholder Engagement

We regularly engage with our shareholders to better understand their perspectives on our Company, including our strategies, performance, matters of corporate governance and executive compensation. This dialogue has helped inform the Board’s decision-making and ensure our interests remain well-aligned with those of our shareholders. During 2018, we interacted with our largest active shareholders, representing approximately two-thirds of our outstanding shares. We believe that all these engagements provide valuable feedback and this feedback is shared regularly with our Board and its relevant committees. As a result of feedback we received from our shareholders in the past few years, we have, among other things, raised our annual dividend, executed our share repurchase program, pursued value-creating acquisitions, completed a perception study on capital allocation preferences, and increased our investor relations exposure with enhanced marketing in key markets in the United States and across continental Europe.

Corporate Governance Guidelines

The Board has adopted Corporate Governance Guidelines which set forth our governance principles relating to, among other things:

•	director independence;

•	director qualifications and responsibilities;

•	board and committee structure and meetings;

•	management succession; and

•	the CEO evaluation and succession process.

Pursuant to our Corporate Governance Guidelines, a person that has served for twelve consecutive, full annual terms on our Board cannot continue to serve as a director following the twelfth year of service, unless:

•	such person is one of our employees; or

•	our Board has made a determination that the nomination of such person would be in the best interests of our Company and our shareholders.

A director’s first full annual term begins on the date he or she is first elected at an annual meeting of shareholders and continues until the next annual meeting of shareholders. Unless a director is an employee of our Company, prior to the conclusion of the twelfth full annual term, the director shall submit his or her resignation as a director effective immediately prior to that year’s annual meeting of shareholders.

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The Nominating and Governance Committee reviews our Corporate Governance Guidelines annually, and recommends changes to the Board as appropriate. A copy of our Corporate Governance Guidelines is available through the Investor—Leadership & Governance—Governance link on our website, www.iff.com.

Sustainability Initiatives

Our sustainability vision—to lead positive transformational changes toward a regenerative, healthy and abundant world—is based on the concept of a circular economy, one that is restorative and regenerative by design. We are leveraging this mindset to transform how we design and manufacture our products and how we engage our employees, customers, suppliers and communities.

In 2018, IFF was named to Barron’s 100 Most Sustainable Companies, the FTSE4Good Index Series and the Euronext Vigeo World 120. Additional achievements included:

•	Launching new environmental goals focused on emission reductions, zero waste to landfill and water stewardship, an initiative known collectively as “EcoEffective+”;

•	Obtaining FairWild certification for Peru Balsam—the first-ever FairWild-certified flavor and fragrance ingredient that is commercially available globally; and

•	Achieving a place on the CDP Climate “A” List for the 4th year in a row, as well as an “A” for Water Security for the first time.

We review our sustainability programs and performance in our annual sustainability report, which is posted on our website for investors, customers and suppliers.

Independence of Directors

The Board undertakes an annual review of director independence, which includes a review of each director’s relationships with the Company. This review is designed to identify and evaluate any transactions or relationships between a director or any member of his or her immediate family and the Company or members of our senior management.

The Board has affirmatively determined that each of our current directors (other than Mr. Fibig, our CEO) meets our independence requirements and those of the NYSE’s corporate governance listing standards:

Independent Directors
Marcello V. Bottoli	Roger W. Ferguson, Jr.

Dr. Linda Buck	Christina Gold

Michael L. Ducker	Katherine M. Hudson

David R. Epstein	Dale F. Morrison
John F. Ferraro	Stephen Williamson

In the ordinary course of business, transactions may occur between the Company or members of our senior management and entities with which some of our directors are or have been affiliated. In connection with its evaluation of director independence, our Board reviewed transactions between the Company and any company where our directors or their family members serve as executive officers. Specifically, (i) in the ordinary course of business, we utilize the services of FedEx Freight, of which Mr. Ducker served as President and Chief Executive Officer until his retirement on August 15, 2018 (ii) in the ordinary course of business we purchase services from, and sell products and services to Thermo Fisher Scientific, a life sciences and healthcare technology company, of which Mr. Williamson serves as Senior Vice President and Chief Financial Officer and (iii) one of our executive officers has purchased an immaterial interest in a co-investment vehicle managed by Mr. Bottoli. The Board determined that none of these transactions impaired the independence of the respective director.

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Board Leadership Structure

As stated in our Corporate Governance Guidelines, the Board does not have a policy that requires a separation of the Chairman of the Board (“Chairman”) and CEO positions. The Board believes that it is important to have the flexibility to make this determination from time to time based on the particular facts and circumstances then affecting our business.

Currently, we combine the positions of Chairman and CEO. We believe that the CEO, as the Company’s chief executive, is in the best position to fulfill the Chairman’s responsibilities, including those related to identifying emerging issues facing our Company, and communicating essential information to the Board about our performance and strategies. We also believe that the combined role of Chairman and CEO provides us with a distinct leader and allows us to present a single, uniform voice to our customers, business partners, shareholders and employees. If at any point in time the Board feels that its current leadership structure may be better served by separating the roles of Chairman and CEO, it may then determine to separate these positions.

In order to mitigate potential disadvantages of a combined Chairman and CEO, the Board has created the position of Lead Director to facilitate and strengthen the Board’s independent oversight of our performance, strategy and succession planning and to promote effective governance standards. The independent directors of the Board elect a Lead Director from among the independent directors. Our current Lead Director is Mr. Morrison.

Duties of our Lead Director

➢    Presides at all meetings of the Board at which the Chairman and CEO is not present, including executive sessions of the independent directors, and provides prompt feedback regarding those meetings to the Chairman and CEO;

➢ Approves and provides suggestions for Board meeting agendas, with the involvement of the Chairman and CEO and input from other directors;

➢ Serves as liaison between the Chairman and CEO and the independent directors;

➢ Monitors significant issues occurring between Board meetings and assures Board involvement when appropriate; and

➢ Ensures, in consultation with the Chairman and CEO, the adequate and timely exchange of information between the management team and the Board.

Board Committees

Our Board has an Audit Committee, a Compensation Committee and a Nominating and Governance Committee, each of which operates under a written charter adopted by the Board. Each Committee reviews its charter at least annually and recommends charter changes to the Board as appropriate. In 2018, each of the Audit Committee, Compensation Committee and Nominating and Governance Committee reviewed its charter, and amended it where appropriate. Each Committee charter provides that the Committee will annually review its performance, and each Committee reviewed and discussed its performance in 2018. A current copy of each of the Audit Committee, Compensation Committee and Nominating and Governance Committee charters is available through the Investor—Leadership & Governance—Governance link on our website, www.iff.com.

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The table below provides the current membership and chairperson for each of our Committees and identifies our current Lead Director.

Name	Audit	Compensation	Nominating and Governance	Lead Director
Marcello V. Bottoli	●

Dr. Linda Buck			●

Michael L. Ducker		●

David R. Epstein			●

Roger W. Ferguson, Jr.

John F. Ferraro

Christina Gold		●

Katherine M. Hudson		●

Dale F. Morrison	●	●	●	●

Stephen Williamson	●

= Committee Chair

Board and Committee Meetings

Our Board held eight meetings during 2018. The Audit Committee held eight meetings, the Compensation Committee held five meetings and the Nominating and Governance Committee held five meetings during 2018. All incumbent directors attended at least 75% of the total Board and Committee meetings on which he or she served during 2018. All of our directors who were serving on the day of last year’s annual meeting of shareholders attended that meeting. Under our Corporate Governance Guidelines, unless there are mitigating circumstances, such as medical, family or business emergencies, Board members should endeavor to participate in all Board meetings and all Committee meetings of which the director is a member and to attend our annual meeting of shareholders. Our non-employee directors, all of whom are currently independent, meet in executive session, without the presence of any corporate officer or member of management, in conjunction with regular meetings of the Board and Committees.

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Audit Committee

Current Members:	Responsibilities

John F. Ferraro (Chair) Marcello V. Bottoli Dale F. Morrison Stephen Williamson Meetings in 2018: 8

The Audit Committee’s responsibilities include overseeing and reviewing:

•  the financial reporting process and the integrity of our financial statements, capital structure and related financial information;

•  our internal control environment, systems and performance;

•  the audit process followed by our independent accountant and our internal auditor;

•  the appointment, compensation, retention and oversight of our independent accountant and our internal auditor;

•  our independent accountant’s and internal auditor’s qualifications, performance and independence, and whether our independent accountant and internal auditor should be rotated, considering the advisability and potential impact of selecting a different independent accountant or internal auditor;

•  the procedures for monitoring compliance with laws and regulations and with our Code of Business Conduct and Ethics;

•  assisting the Board in overseeing and reviewing with management financial risks and the policies and practices established to manage such risks;

•  establishing, monitoring and reviewing procedures for the treatment of concerns regarding compliance, accounting, internal accounting controls and auditing matters, including critical audit matters; and

•  reviewing and pre-approving all audit and non-audit services performed by our independent accountant.

Delegation.  Under its charter, the Audit Committee may, when it deems appropriate, delegate certain of its responsibilities to one or more Audit Committee members or subcommittees.

Independence and Financial Expertise

The Board reviewed the background, experience and independence of the current Audit Committee members and based on this review, the Board determined that each member of the Audit Committee:

•  meets the independence requirements of the NYSE’s corporate governance listing standards;

•  meets the enhanced independence standards for audit committee members required by the SEC;

•  is financially literate, knowledgeable and qualified to review financial statements; and

•  qualifies as an “audit committee financial expert” under the SEC rules.

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Compensation Committee

Current Members:	Responsibilities

Roger W. Ferguson, Jr. (Chair) Michael Ducker Christina Gold Katherine M. Hudson Dale F. Morrison Meetings in 2018: 5

The Compensation Committee’s responsibilities include:

•  determining, subject to approval by the independent directors of the Board, the CEO’s compensation;

•  reviewing and making determinations regarding compensation of executive officers (other than the CEO) and certain other members of senior management;

•  reviewing, adopting and recommending to the Board, or shareholders as required, general compensation and benefits policies, plans and programs, and overseeing the administration of such policies, plans and programs;

•  reviewing and discussing with management each year the Compensation Discussion and Analysis included in our annual proxy statement;

•  recommending to the Board any changes to the compensation and benefits of non-employee directors;

•  conducting a risk assessment of our overall compensation policies and practices; and

•  reviewing succession planning for executive officers (other than the CEO) and certain members of senior management.

Authority and Delegation.  Under its charter, the Compensation Committee is responsible for assisting the Board in ensuring that long-term and short-term compensation provide performance incentives to management, and that compensation plans are appropriate and competitive and reflect the goals and performance of management and our Company. As discussed in more detail in this proxy statement under the heading “Compensation Discussion and Analysis,” the Compensation Committee considers Company-wide performance against applicable annual and long-term performance goals pre-established by the Compensation Committee, taking into account economic and business conditions, and comparative compensation and benefit performance levels. If the Compensation Committee deems it appropriate, it may delegate certain of its responsibilities to one or more Compensation Committee members or subcommittees.

Independence

The Board reviewed the background, experience and independence of the Compensation Committee members and, based on this review, the Board determined that each member of the Compensation Committee:

•  meets the independence requirements of the NYSE’s corporate governance listing standards;

•  is an “outside director” pursuant to the criteria established by the Internal Revenue Service; and

•  is a “non-employee” director within the meaning of Rule 16b-3 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

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Role of Compensation Consultant. The Compensation Committee has the sole authority to retain compensation consultants or advisors to assist it in fulfilling its responsibilities, including evaluating CEO, executive and non-employee director compensation, and in fulfilling its other responsibilities. From time to time, management also retains its own outside compensation consultants. In 2018, the Committee directly engaged Frederic W. Cook & Co., Inc. (“FW Cook”) as its independent compensation consultant. FW Cook’s work with the Committee included analyses, advice, guidance and recommendations on executive compensation levels versus peers, market trends and incentive plan designs. In addition, in 2018, FW Cook conducted a review of our current peer group to ensure that it continues to serve as an appropriate benchmark (after the acquisition of Frutarom) for executive and non-employee director compensation levels and practices for 2019. FW Cook also reviewed our executive pay for performance, our executive benefit and perquisite programs, our aggregate long-term incentive practices, and provided updates on executive compensation trends and developments. FW Cook will continue to work with the Committee to provide it with analyses, advice, guidance and recommendations on executive compensation levels versus peers, market trends and incentive plan designs. FW Cook was engaged exclusively by the Committee on executive and director compensation matters and does not have any other consulting arrangements with the Company. The Compensation Committee considered the independence of FW Cook and determined that no conflicts of interest exist.

Role of Management. Our Compensation Committee relies on management for legal, tax, compliance, finance and human resource recommendations, and data and analysis for the design and administration of the compensation, benefits and perquisite programs for our executives. The Compensation Committee combines this information with the recommendations and information from its independent compensation consultant.

Our CEO, our Executive Vice President, Chief Human Resources Officer (“CHRO”) and our Executive Vice President, General Counsel and Corporate Secretary (“General Counsel”) generally attend Compensation Committee meetings. CEO performance and compensation are discussed by the Compensation Committee in executive session, with advice and participation from the Compensation Committee’s independent compensation consultant as requested by the Compensation Committee. Our CEO and CHRO, without the presence of any other members of senior management, actively participate in the compensation discussions of our executives, including making recommendations to the Compensation Committee as to the amount and form of compensation (other than their own).

Compensation Committee Interlocks and Insider Participation. None of the members of the Compensation Committee was at any time during 2018 or at any other time an officer or employee of our Company. None of our executive officers serves as a member of the board of directors or compensation committee of any other entity that has one or more executive officers serving as a member of our Board or Compensation Committee.

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Nominating and Governance Committee

Current Members:	Responsibilities

Christina Gold (Chair) Linda Buck David R. Epstein Dale F. Morrison Meetings in 2018: 5

The Nominating and Governance Committee’s responsibilities include:

•  developing and reviewing criteria for the selection of directors, and making recommendations to the Board with respect thereto;

•  identifying qualified individuals to serve on the Board, reviewing the qualifications of director candidates and recommending to the Board the nominees to be proposed by the Board for election as directors at the annual meeting of shareholders;

•  reviewing the suitability of directors for continued service, including in case of a resignation tendered by a director following a change in employment or anticipated board memberships, and making recommendations to the Board with respect to their continued service;

•  reviewing director candidates recommended by shareholders for election;

•  establishing and reviewing policies pertaining to roles, responsibilities, tenure and removal of directors;

•  overseeing CEO succession planning;

•  developing and reviewing the Board and Board committee evaluation process;

•  overseeing the annual CEO evaluation process and recommend to the Board the annual performance goals for the CEO;

•  reviewing and recommending changes to our Corporate Governance Guidelines and monitoring corporate governance issues; and

•  reviewing and, if appropriate, approving transactions with related parties.

Delegation.  The Nominating and Governance Committee may, when it deems appropriate, delegate certain of its responsibilities to one or more Nominating and Governance Committee members or subcommittees.

Independence

The Board reviewed the background, experience and independence of the Nominating and Governance Committee members, and based on this review, the Board determined that each member of the Nominating and Governance Committee meets the independence requirements of the NYSE’s corporate governance listing standards.

Board and Committee Assessment Process

Each year, the Nominating & Governance Committee leads an evaluation of the effectiveness of the Board and each of its committees. Each member of the Board responds to an anonymous survey regarding the effectiveness of the Board, its committees and their leadership, and the dynamics between the Board and management. In 2018, the Board supplemented this process through the use of in-person director interviews. The Lead Director and the Chair of the Nominating & Governance Committee interviewed

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each director to obtain his or her assessment of director performance, Board dynamics and the effectiveness of the Board and its committees. After consulting with each other, the Lead Director and Chair of the Nominating  & Governance Committee summarized and reviewed the results with the Board.

Succession Planning

Our Board recognizes that one of its most important duties is to ensure excellence and continuity in our senior leadership by overseeing the development of executive talent and planning for the effective succession of our Chairman and CEO and other senior members of executive management. As part of this process, our CEO and our executive officers are required to prepare a detailed development and succession plan for themselves and for their direct reports on an annual basis. The Company’s executives regularly attend Board meetings and maintain an ongoing dialogue with Board members, which is critical to the Company’s succession planning. The Compensation Committee reviews, on an annual basis, potential successors for the Company’s executive officers and such other senior management employees as the Compensation Committee may determine. In addition, the Nominating and Governance Committee also agrees upon and recommends to the Board a succession plan for our CEO, including in emergency situations. Our Board is committed to being prepared for a planned or unplanned change in our leadership in order to ensure our stability.

Risk Management Oversight

Board and Committee Roles in Overseeing Risk

BOARD OF DIRECTORS Oversees and reviews our significant risks Audit Committee Oversees financial risks and the policies and practices established to manage such risks, and also oversees and reviews procedures for monitoring compliance with laws and our Code of Business Conduct and Ethics. Nominating and Governance Committee Oversees governance risk and risks arising with CEO succession. Compensation Committee Oversees risks associated with compensation policies and practice, our compensation plans (including equity compensation plans, severance, change in control and other employment-related matters). MANAGEMENT Manages our day-to-day business risks and risk management process

Our Board is actively involved in the oversight of risks that could affect our Company and is responsible for overseeing and reviewing with management the Company’s enterprise-wide risks and the policies and

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practices established to manage such risks. It is the responsibility of the CEO and other senior management to manage the Company’s day-to-day business risks and its risk management process. We believe this division of responsibility is the most effective approach for addressing risk management.

The Board exercises its risk oversight function both at the Board level and through delegation to its committees. The Board and its committees focus on operational risk, financial risk, regulatory risk, litigation risk, cybersecurity and information security risk, tax risk, credit risk, and liquidity risk, as well as our general risk management strategy, and how these risks are being managed. The Board receives updates on the Company’s risk through management’s enterprise risk management (“ERM”) program report to the Board, which includes management’s approach to mitigating and managing such risks. The Board also receives updates on the Company’s risk from its committees. Each of the Audit, Nominating and Governance and Compensation Committee are responsible for the oversight of risks relevant to their function (as described above) and regularly report to the Board. The Board believes that its risk oversight structure allows for open communication between the Board, its committees and management.

Management

Management maintains an ERM program which is designed to identify and assess our global risks and to develop steps to mitigate and manage risks. As part of its risk management practices, the Company has established a management risk committee made up of key members of the Company’s management to integrate global risk activities (including cybersecurity, compliance, business and crisis management) and to ensure appropriate prioritization of resources and alignment across the Company. The Board receives regular reports on the ERM process and the Company’s risk mitigation activities, including an annual report focused on information security risk.

Compensation Risks

In the fourth quarter of 2018, the Compensation Committee, working with its independent compensation consultant, conducted a risk assessment of our executive compensation programs. The goal of this assessment was to determine whether the general structure of our executive compensation policies and programs, annual and long-term performance goals or the administration of the programs posed any material risks to our Company. In addition, with the input of our CHRO, the Compensation Committee reviewed compensation programs and policies below the executive level in a Company-wide risk assessment. The Compensation Committee shared the results of this review with our full Board.

The Compensation Committee determined, based on the reviews of its independent compensation consultant and management’s input and other factors, that the compensation policies and practices for the Company’s employees in 2018, including the established performance goals and incentive plan structures, did not result in excessive risk taking or the implementation of inappropriate business decisions or strategies by the Company’s executives or employees generally, and that there are no risks arising from our compensation policies and practices for our employees that are reasonably likely to have a material adverse effect on the Company.

Related Person Transactions and Other Information

Transactions with Related Persons

In 2018, there were no transactions and there are no currently proposed transactions in excess of $120,000 in which the Company was or will be a participant and in which any director or executive officer of the Company, any known 5% or greater shareholder of the Company or any immediate family member of any of the foregoing persons, had or will have a direct or indirect material interest as defined in Item 404(a) of Regulation S-K.

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Related Person Transactions Policy

In accordance with SEC rules, our Board has adopted a written policy for the review and the approval of related person transactions. This policy is available through the Investor-Leadership & Governance-Governance link on our website, www.iff.com. Under the policy, a “related person” is specifically defined as an executive officer, a director, a director nominee, a beneficial owner of more than 5% of any class of voting securities, an immediate family member of any of the foregoing, or a controlled entity, which is defined as an entity owned or controlled by any of the foregoing or in which any such person serves as an officer or partner, or together with all of the foregoing persons, owns 5% or more equity interests. The policy defines a “related person transaction” as a transaction or series of transactions involving a related person and the Company, excluding employment arrangements involving an executive officer or other senior officer or employee of the Company and director compensation arrangements. The policy requires that any such transaction be approved or ratified by the Nominating and Governance Committee. If accounting issues are involved in the transaction, the Nominating and Governance Committee will consult with the Audit Committee if deemed appropriate.

Pursuant to the policy, a related person transaction will be approved or ratified only if the Nominating and Governance Committee determines that it is being entered into in good faith and on fair and reasonable terms which are in the best interest of our Company and our shareholders. In determining whether to approve or ratify a transaction, the Nominating and Governance Committee considers the following factors, to the extent relevant:

•	the related person’s relationship to the Company and interest in the transaction;

•	the material facts of the transaction;

•	the benefits to the Company;

•	the availability of alternate sources of comparable products or services and the terms of such alternative; and

•	an assessment as to whether the transaction is on terms comparable to the terms available to an unrelated third party or to employees generally.

No related person may participate in the review of a transaction in which he or she may have an interest. In addition, except for non-discretionary contributions made pursuant to our matching contributions program, a charitable contribution by our Company to an organization in which a related person is known to be an officer, director or trustee, is subject to approval by the Nominating and Governance Committee. In 2018, there were no related person transactions presented under the policy.

Share Retention Policy

We encourage our executives and directors to own our common stock so that they share the same long-term investment risk as our shareholders. Our Share Retention Policy provides executives and directors flexibility in personal financial planning, yet requires them to maintain ongoing and substantial investment in our common stock.

Under our Share Retention Policy, each executive and director must retain shares of Company common stock at a targeted ownership level. There is no deadline by which an executive or director must meet his or her targeted ownership level. The targeted ownership level for directors is five times the cash portion of the annual retainer (not including any retainer for service as a committee chairperson or lead director). The targeted ownership levels for executives are:

•	the lesser of shares equal in value to five times base salary or 120,000 shares for our CEO,

•	the lesser of shares equal in value to three times base salary or 35,000 shares for our CFO and Divisional Chief Executive Officers, and

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•	the lesser of shares equal in value to two times base salary or 20,000 shares for certain other executives, including our General Counsel.

If an executive or director does not meet the targeted ownership level, the executive or director may not sell or transfer any shares held in an equity, a deferred compensation or a retirement plan account provided by the Company, and the executive or director must retain such shares in such accounts until the targeted ownership level is met. For executives, if their retention requirement is not met, the executive is required to retain a portion of any shares of common stock acquired as a result of exercising any stock settled appreciation right (“SSAR”) or as a result of the vesting of restricted stock or a restricted stock unit (“RSU”) (after payment of any exercise price and taxes).

As of March 6, 2019, all of our named executive officers and directors were in compliance with our Share Retention Policy. Additional detail regarding ownership of our common stock by our executive officers and directors is included in this proxy statement under the heading “Securities Ownership of Management, Directors and Certain Other Persons.”

Equity Grant Policy

The Compensation Committee has adopted an Equity Grant Policy with respect to the issuance of equity awards under our equity plans. Under the Equity Grant Policy, the Compensation Committee approves all equity awards to our executive officers (other than our CEO) and certain other members of senior management, and our Board approves all equity awards to our CEO and to our non-employee directors. The grant date for annual awards to all employees and for annual awards to our non-employee directors is the date of the Company’s annual meeting of shareholders. The grant date for awards under our Long-Term Incentive Plan (“LTIP”) is the date that the Compensation Committee (or Board in the case of our CEO) approves the applicable LTIP metrics. In addition to the annual grants, equity awards may be granted “off-cycle” at other times during the year to new hires, for promotions, retention purposes, director appointments or other special circumstances. The grant price of equity awards (other than LTIP awards) is the closing price of our common stock on the NYSE on the date of the grant or, if the grant date is not a business day, the closing price on the NYSE on the following business day. The grant price for LTIP awards is the trailing twenty-day average closing price of our common stock on the NYSE as of the first trading day of the applicable LTIP performance cycle.

Policy Regarding Derivatives, Short Sales, Hedging and Pledges

Under our insider trading policy, directors and all employees, including our named executive officers, are prohibited from entering into transactions designed to hedge against economic risks associated with an investment in our common stock. These individuals may not trade in derivatives in our securities (such as put and call options), effect “short sales” of our common stock, or enter into monetization transactions or similar arrangements (such as prepaid variable forwards, equity swaps, collars or exchange funds) relating to our securities. These individuals are also prohibited from holding shares of our common stock in margin accounts or pledging shares of our common stock as collateral for a loan.

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Directors Compensation

Director Compensation Program

Annual Director Cash and Equity Compensation

Under our non-employee director compensation program, for the service year from the 2018 Annual Meeting of Shareholders (the “2018 Annual Meeting”) to the 2019 Annual Meeting, each non-employee director received an annual retainer of $235,000, of which $112,500 was paid in cash and $122,500 was paid in RSUs issued under our 2015 Stock Award and Incentive Plan (“2015 SAIP”) on the date of the 2018 Annual Meeting. These RSUs vest one year from the grant date and are subject to accelerated vesting upon a change in control. The 874 RSUs granted to each director on the date of the 2018 Annual Meeting was calculated using the closing market price of our common stock on the grant date. Any director who is an employee of our Company does not receive any additional compensation for his or her service as a director.

Compensation for our Lead Director and Committee Chairs

For the service year from the 2018 Annual Meeting to the 2019 Annual Meeting, the Lead Director received an additional annual cash retainer of $20,000, the Chair of the Audit Committee received an additional annual cash retainer of $17,500, the Chair of the Compensation Committee received an additional annual cash retainer of $15,000 and the Chair of the Nominating and Governance Committee received an additional annual cash retainer of $12,500.

Participation in our Deferred Compensation Plan

Non-employee directors are eligible to participate in our Deferred Compensation Plan (“DCP”). A non- employee director may defer all or a portion of his or her cash compensation as well as any RSUs granted to him or her, subject to tax law requirements. Additional details regarding our DCP may be found in this proxy statement under the heading “Executive Compensation—Non-Qualified Deferred Compensation.” Non-employee directors are not entitled to matching contributions or the 25% premium on deferrals into our common stock fund that are applicable to employees under the DCP.

Additional Benefits

We reimburse our non-employee directors for travel and lodging expenses incurred in connection with their attendance at Board and Committee meetings, our shareholder meetings and other Company-related activities. In addition, our current directors are eligible to participate in our Matching Gift Program. Under this program, we match, on a dollar for dollar basis, contributions made by directors to qualifying charitable organizations up to a maximum of $10,000 per person per year.

Changes for 2019

In October 2018, our Board approved changes to our non-employee director compensation program for the service year beginning with the 2019 Annual Meeting. Beginning in 2019, the annual retainer paid to our non-employee directors will be increased to $250,000, of which $112,500 will be paid in cash and $137,500 will be paid in RSUs. In addition, the annual retainer for each of the Chair of the Audit Committee, Chair of the Compensation Committee and Chair of the Nominating and Governance Committee will be increased to $20,000, $17,500 and $15,000, respectively, and the annual retainer for the Lead Director will be increased to $25,000.

IFF  |  2019 PROXY STATEMENT  27

 DIRECTORS’ COMPENSATION

The following table details the compensation paid to or earned by our non-employee directors for the year ended December  31, 2018.

2018 Directors’ Compensation

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)(3)(4)	All Other Compensation ($)(5)	Total ($)
Marcello V. Bottoli	112,500	120,096	10,000	242,596
Dr. Linda Buck	112,500	120,096	0	232,596
Michael L. Ducker	112,500	120,096	0	232,596
David R. Epstein	112,500	120,096	10,000	242,596
Roger W. Ferguson, Jr.	127,500	120,096	0	247,596
John F. Ferraro	130,000	120,096	10,000	260,096
Christina Gold	125,053	120,096	10,000	255,149
Katherine M. Hudson	112,500	120,096	10,000	242,596
Dale F. Morrison	132,500	120,096	10,000	262,596
Stephen Williamson	112,500	120,096	0	232,596

(1)

The amounts in this column include (i) the annual cash retainer for service as a non-employee director, (ii) for certain directors, the annual cash retainer for service as Lead Director or as chairperson of a Board committee during 2018, and (iii) nominal amounts of cash paid in lieu of fractional shares of common stock. Of the amounts in this column, the following amounts were deferred in 2018 under our DCP: Dr. Buck—$112,500; Mr. Ducker—$112,500; Mr. Epstein—$112,500; Mr. Ferguson—$127,500; Mr. Ferraro—$130,000; Ms. Hudson—$112,500; Mr. Morrison—$132,500 and Mr. Williamson—$112,500. Earnings in our DCP were not above-market or preferential and thus are not reported in this table.

(2)

The amounts in this column represent the aggregate grant date fair value of equity awards granted during the fiscal year ended December 31, 2018, computed in accordance with FASB ASC Topic 718. Details on and assumptions used in calculating the grant date fair value of RSUs may be found in Note 14 to our audited financial statements for the year ended December 31, 2018 included in our Annual Report on Form 10-K filed with the SEC on February 26, 2019.

(3)	Each director received a grant on May 2, 2018 of 874 RSUs under our 2015 SAIP. None of our directors forfeited any RSUs or shares of deferred stock during 2018.

(4)	As of December 31, 2018, the following directors held the number of unvested RSUs and shares of deferred common stock indicated in the table below.

Director	RSUs	Deferred Stock
Marcello V. Bottoli	874	17,961
Dr. Linda Buck	874	19,187
Michael L. Ducker	874	5,205
David R. Epstein	874	2,795
Roger W. Ferguson, Jr.	874	11,146
John F. Ferraro	874	2,858
Christina Gold	874	1,360
Katherine M. Hudson	874	19,853
Dale F. Morrison	874	16,731
Stephen Williamson	874	2,037

28  IFF  |  2019 PROXY STATEMENT

 DIRECTORS’ COMPENSATION

The deferred shares, which are held under the DCP, result from deferral of vested equity grants, voluntary deferral of retainer fees or the crediting of additional share units as a result of reinvestment of dividend equivalents. Deferred shares will be settled by delivery of common stock upon the director’s separation from service on the Board, or as otherwise elected by the director. All of the deferred shares are included for each director in the Beneficial Ownership Table.

(5)

The amounts in this column are contributions made by us under our Matching Gift Program to eligible charitable organizations matching contributions of the director to those charitable organizations during 2018.

IFF  |  2019 PROXY STATEMENT  29

Securities Ownership

Directors and Executive Officers

The following table sets forth certain information regarding the beneficial ownership of our common stock as of March 6, 2019, by each current director, each director nominee, the persons named in the Summary Compensation Table in this proxy statement and all current directors and executive officers as a group. To our knowledge, except as otherwise indicated, beneficial ownership includes sole voting and dispositive power with respect to all shares.

Name and Address of Beneficial Owner (1)	Shares of Common Stock Beneficially Owned (2)(3)		Percent of Class**
Marcello V. Bottoli	22,000	(4)	*
Dr. Linda Buck	20,061	(5)	*
Anne Chwat	52,573	(6)	*
Michael L. Ducker	6,079	(7)	*
David R. Epstein	3,669	(8)	*
Roger W. Ferguson, Jr.	12,020	(9)	*
John F. Ferraro	3,732	(10)	*
Andreas Fibig	95,562	(11)	*
Christina Gold	6,151	(12)	*
Matthias Haeni	33,333	(13)	*
Katherine M. Hudson	23,227	(14)	*
Nicolas Mirzayantz	53,116	(15)	*
Dale F. Morrison	21,615	(16)	*
Richard O’ Leary	24,531	(17)	*
Stephen Williamson	2,911	(18)	*
All Directors and Executive Officers as a Group (19 persons)	411,492	(19)	*

*	Less than 1%.

**	Based on 106,634,767 shares of common stock outstanding as of March 6, 2019.

(1)	Except as otherwise indicated, the address of each person named in the table is c/o International Flavors & Fragrances Inc., 521 West 57th Street, New York, New York 10019.

(2)

This column includes (i) shares held by our executive officers in our 401(k) Retirement Investment Fund Plan and (ii) shares of Purchased Restricted Stock Units (“PRSU”) held by our executive officers.

(3)

In determining the number and percentage of shares beneficially owned by each person, shares that may be acquired by such person within 60 days after March 6, 2019 are deemed outstanding for purposes of determining the total number of outstanding shares for such person and are not deemed outstanding for such purpose for all other shareholders. Certain stock equivalent units held in the IFF Stock Fund under our DCP are premium stock equivalent units paid to executive officers that are subject to vesting and may be forfeited if the executive officer’s employment is terminated. To our knowledge, except as otherwise indicated, beneficial ownership includes sole voting and dispositive power with respect to all shares.

(4)

Includes (i) 3,165 shares held indirectly by a trust for which Mr. Bottoli is the settlor/grantor and Mr. Bottoli and three immediate family members are the beneficiaries and (ii) 874 shares issuable pursuant to RSUs that vest within 60 days of March 6, 2019 which Mr. Bottoli has elected to defer to our DCP.

30  IFF  |  2019 PROXY STATEMENT

 SECURITIES OWNERSHIP

(5)

Represents (i) 19,187 stock equivalent units held in the IFF Stock Fund under our DCP and (ii) 874 shares issuable pursuant to RSUs that vest within 60 days after March 7, 2018 which Dr. Buck elected to defer to our DCP.

(6)

Includes (i) 6,292 stock equivalent units held in the IFF Stock Fund under our DCP, (ii) 5,258 shares issuable pursuant to PRSUs that will vest within 60 days after March 6, 2019 and (iii) 944 shares earned under the completed 2016-2018 LTIP cycle that will be issued within 60 days of March 6, 2019.

(7)

Represents (i) 5,205 stock equivalent units held in the IFF Stock Fund under our DCP and (ii) 874 shares issuable pursuant to RSUs that will vest within 60 days after March 6, 2019 which Mr. Ducker has elected to defer to our DCP.

(8)

Represents (i) 2,795 stock equivalent units held in the IFF Stock Fund under our DCP and (ii) 874 shares issuable pursuant to RSUs that will vest within 60 days after March 6, 2019 which Mr. Epstein has elected to defer to our DCP.

(9)

Represents (i) 11,146 stock equivalent units held in the IFF Stock Fund under our DCP and (ii) 874 shares issuable pursuant to RSUs that vest within 60 days after March 6, 2019 which Mr. Ferguson has elected to defer to our DCP.

(10)

Represents (i) 2,858 stock equivalent units held in the IFF Stock Fund under our DCP and (ii) 874 shares issuable pursuant to RSUs that will vest within 60 days after March 6, 2019 which Mr. Ferraro has elected to defer to our DCP.

(11)

Includes (i) 29,351 stock equivalent units held in the IFF Stock Fund under our DCP, (ii) 6,009 shares issuable pursuant to RSUs and 11,685 shares issuable pursuant to PRSUs, each that vest within 60 days after March 6, 2019 and (iii) 6,632 shares earned under the completed 2016-2018 LTIP cycle that will be issued within 60 days of March 6, 2019.

(12)	Includes (i) 1,360 stock equivalent units held in the IFF Stock Fund under our DCP and (ii) 874 shares issuable pursuant to RSUs that vest within 60 days after March 6, 2019.

(13)

Includes (i) 5,007 shares issuable pursuant to PRSUs that vest within 60 days after March 6, 2019 and (ii) 1,658 shares earned under the completed 2016-2018 LTIP cycle that will be issued within 60 days of March 6, 2019.

(14)

Includes (i) 19,853 stock equivalent units held in the IFF Stock Fund under our DCP and (ii) 874 shares issuable pursuant to RSUs that vest within 60 days after March 6, 2019 which Ms. Hudson has elected to defer to our DCP.

(15)

Includes (i) 2,593 stock equivalent units held in the IFF Stock Fund under our DCP, (ii) 6,510 shares issuable pursuant to PRSUs that vest within 60 days after March 6, 2019 and (iii) 1,658 shares earned under the completed 2016-2018 LTIP cycle that will be issued within 60 days of March 6, 2019.

(16)

Includes (i) 16,731 stock equivalent units held in the IFF Stock Fund under our DCP and (ii) 874 shares issuable pursuant to RSUs that vest within 60 days after March 6, 2019 which Mr. Morrison has elected to defer to our DCP.

(17)

Includes (i) 3,714 stock equivalent units held in the IFF Stock Fund under our DCP, (ii) 2,754 shares issuable pursuant to PRSUs that vest within 60 days after March 6, 2019 and (iii) 664 shares earned under the completed 2016-2018 LTIP cycle that will be issued within 60 days of March 6, 2019.

(18)

Includes (i) 2,037 stock equivalent units held in the IFF Stock Fund under our DCP and (ii) 874 shares issuable pursuant to RSUs that vest within 60 days after March 6, 2019 which Mr. Williamson has elected to defer to our DCP

IFF  |  2019 PROXY STATEMENT  31

 SECURITIES OWNERSHIP

(19)

Includes an aggregate of (i) 141,084 stock equivalent units held in the IFF Stock Fund under our DCP, (ii) 50,720 shares issuable pursuant to PRSUs that vest within 60 days after March 6, 2019, and (iii) 13,482 shares earned under the completed 2016-2018 LTIP cycle that will be issued within 60 days after March 6, 2019.

5% Shareholders

The following table sets forth information regarding each person known by us to be the beneficial owner of more than 5% of our outstanding common stock, as of March 6, 2019, based on a review of filings with the SEC. Unless otherwise indicated, beneficial ownership is direct.

Name and Address of Beneficial Owner	Number of Shares and Nature of Beneficial Ownership		Percent of Class*
Winder Investment Pte Ltd and related persons #17-01 6 Battery Road Singapore 049909	21,227,193	(1)	19.3%
The Vanguard Group 100 Vanguard Blvd. Malvern, PA 19355	12,292,106	(2)	11.5%
BlackRock, Inc. 55 East 52nd Street New York, NY 10055	6,840,108	(3)	6.4%

*	Based on 106,634,767 shares of common stock outstanding as of March 6, 2019.

(1)

This amount is based on (i) a Form 4 filed with the SEC on February 25, 2019, by Winder Investment Pte Ltd (“Winder”) and (ii) Amendment No. 6 to Schedule 13G filed with the SEC on February 12, 2019 by Winder. This amount includes 927,193 shares of common stock that would be issued upon voluntary settlement of 2,958,500 purchase contracts held by Winder. William Cornelius Lexmond and Sharon Yam Kwai Ying share voting and dispositive power over these shares.

(2)

This amount is based solely on Amendment No. 10 to Schedule 13G filed with the SEC on February 13, 2019 by The Vanguard Group. Of these shares, The Vanguard Group has the (i) sole power to vote or direct the vote with respect to 115,952 of these shares, (ii) shared power to vote or direct the vote with respect to 26,157 of these shares, (iii) sole power to dispose or direct the disposition of 12,150,535 of these shares, and (iv) shared power to dispose or direct the disposition of 141,571 of these shares.

(3)

This amount is based solely on Amendment No. 9 to Schedule 13G filed with the SEC on February 4, 2019 by BlackRock, Inc. Of these shares, BlackRock has the (i) sole power to vote or direct the vote with respect to 5,923,406 of these shares and (ii) sole power to dispose or direct the disposition of 6,840,108 of these shares.

32  IFF  |  2019 PROXY STATEMENT

Proposal 2 Ratification of Independent Registered Public Accounting Firm

Selection of our Independent Registered Public Accounting Firm

The Audit Committee of our Board is directly responsible for the appointment, compensation, retention and oversight of our independent registered public accounting firm. To execute this responsibility, the Audit Committee engages in a comprehensive annual evaluation of the independent registered public accounting firm’s qualifications, performance and independence to determine whether the independent registered public accounting firm should be rotated, and considers the advisability and potential impact of selecting a different independent registered public accounting firm.

The Audit Committee has selected PricewaterhouseCoopers LLP (“PwC”) as our independent registered public accounting firm for 2019, and our Board has directed that our management submit that selection for ratification by our shareholders at the 2019 Annual Meeting. PwC has been retained as our external auditor continuously since 1957. In connection with the selection of PwC, the Audit Committee annually reviews and negotiates the terms of the engagement letter entered into with PwC. This letter sets forth important terms regarding the scope of the engagement, associated fees, payment terms, responsibilities of each party and the election of the parties to be subject to binding arbitration in the case of any dispute.

In accordance with SEC rules and PwC policies, audit partners are subject to rotation requirements to limit the number of consecutive years an individual partner may provide audit service to our Company. For lead and quality review audit partners, the maximum number of consecutive years of service in that capacity is five years. The process for selection of our lead audit partner pursuant to this rotation policy involves a meeting between the Chair of the Audit Committee and the candidate for the role, as well as discussion by the full Audit Committee and management.

The Audit Committee and the Board believe that the continued retention of PwC as our independent registered public accounting firm is in the best interest of the Company and our shareholders, and we are asking our shareholders to ratify the selection of PwC as our independent registered public accounting firm for 2019. Although ratification is not required by our By-Laws or otherwise, we are submitting the selection of PwC to our shareholders for ratification because we value our shareholders’ views on our Company’s independent registered public accounting firm and as a matter of good corporate governance. The Audit Committee will consider the outcome of our shareholders’ vote in connection with the Audit Committee’s selection of our independent registered public accounting firm in the next fiscal year, but is not bound by the shareholders’ vote. Even if the selection is ratified, the Audit Committee may, in its discretion, direct the appointment of a different independent registered public accounting firm at any time if it determines that a change would be in the best interests of our Company and our shareholders.

Representatives of PwC are expected to attend the 2019 Annual Meeting, where they will be available to respond to questions and, if they desire, to make a statement.

IFF  |  2019 PROXY STATEMENT  33

 PROPOSAL 2 — RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Principal Accountant Fees and Services

The following table provides detail about fees for professional services rendered by PwC for the years ended December 31, 2018 and December 31, 2017.

	2018	2017
Audit Fees (1)	$8,902,295	$6,501,799
Audit-Related Fees (2)	$183,160	$69,140
Tax Fees (3)
Tax Compliance	$189,626	$—
Other Tax Services	$1,258,333	$391,107
All Other Fees (4)	$9,260	$9,015
Total	$10,542,674	$6,971,061

(1)

Audit Fees were for professional services rendered for audits of our consolidated financial statements and statutory and subsidiary audits, consents and review of reports filed with the SEC and consultations concerning financial accounting and reporting standards. Audit Fees also included the fees associated with an annual audit of our internal control over financial reporting, as required by Section 404 of the Sarbanes-Oxley Act of 2002, integrated with the audit of our annual financial statements. Additional fees in 2018 primarily relate to professional services rendered in connection with our acquisition of Frutarom, including services related to purchase accounting and subsidiary and statutory audits of Frutarom.

(2)	Audit-Related Fees were for services related to review of certain governance, risk and compliance procedures and other local statutory requirements.

(3)

Tax Compliance services consisted of fees related to tax compliance professional services incurred with respect to the acquisition and integration of Frutarom, preparation of tax returns, assistance with tax audits and appeals, indirect taxes, expatriate tax compliance services and transfer pricing services. Other Tax Services consisted of tax planning and tax advisory services.

(4)	All Other Fees were for software licenses and other professional services.

Pre-Approval Policies and Procedures for Audit and Permitted Non-Audit Services

Consistent with requirements of the SEC and the Public Company Accounting Oversight Board (PCAOB) regarding auditor independence, the Audit Committee has responsibility for:

•	appointing,

•	negotiating, and setting the compensation of, and

•	overseeing the performance of, the independent registered public accounting firm.

In recognition of this responsibility, the Audit Committee has established policies and procedures to pre-approve all audit and non-audit services to be provided by the independent registered public

34  IFF  |  2019 PROXY STATEMENT

 PROPOSAL 2 — RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

accounting firm to our Company by category, including audit-related services, tax services and other permitted non-audit services. Under the policy, the Audit Committee pre-approves all services obtained from our independent registered public accounting firm by category of service, including a review of specific services to be performed, fees expected to be incurred within each category of service and the potential impact of such services on auditor independence. The term of any pre-approval is for the financial year, unless the Audit Committee specifically provides for a different period in the pre-approval. If it becomes necessary to engage the independent registered public accounting firm for additional services not contemplated in the original pre-approval, the Audit Committee requires separate pre-approval before engaging the independent registered public accounting firm. To facilitate the process, the policy delegates pre-approval authority to the Audit Committee chairperson to pre-approve services up to $20,000, and the Audit Committee may also delegate authority to one or more of its members to pre-approve services. The Audit Committee member to whom such authority is delegated must report, for informational purposes, any pre-approval decisions to the Audit Committee at its next scheduled meeting.

All services rendered by PwC to our Company are permissible under applicable laws and regulations. During 2018, all services performed by PwC which were subject to the SEC’s pre-approval requirements were approved by the Audit Committee in accordance with the Audit Committee’s pre-approval policy in effect during 2018.

Audit Committee Report

The Audit Committee (“we,” “us” or the “Committee”) operates in accordance with a written charter, which was adopted by the Board. A copy of that charter is available through the Investor—Leadership & Governance—Governance link on the Company’s website at www.iff.com. The Committee is composed of four directors whom the Board has determined are “independent,” as required by the applicable listing standards of the NYSE and the rules of the SEC, and whom qualify as “audit committee financial experts” as defined by the rules of the SEC.

Management has the primary responsibility for the financial statements and the reporting process, including internal control over financial reporting and disclosure controls and procedures designed to ensure compliance with accounting standards and applicable laws and regulations. The Company’s independent registered public accounting firm, PricewaterhouseCoopers LLP (“PwC”), is responsible for performing an integrated audit of the Company’s financial statements and internal control over financial reporting in accordance with the auditing standards of the Public Company Accounting Oversight Board (“PCAOB”).

The Committee oversees the Company’s financial reporting process and internal control structure on behalf of the Board. We met eight times during 2018, including meeting regularly with PwC and the Company’s internal auditor, both privately and with management present. For 2018, we have reviewed and discussed the Company’s audited financial statements with management. We have reviewed and discussed with management its process for preparing its report on its assessment of the Company’s internal control over financial reporting, and at regular intervals we received updates on the status of this process and actions taken by management to respond to issues and deficiencies identified. We discussed with PwC its audit of the financial statements and of the Company’s internal control over financial reporting. We discussed with PwC and the Company’s internal auditor the overall scope and plans for their respective audits.

We have discussed with PwC the matters required to be discussed by PCAOB Auditing Standard No. 1301, Communications with Audit Committees. We also received the written disclosures and the letter from PwC as required by applicable requirements of the PCAOB regarding the independent accountant’s communications with the Audit Committee concerning independence, and discussed with PwC its independence. We concluded that PwC’s independence was not adversely affected by the non-audit services provided by PwC, the majority of which consisted of audit-related, tax compliance and other tax services arising from our acquisition of Frutarom.

IFF  |  2019 PROXY STATEMENT  35

 PROPOSAL 2 — RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Based on the reviews and discussions referred to above, we recommended to the Board (and the Board subsequently approved our recommendation) that the audited financial statements be included in the Annual Report on Form 10-K for the fiscal year ended December 31, 2018 filed with the SEC on February 26, 2019.

In determining whether to retain PwC as the Company’s independent registered public accounting firm for the 2019 fiscal year, we took into consideration a number of factors, including:

•	the quality and effectiveness of PwC’s historical and recent performance on the Company’s audit;

•

the length of PwC’s tenure as the Company’s independent registered public accounting firm, and its familiarity with our business, accounting policies and practices, and internal control over financial reporting;

•	PwC’s capability, understanding and expertise in handling the breadth and complexity of our global operations;

•	the appropriateness of PwC’s fees and payment terms; and

•	PwC’s independence.

Based on this evaluation, we believe that it is in the best interests of the Company and its shareholders to retain PwC as the Company’s independent registered public accounting firm for 2019, which the shareholders will be asked to ratify at the 2019 Annual Meeting of Shareholders.

Audit Committee

John F. Ferraro (Chair)

Marcello V. Bottoli

Dale F. Morrison

Stephen Williamson

Ö YOUR BOARD RECOMMENDS A VOTE “FOR” RATIFICATION OF PWC AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2019

36  IFF  |  2019 PROXY STATEMENT

Compensation Discussion and Analysis

Reference Guide to our CD&A

This Compensation Discussion and Analysis, or CD&A, describes and analyzes our executive compensation philosophy and program in the context of the compensation paid during the last fiscal year to our chief executive officer, our chief financial officer and each of our three most highly compensated executive officers (collectively referred to as our NEOs). This CD&A is organized as follows:

As discussed in Proposal 3, we are conducting our annual Say on Pay vote that requests your approval of the compensation of our NEOs as described in this section and in the tables and accompanying narrative contained below under “Executive Compensation.” To assist you with this vote, please review our compensation philosophy, the design of our executive compensation programs and how, we believe, these programs have contributed to and are aligned with our performance.

2018 was a transformative year for our Company as we completed the acquisition of Frutarom, becoming a global leader in taste, scent and nutrition. Our acquisition of Frutarom expands our customer base and product offerings, and we believe will accelerate our financial performance. Because the Frutarom acquisition was not completed until the fourth quarter of 2018, the Compensation Committee (the “Committee”) did not factor the Frutarom acquisition into the 2018 compensation program. Therefore, the 2018 compensation program for our NEOs does not include Frutarom results.

As discussed above, our product offerings have extended beyond our legacy Flavors and Fragrances businesses, therefore, during the fourth quarter of 2018 we renamed our business segments from Flavors to Taste and from Fragrances to Scent, and added Frutarom as a third business segment.

Executive Summary

For 2018, our NEOs were:

Name	Title
Andreas Fibig	Chairman and CEO
Richard O’Leary	CFO
Nicolas Mirzayantz	Divisional Chief Executive Officer, Scent
Matthias Haeni	Divisional Chief Executive Officer, Taste
Anne Chwat	General Counsel

IFF  |  2019 PROXY STATEMENT  37

 COMPENSATION DISCUSSION AND ANALYSIS

Compensation Philosophy

The core of our executive compensation philosophy is that our executives’ compensation should be linked to achievement of financial and operating performance metrics that build shareholder value over both the short- and long-term. As such, we consistently focus on the following key drivers of shareholder value maximization:

Acquisitions Financial Results Return of Capital Increase Shareholder Value

We designed our compensation program to focus on elements that we believe will contribute to these shareholder value drivers. Our compensation program:

Is Variable and Tied to Value Creating Performance Metrics Reflects Each Executive's Level of Responsibility Shareholder Value Includes a Significant Equity Component Rewards Individual Performance and Contributions

38  IFF  |  2019 PROXY STATEMENT

 COMPENSATION DISCUSSION AND ANALYSIS

The design of our executive compensation program reflects our belief that executive compensation should be (1) aligned with the achievement of financial and operational metrics for both our Company and the respective business function in which the executive serves and (2) tied to the total shareholder return delivered to our shareholders. The following illustrates how our CEO’s and other NEOs’ total direct compensation is designed to tie a significant portion of their compensation to variable and long-term goals:

CEO Target Opportunity Mix 17% Fixed 83% Variable 24% Variable Short-Term 76% Variable Long-Term 25% Long-Term Cash 75% Long-Term Equity

NEO Average (excluding CEO) Target Opportunity Mix 29% Fixed 71% Variable 30% Variable Short-Term 70% Variable Long-Term 23% Long-Term Cash 77% Long-Term Equity

Our 2018 NEO Compensation Reflects Our 2018 Performance

We achieved strong results in 2018, delivering on all our key financial metrics and completing our acquisition of Frutarom. In 2018, sales were $4.0 billion, including sales related to the Frutarom acquisition, adjusted operating profit was $677 million and adjusted earnings per share was $5.58. As a result of our financial and operational results, (1) our Annual Incentive Plan (“AIP”) achievement levels were approximately 101.7% for those executive officers evaluated at the corporate level, 66.9% for our Divisional CEO, Scent, and 113.9% for our Divisional CEO, Taste, and (2) our 2016-2018 LTIP payout was approximately 79.1% of target.

In addition to our successful completion of the Frutarom transaction, during 2018, we made significant progress on our strategic objectives, including:

•	Launched EcoEffective+, a set of environmental sustainability goals focused on emission reductions, zero waste to landfill and water stewardship;

IFF  |  2019 PROXY STATEMENT  39

 COMPENSATION DISCUSSION AND ANALYSIS

•	Cosmetic Active Ingredients continued to grow double-digits;

•	TastepointSM in North America continued to grow double-digits; and

•	Opened two new facilities in China, a flavors manufacturing facility and a natural product research lab, supporting our efforts to become a partner of choice and to grow in the region; and

During 2018, we paid $230 million in dividends to our shareholders, increased our quarterly dividend by 6% to $0.73 per share in August, and, before suspending our share repurchase program in connection with the acquisition of Frutarom, we repurchased approximately 108,000 shares of common stock for approximately $15.5 million.

Compensation Governance

To ensure continued alignment of compensation with Company performance and the creation of shareholder value on a long-term, sustainable basis, we maintain strong compensation-related corporate governance policies.

What We Do	What We Don’t Do

Pay for performance. A significant portion of the compensation for our NEOs is in the form of at-risk variable compensation	No tax gross-ups for severance payments

Base variable compensation on multiple performance metrics to encourage balanced focus	No single-trigger vesting of cash or equity-based awards upon change in control

Use an appropriate mix of fixed and variable compensation to reward Company, business unit and individual performance	No short-sales, hedging or pledging of our stock by our employees, officers or directors

Award a majority of variable compensation as equity-based awards	No fixed-duration employment agreements with executive officers

Maintain executive clawback policies to recoup cash and equity compensation upon certain triggering events	No stock option/SAR repricing or exchange of underwater options or SARs for cash

Require our executives to meet share retention guidelines	No guaranteed pay increases or equity awards for NEOs

Engage an independent compensation consultant

Conduct an annual risk assessment of our compensation programs

40  IFF  |  2019 PROXY STATEMENT

 COMPENSATION DISCUSSION AND ANALYSIS

2018 Compensation Elements and Targeted Mix

Our executive compensation program includes direct and indirect compensation elements.

We believe that direct compensation should be the principal form of compensation. The table below provides a brief description of the principal elements of direct compensation, whether such compensation is fixed or variable, and the compensation program objectives served by each element. From time to time, the Committee may also approve discretionary awards to executives in connection with their initial employment or for extraordinary individual performance, a significant contribution to the Company’s strategic objectives or retention purposes.

Element	Fixed or Variable	Primary Objective

Base Salary	Fixed Short-Term Cash

• To attract and retain executives by offering salary that is competitive with market opportunities and that recognizes each executive’s position, role, responsibilities, experience and individual contributions.

AIP award	Variable Short-Term Cash	• To motivate and reward the achievement of our annual financial performance objectives, including currency neutral sales growth, operating profit, gross margin and working capital.

LTIP award	Variable Long-Term Cash and Equity

• To motivate and reward efficient capital allocation and annual profitability performance, measured by annual economic profit, and long-term shareholder value creation, measured by the cumulative relative TSR performance over rolling three-year periods.

• To align executives’ interests with those of shareholders by paying 50% of the earned award in shares of our common stock (with the remaining 50% settled in cash).

Equity Choice Program (“ECP”) award	Variable Equity

• To align executives’ interests with the interests of shareholders through equity-based compensation.

• To encourage direct investment in our Company.

• To serve as an important retention tool.

• To recognize individual contributions.

The Committee periodically reviews the mix between variable and fixed and short-term and long-term incentive compensation opportunities and between cash and non-cash opportunities based on (1) benchmarking and other external data provided by our independent compensation consultant, (2) recommendations from our independent compensation consultant and (3) recommendations from our CEO and CHRO.

Our indirect compensation elements consist of (1) our Deferred Compensation Plan (“DCP”) and our Retirement Investment Fund Plan (the “401(k)”) savings plan, (2) a perquisite program, (3) severance and other benefits under our Executive Severance Policy (“ESP”), (4) benefits under an Executive Death Benefit Plan and (5) long-term disability coverage. The Committee regularly reviews the costs and benefits of these programs.

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 COMPENSATION DISCUSSION AND ANALYSIS

2018 Compensation

Salaries

The Committee reviews the salaries of our NEOs annually, and adjusts salaries periodically. In February 2018, the Committee reviewed the base salaries of our NEOs after consultation with its independent compensation consultant, and effective April 1, 2018, approved salary increases for all NEOs except our CEO, ranging between 2% and 3% to maintain market competitive target total annual compensation levels.

Annual Incentive Plan

During 2018, our AIP compensated our executive officers based on the achievement of certain levels of Company financial performance. Financial performance metrics are measured (1) at the consolidated corporate level for our CEO, CFO, and General Counsel and (2) at both the consolidated corporate level and the business unit level for the Divisional CEO, Scent and Divisional CEO, Taste.

In February 2018, the Committee approved certain changes to the AIP to better align corporate and business unit metrics. For NEOs that are evaluated solely on corporate performance, the 2018 AIP weightings were adjusted to reduce the currency neutral sales growth component from 35% to 30% and increase the working capital component from 15% to 20%. For our NEOs that are evaluated on a combination of business unit and corporate performance, the corporate components now constitute 20% of the overall weighting and the business unit components constitute 80% of the overall weighting. The Committee believes that these changes reflect our focus on profitable growth. In addition, if our Company does not meet the corporate operating profit threshold, then no AIP payouts will be awarded to any participant, including the NEOs.

The performance metrics for the 2018 AIP and their assigned weightings were as follows:

Annual Incentive Program

	Currency neutral sales growth	Operating profit	Gross Margin	Working Capital	Total Weighting
All NEOs Except Divisional CEOs Corporate Weighting	30%	35%	15%	20%	100%

	Currency neutral sales growth	Operating profit	Gross Margin	Working Capital	Total Weighting
Divisional CEOs Corporate Weighting	5%	10%	0%	5%	20%	100%
Divisional CEOs Business Unit Weighting	25%	25%	15%	15%	80%

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 COMPENSATION DISCUSSION AND ANALYSIS

Each year the Committee sets an AIP target (stated as a percentage of base salary) for each NEO. For 2018, the Committee maintained the AIP percentage targets at the same level as 2017.

	2018 Salary	Target AIP as % Base Salary	AIP Target

Andreas Fibig	$1,300,000	120%	$1,560,000

Richard O’Leary	$515,000	80%	$412,000

Nicolas Mirzayantz	$612,000	80%	$489,600

Matthias Haeni (1)	$581,451	80%	$465,161

Anne Chwat	$485,000	60%	$291,000

(1)

Mr. Haeni is paid in Euros. For 2018, his salary was €512,156 and his AIP Target was €409,725. The table above reflects the US Dollar equivalent of his salary and AIP target based on an exchange rate of 1.1353 US Dollars to Euros (the exchange rate as of December 28, 2018).

Performance Metrics and Capped AIP Payouts: Based on a review of the annual and long-term financial goals, operational plans, strategic initiatives and the prior year’s actual results, the Committee annually sets the financial performance metrics for our Company and the respective business units that it will use to measure performance as well as the relative weighting that will be assigned to each metric. The Committee then approves threshold, target and maximum performance levels for each performance metric. Upon achievement of the relative performance level, an executive has the opportunity to earn threshold (25%), target (100%) and maximum (200%) amounts with performance levels achievements in between calculated on a linear basis. The Committee seeks to establish corporate performance goals that are challenging yet attainable.

As discussed above, for 2018 AIP awards, the Committee approved the following four financial performance metrics for the reasons noted below:

2018 AIP Performance Metrics	Reasons for Selection

Currency neutral sales growth

•  Reflects both increases in market share and sales expansion, which drives increases in gross profit. By measuring achievement exclusive of currency fluctuations, this goal helps to ensure that we are rewarding actual incremental growth.

Operating profit

•  An increase in operating profit (in dollar terms) encourages the management of gross profit dollars against operating expenses. Achieving this goal helps provide us with the funding to reinvest in the business to drive future growth.

Gross margin percentage

•  Improvement in gross margin percentage is an important measure of our ability to effectively recover increases in the cost of raw materials, cost discipline and operating efficiencies.

•  Gross margin also promotes greater focus on R&D and innovation.

Working capital percentage

•  Reductions in working capital drive better operating cash flow generation. For this purpose, we define working capital as inventories and trade accounts receivable less trade accounts payable, expressed as a percentage of sales.

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 COMPENSATION DISCUSSION AND ANALYSIS

Determination of 2018 Performance Levels: In determining our 2018 AIP performance threshold, target and maximum levels, the Committee considered our annual targets for 2018, 2017 actual results and payout trends over the prior three-year and five-year periods. The performance target levels for the financial metrics were set in line with our 2018 budget.

2018 Corporate and Business Unit AIP Performance: Our actual performance against our 2018 AIP corporate financial metrics is set forth in the tables below. In establishing AIP financial performance metrics we took into consideration certain non-operational metrics known to us at the time. In determining actual achievement against those performance metrics, we eliminated the net impact of certain non-core expenses and non-core gains to reflect our fundamental operating results. 2018 LTIP and AIP target performance levels and actual achievement against the target performance levels excluded costs or income associated with (1) adjustments related to operational improvement initiative costs and restructuring charges, (2) the Frutarom acquisition, including unbudgeted operating profit resulting from the inclusion of Frutarom results in the fourth quarter of 2018 and, legal, accounting, consulting and integration expenses, (3) other non-Frutarom acquisition related items, including integration costs, (4) an FDA mandated recall, (5) adjustments due to hyper inflationary accounting for our Argentina subsidiary, (6) the impact of the BASF supply disruption, (7) gains and sales of assets, (8) unbudgeted mark-to-market adjustments related to our Deferred Compensation Plan, and (is) solely with respect to LTIP, charges associated with the enactment of the Tax Cuts and Jobs Act (together, the “2018 non-core items”). Similarly, we excluded the effects of incentive compensation provisions in calculating gross margin performance in order to better focus on the underlying operating performance of our product portfolio. The Committee believes that the necessary self-funding of incentive compensation payments is covered in the operating profit component of the AIP program.

Corporate Performance

The table below reflects the 2018 AIP metrics, their respective targets and the percentage payout earned for each metric and overall by each of Messrs. Fibig and O’Leary and Ms. Chwat, who were evaluated solely on corporate performance.

Corporate Level

Threshold Target Maximum Award Payout as a % of Target 3.2% 4.7% 6.2% Currency Neutral 34.0% Sales Growth Actual 4.9% $619M $652M $684M Operating Profit 42.4% Actual $659 42.7% 44.2% 45.7% Gross Margin 10.0% Actual 43.5% 29.0% 28.6% 27.0% Working Capital 15.3% Actual 28.7% Overall Corporate Payout 101.7%

As indicated above, during 2018, our corporate performance was between target and maximum for the currency neutral sales growth and operating profit performance metrics, and between threshold and target for the gross margin metric and the working capital performance metric. The actual dollar amount earned by each NEO is set forth below under “2018 Individual AIP Payouts.”

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 COMPENSATION DISCUSSION AND ANALYSIS

Scent Business Unit Performance

The table below reflects the 2018 AIP metrics, their respective targets and the percentage payout earned for each metric and overall by Mr. Mirzayantz, our Divisional CEO, Scent.

Scent Business Unit

Threshold Target Maximum Award Payout as a % of Target 3.7% 5.2% 6.7% Currency Neutral Sales 18.8% Growth (Business Unit) Actual 4.7% 3.2% 4.7% 6.2% Currency Neutral Sales 5.7% Growth (Corporate) Actual 4.9% $328M $343M $369M Operating Profit 19.9% (Business Unit) Actual $339 $619M $652M $684M Operating Profit 12.1% (Corporate) Actual $659M 42.8% 44.3% 45.8% Gross Margin 6.6% (Business Unit) Actual 43.2% 39.6% 39.1% 36.9% Working Capital 3.8% (Business Unit) Actual 41.1% 29.0% 28.6% 27.0% Working Capital 0.0% (Corporate) Actual 28.7% Overall Payout for Divisional CEO, Scent 66.9%

As indicated above, during 2018, our Scent business unit performance was between threshold and target for the currency neutral sales growth, operating profit and gross margin business unit performance metrics, and below threshold for the working capital business unit performance metric. The actual dollar amount earned by our Divisional CEO, Scent is set forth below under “2018 Individual AIP Payouts.”

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 COMPENSATION DISCUSSION AND ANALYSIS

Taste Business Unit Performance

The table below reflects the 2018 AIP metrics, their respective targets and the percentage payout earned for each metric and overall by Mr. Haeni, our Divisional CEO, Taste.

Taste Business Unit

Threshold Target Maximum Award Payout as a % of Target 3.4% 4.9% 6.4% Currency Neutral Sales 35.0% Growth (Business Unit) Actual 5.5% 3.2% 4.7% 6.2% Currency Neutral Sales 5.7% Growth (Corporate) Actual 4.9% $370M $387M $416M Operating Profit 36.5% (Business Unit) Actual $400M $619M $652M $684M Operating Profit 12.1% (Corporate) Actual 659M 43.2% 44.7% 46.2% Gross Margin 14.7% (Business Unit) Actual 44.7% 35.8% 35.4% 33.4% Working Capital 6.1% (Business Unit) Actual 35.7% 29.0% 28.6% 27.0% Working Capital 3.8% (Corporate) Actual 28.7% Overall Payout for Divisional CEO, Taste 113.9%

During 2018, our Taste business unit performance was between target and maximum for the currency neutral sales growth and operating profit business unit performance metrics, at target for the gross margin business unit performance metric, and was between threshold and target for the working capital business unit performance metric. The actual dollar amount earned by our Divisional CEO, Taste is set forth below under “2018 Individual AIP Payouts.”

2018 Individual AIP Payouts

The AIP payout for 2018 for our NEOs, based on the actual achievement of each of the performance metrics, is included in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table in this proxy statement. Based on the Corporate and Business Unit performance outlined in the tables above, 2018 AIP payouts were as follows:

	2018 AIP Target ($)	2018 Payout
Executive		As % of Target	Award ($)

Andreas Fibig	$1,560,000	101.7%	$1,586,520

Richard O’Leary	$412,000	101.7%	$419,004

Nicolas Mirzayantz	$489,600	66.9%	$327,542

Matthias Haeni	$465,161	113.9%	$529,818	(1)

Anne Chwat	$291,000	101.7%	$295,947

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(1)

Mr. Haeni’s AIP target was established in Euros. The table above converts Mr. Haeni’s €409,725 AIP target to US Dollar equivalent of 80% of his salary, based on an exchange rate of 1.1353 US Dollars to Euros (the exchange rate as of December 28, 2018). The actual AIP payout amount reflects the US Dollar equivalent using the same December 28, 2018 exchange rate.

Long-Term Incentive Plan

We believe that LTIP awards reward our executive officers, including our NEOs, for financial results and align their interests with the interests of our shareholders. Annually, the Committee reviews the LTIP to determine (1) the metrics that should be used to encourage long-term success, (2) the weightings that should be applied to such metrics and (3) the annual and cumulative targets for such metrics. The Committee believes that commencing a new three-year LTIP cycle each year:

•	provides a regular opportunity to re-evaluate long-term metrics,

•	aligns goals with the ongoing strategic planning process, and

•	reflects our evolving business priorities and market factors.

The Committee also annually sets a total LTIP target award for each NEO, which reflects the total LTIP award an NEO has the opportunity to receive at the end of the three-year cycle if we meet all of our targets. Depending upon our actual performance relative to financial and relative total shareholder return goals, the actual payout to the NEO could be greater or less than the total LTIP target award.

Performance Segments.  Given the difficulty in setting long-term goals in the current volatile global economic environments, for 2018 the Committee decided that the LTIP should continue to comprise four performance segments: Year 1, Year 2, Year 3 (each an “annual performance segment”) and cumulative performance over the three-year period (the “cumulative performance segment”).

Performance Metrics.  For 2018, each annual performance segment is measured against Economic Profit (“EP”) (12.5%) and the cumulative performance segment is measured against Relative TSR (62.5%). The Committee believes that a LTIP consisting of annual performance segments based on EP and a cumulative performance segment based on Relative TSR better aligns its compensation objectives with the interests of our shareholders and our focus on long-term growth initiatives. As described below in “2019 Compensation Actions,” for the 2019-2021 LTIP Cycle, annual EP Performance segments will be replaced by a cumulative, three-year net debt ratio to EBITDA ratio performance metric.

Long-Term Incentive Plan

Segment	EP	Relative TSR
Year 1	12.5%	0%
Year 2	12.5%	0%
Year 3	12.5%	0%
Cumulative Segment	—	62.5%
Total	37.5%	62.5%	100%

For 2018, the Committee determined that EP was a factor in identifying the sources and drivers of value across our businesses and that EP growth is closely linked to the creation of long-term shareholder value. EP measures operating profitability after considering (1) all our revenues and operating costs, (2) income

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 COMPENSATION DISCUSSION AND ANALYSIS

taxes and (3) a charge for the capital employed in the business. Capital employed primarily consists of working capital, property, plant and equipment, and intangible assets. The capital charge is determined by applying the estimated weighted average cost of capital (“WACC”) to the adjusted average invested capital employed (including charges and/or loss provisions associated with non-operating events such as restructurings and tax or litigation settlements) during the relevant period. The estimated WACC rate is the weighted average cost of our debt and equity capital. In determining the EP target for the 2018 annual performance segments of the current LTIP cycles, the Committee considered our annual targets for 2018, our 2017 actual results and payout trends over the prior three-year and five-year periods, and the pro-forma impact of recent acquisitions. During 2018, our EP goal for the annual performance segments was set at the beginning of each annual performance segment. While the Committee continues to believe that EP is an important metric, in light of the Frutarom acquisition and the company-wide focus on deleveraging by 2021, the Committee decided to replace the three annual EP performance segments with a cumulative three-year performance metric of net debt to EBITDA ratio in addition to the cumulative, three-year Relative TSR for the cumulative segment, which will be weighted equally.

For 2018, the Committee also decided that three-year Relative TSR is a good indicator of our overall long-term performance, and directly ties our executives’ compensation opportunity to our share price appreciation and dividend payments relative to a major large-cap index. Relative TSR is calculated by measuring the change in the market price of stock plus dividends paid (assuming the dividends are reinvested) for our Company and the S&P 500 companies over the three-year performance period. The market price for purposes of calculating the Relative TSR of our Company and the S&P 500 on each cycle-end date is determined based on the average closing price per share of each company’s stock over the period of 20 consecutive trading days preceding that date, as reported by S&P Capital IQ. The Relative TSR goal for the cumulative performance segment is set at the beginning of the three-year cycle.

At the end of each year, the Committee reviews our annual performance and cumulative performance for the newly completed three-year cycle. To the extent that our annual performance has met or exceeded the threshold annual EP goal, the Committee approves “banking” the credit that will be applied to the payout at the end of the three-year cycle. For the completed three-year cycle, the Committee approves the total payout, taking into consideration the performance for each of the prior annual performance segments and the cumulative performance segment.

2018-2020 LTIP Target Awards

In early 2018, the Committee approved the following total LTIP target awards to each of our NEOs for the 2018-2020 LTIP cycle:

NEO	Total LTIP Target Award

Andreas Fibig	$2,500,000

Richard O’Leary	$500,000

Nicolas Mirzayantz	$500,000

Matthias Haeni	$500,000

Anne Chwat	$291,000

The Committee set the cumulative three-year Relative TSR goal for the 2018-2020 LTIP cycle at the same level that had been set for the prior year’s LTIP cycle, which required above median performance to achieve target payout. The Committee again determined that 50% of the value of the awards would be denominated and paid in cash and 50% would be denominated and paid in shares, consistent with prior LTIP cycles. The Committee believes that paying 50% of the LTIP value in shares creates a stronger alignment between executives and shareholders, and provides additional incentive for executives to achieve superior Company performance and to produce share price appreciation over the three-year performance cycle. The number of shares of our common stock for the 50% portion that would be paid in

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shares is determined based on the market price of the common stock at the beginning of the cycle. For the 2018-2020 LTIP cycle, it was based on $153.26 per share, the average closing price for the twenty trading days prior to January 2, 2018, the first stock trading day of the cycle. At the conclusion of each of the first two annual performance segments, the dollar value and number of shares will be “banked” based on the performance of each such segment. When the three-year cycle is concluded and the Committee approves the LTIP payout, the cumulative dollar value and cumulative number of shares are paid to the executive.

2018 LTIP Performance

For the 2018 segment of each of the existing LTIP cycles, our EP of $252 million, as adjusted for 2018 non-core items, was between target and maximum performance level. As a result, our NEOs earned 190.6% of the annual target based on the EP goal for the year. Our Relative TSR for the cumulative, three-year performance period ended in 2018 was between threshold and target and, as a result, our NEOs earned 43.8% of target based on the Relative TSR goal for the three-year cycle. The LTIP award earned and “banked” for the 2018 segments of the 2017-2019 and 2018-2020 LTIP cycles was equal to approximately 23.8%.

2018 LTIP Results

Maximum $254M 2018 EP Actual $252M Maximum 75th percentile 3-Year Relative TSR Target $228M Target 55th percentile Threshold $202M Payout at 190.6% of Target Threshold 35th percentile Payout at 43.8% of Target Actual 40th percentile

2016-2018 LTIP Payout

The 2018 segment was 190.6% of target based on the annual 2018 EP goal (resulting in a segment weighting of 23.8%) and the Cumulative TSR result was 43.8% of target on the cumulative, three-year Relative TSR goal (resulting in a segment weighting of 27.3%). Consequently, the overall payout for the 2016-2018 LTIP cycle was approximately 79.1% of target, based on the following EP and Relative TSR results against objectives, as determined by the Committee.

Segment	Segment Weighted EP Result	Cumulative TSR Result	Segment Weighting	Overall Result

2016	76.7%	—	12.5%	9.6%

2017	146.6%	—	12.5%	18.3%

2018	190.6%	—	12.5%	23.8%

Cumulative	—	43.8%	62.5%	27.4%

Total			100.0%	79.1%

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 COMPENSATION DISCUSSION AND ANALYSIS

The payout for the 2016-2018 LTIP cycle for the NEOs, based on the actual achievement of quantitative objectives, is discussed in greater detail following the Grants of Plan-Based Awards Table.

For the LTIP performance cycles that concluded in the five-year period from 2014 to 2018, the actual overall corporate percentage payout under the LTIP against those long-term cycle performance goals ranged from approximately 79.1% to 146.4%, with an average payout of 119.8%.

Equity Choice Program

Equity is a key component of our long-term incentive compensation as it (1) provides participants with a meaningful stake in our Company, thereby aligning their interests more closely with shareholders, (2) encourages participants to focus on long-term success, (3) helps to attract and retain top talent and (4) recognizes individual contributions. We believe that our ECP is an effective vehicle to encourage ownership as it provides participants the flexibility to allocate their award among three types of equity.

Under the ECP, participants, including all of our NEOs, may choose from three types of equity award grants. For ECP awards in 2018, these three types were (1) Purchased Restricted Stock Units (“PRSUs”), (2) Stock-Settled Appreciation Rights (“SSARs”), and (3) Restricted Stock Units (“RSUs”). PRSUs are assigned an adjustment factor of 120% to provide incentive to participants to invest in and accumulate shares to promote retention and increase alignment of participants’ interests with those of our shareholders. Elections are made in 5% increments. Based on the participant’s election, a participant’s dollar award value is converted into PRSUs, SSARs or RSUs on the grant date based on the market price of our common stock on such date.

All ECP awards are generally subject to a vesting period of approximately three years. The Committee believes the ECP is an attractive tool for recruiting, motivating and retaining executive talent and encourages alignment with shareholders by reinforcing investment and ownership in our Company by our executives.

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 COMPENSATION DISCUSSION AND ANALYSIS

The table below sets forth each of the three types of equity awards offered and their adjustment factor. During 2018, ECP participants, including all of our NEOs, made choices based on the different equity award types described below.

Types of Equity	Description of Equity Type
PRSUs

PRSUs are restricted stock units that are granted as a match against shares of Company stock purchased at full value by an ECP participant on the grant date. As an incentive to promote share accumulation and direct investment in our stock, there is a 20% adjustment upward of the award value if PRSUs are elected. If an ECP participant chooses PRSUs, then he or she must deliver funds (or shares with an equivalent value) equal to the dollar amount of the ECP award (including the 20% adjustment). Upon receipt of the funds by the Company, the ECP participant receives a matching number of PRSUs.

PRSU holders have no voting rights during the vesting period but accrue dividend equivalents on their PRSUs. PRSUs vest approximately three years from the date of grant. PRSUs are the most rapid way for participants to accumulate and build share ownership based on the participant’s direct investment in Company stock.

SSARs

SSARs are a contractual right to receive the value, in shares of Company stock, of the appreciation in stock price from the SSAR grant date to the date the SSAR is exercised by the participant. Participants receive a number of SSARs equivalent to 5 times (i.e. the approximate binomial value of the SSARs) the elected SSAR award value divided by the grant price. SSARs provide upside potential for share accumulation and greater alignment with shareholders because SSARS only have value if the stock price increases after the grant date.

SSARs become exercisable on a stated vesting date, which is approximately three years from the grant date, and expire on the seventh anniversary of the grant date. SSARs do not require a financial investment by the SSAR grantee.

RSUs

RSUs are our promise to issue unrestricted shares of our stock on the stated vesting date, which is approximately three years from the grant date. RSUs do not require a financial investment by the RSU grantee.

As an example of the value that may be delivered by the ECP to the participant based on the three election types, the following table shows the number of shares and value to the participant at vesting for an ECP award of $500,000. For all three choices, vesting occurs approximately three years from the grant date:

Assumes a Common Share Value of $140.00 at Award (1)
	PRSU (2)	RSUs	SSARs (3)

Award Value	$500,000	$500,000	$500,000

Adjustment Factor	1.2	1.0	1.0

Post-Factor Value	$600,000	$500,000	$500,000

Participant Required Investment	$600,000	—	—

Award Shares/SSARs at Grant Date	4,286 Shares	3,571 Shares	17,857 SSARs

Dollar Value of Award at Vesting/Exercise (Assuming 8% Compounded Annual Stock Price Increase)	$755,827	$629,856	$649,280

Dollar Value of Award at Vesting/Exercise (Assuming 8% Compounded Annual Stock Price Decrease)	$476,299	$396,916	—

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 COMPENSATION DISCUSSION AND ANALYSIS

(1)	Dollar values of awards are used in this table for illustrative purposes only and are not intended as forecasts of future stock price performance. All values shown are before tax withholding.

(2)	PRSU values exclude dividend equivalents.

(3)

Participants may choose to hold their SSARs longer than the three-year vesting period (up to the full seven-year contractual term) and continue to participate in future stock price appreciation, if any.

2018 Equity Choice Program Awards

The Committee annually determines the dollar range of ECP awards for each level of participating executive based on peer group and long-term incentive practices survey data, a review of the competitiveness of the combined value of the ECP awards and LTIP awards with market practices and other factors that it deems appropriate. For 2018, these ranges were as follows:

	Lower Limit	Upper Limit

CEO	$1,000,000	$ 3,500,000

Divisional CEOs and CFO	$250,000	$ 750,000

General Counsel	$175,000	$ 525,000

The Committee then approves the actual dollar award to be granted to each NEO other than the CEO, and recommends to the independent members of the Board for approval the actual dollar award for the CEO.

In February 2018, the Committee approved the 2018 ECP values awarded to each executive, including our NEOs, with an effective grant date of May 2, 2018. The period of time between approval of ECP values and the actual grant date gives ECP participants time to make their irrevocable ECP elections and to arrange for the purchase of shares from the Company if PRSUs are elected. The Committee determined that the 2018 ECP grants would vest on April 2, 2021 (35 months from the grant date).

Similar to prior years, the actual amount of each ECP awarded to each NEO in 2018 was based on an evaluation of the NEO’s individual performance, long-term potential, market factors and retention considerations. The actual value of these awards will depend on future stock price performance.

The following table shows the ECP dollar award value approved by the Committee or Board for each NEO during 2018 and the percentage and adjusted dollar value after application of the adjustment factor of each type of award elected by each NEO.

		PRSU Election
	2018 Unadjusted ECP Award	Percent Election	Adjusted Value

Adjustment Factor			120%

Andreas Fibig	$2,500,000	100%	$3,000,000

Richard O’Leary	$500,000	100%	$600,000

Nicolas Mirzayantz	$550,000	100%	$660,000

Matthias Haeni	$550,000	100%	$660,000

Anne Chwat	$450,000	100%	$540,000

The actual equity award grants to each NEO, based on the above elections, are identified in the Grants of Plan-Based Awards Table. Information on prior ECP awards that were exercised or vested in 2018 can be found in the Options Exercised and Stock Vested Table.

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2018 Retention Award

In September 2018, the Committee granted Mr. Haeni a special retention award of 14,544 RSUs, with 9,454 RSUs vesting on December 31, 2019 and 5,090 RSUs vesting on December 31, 2020, subject to his continued employment as of such vesting dates.

Indirect Compensation

Deferred Compensation Plan

As part of our compensation program, we offer U.S.-based executives and other senior employees an opportunity to participate in our DCP. Pursuant to the terms of the DCP, we provide the same level of matching contributions to our executives that are available to other employees under our 401(k) savings plan. We also use the DCP to encourage executives to acquire shares of our common stock that are economically equivalent to ownership of our common stock but on a tax-deferred basis. We do this to encourage executives to be long-term owners of a significant equity stake in our Company and to enhance the alignment between the interests of executives and those of our shareholders.

Our costs in offering the DCP consist of the time-value of money costs, the cost of the matching contribution that supplements the 401(k) savings plan, administrative costs and a 25% premium for amounts deferred into the IFF Stock Fund in an executive’s DCP account. The premium on amounts deferred into the IFF Stock Fund typically do not vest until approximately two years after the deferral is made, as the premium is contingent on the executive remaining employed by us (other than for retirement) for the full calendar year following the year when such deferral is made. If notional investments within the DCP increase in value, the amount of our payment obligation will increase. The time-value of money cost results from the delay in the time at which we can take tax deductions for compensation payable to a participating executive.

Additional information about the DCP and supplemental matching contributions and premiums on cash deferrals into the IFF Stock fund under the DCP made for NEOs may be found below under “2018 Non-Qualified Deferred Compensation.”

Executive Severance Policy

The ESP provides severance and other benefits to executives, including NEOs, whose employment is terminated by the Company without cause or in the event of a termination by the executive for good reason in certain circumstances. This policy helps us in competing with other companies in recruiting and retaining qualified executives. When recruiting an executive from another company, the executive in most cases will seek contract terms that provide compensation if his or her employment is terminated in cases in which the executive has not engaged in misconduct. The level of severance pay under the ESP is based on a tier system and each executive’s assigned tier is based on the executive’s grade level. All of our NEOs are in Tier I. We believe that the ESP provides a level of severance pay and benefits that is competitive with our peer group companies.

A discussion of our ESP and the payments that each of our NEOs would have been eligible to receive had a covered termination occurred as of December 31, 2018 is set forth below under “Potential Payments upon Termination or Change in Control.”

Additional Benefits

Perquisite Program

Our NEO perquisite program offers non-monetary benefits that are within the range of market practice as determined through a market study conducted by our independent compensation consultant. The Committee reviews our perquisite program on a bi-annual basis with its independent compensation consultant. Based on its last review, the Committee determined that the total value of our perquisite

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program is within the range of market practice. Additional details concerning perquisites are included in the footnotes to the All Other Compensation Table.

Under the perquisite program, our NEOs participate in our health and welfare benefits that are generally available to all employees, including group medical insurance, group life insurance, and group long-term disability insurance. In addition, our NEOs are generally eligible to receive certain benefits including:

•	Company car;

•	Annual physical exam;

•	Financial planning and tax preparation (up to $10,000 per year);

•	Estate planning (up to $4,000 over a three-year period); and

•	Fitness dues or membership (up to $3,000 annually).

We may provide additional or modified perquisites to our NEOs in connection with their employment arrangements. In addition, Mr. Fibig is provided a Company driver, and an annual financial planning and tax preparation allowance of $25,000.

Supplemental Long-Term Disability

In addition to our group long-term disability (“LTD”) insurance, we also offer Supplemental LTD insurance to those U.S.-based employees, including our NEOs, who earn a base salary plus bonus in excess of the maximum base salary of $300,000 under our group plan. The Supplemental LTD insurance provides a maximum monthly benefit of $25,000. The Supplemental LTD insurance premium, like our basic group LTD policy, is fully paid by us and is taxable income to employees upon receipt of the benefit.

Executive Death Benefit Plan

Our Executive Death Benefit Plan provides participants, including each of the NEOs, with a pre-retirement death benefit equal to twice the participant’s annual base salary less $50,000 (the death benefit provided by our basic group term life insurance plan for employees and retirees). The plan also provides a death benefit post-retirement, or pre-retirement after attaining age 70, equal to the participant’s base salary for the year in which the participant retires or reaches the age of 70, assuming the participant was an executive officer, less $12,500 of group coverage for retired participants and less $50,000 for senior participants (those who have attained the age of 70 and remain employed with us).

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Compensation Setting Process

Roles and Responsibilities

Compensation Committee

The Committee is responsible for overseeing the determination, implementation and administration of executive compensation (including equity awards, benefits and perquisites). The Committee recommends CEO compensation to the independent directors of the Board for their approval and approves the compensation of all other NEOs.

Compensation Consultant

Frederic W. Cook & Co., Inc. (“FW Cook”) is engaged as the Committee’s independent compensation consultant. Since August 2015, FW Cook has worked with the Committee to provide it with analyses, advice, guidance and recommendations on executive compensation levels versus peers, market trends and incentive plan designs. FW Cook is engaged exclusively by the Committee on executive and non-employee director compensation matters and does not have other consulting arrangements with us. The Committee considers the independence of FW Cook on an annual basis, and in 2018 it determined FW Cook was independent and that no conflicts of interest existed.

Management

Our CEO evaluates individual performance and, with input from the Committee’s independent compensation consultant, the CEO and CHRO evaluate the competitive pay positioning for senior management members that report directly to the CEO, including our NEOs, and make recommendations to the Committee concerning each such executive’s target compensation. Our CEO follows the same process with regard to the target compensation for our CHRO, without her input, and the Committee follows the same process with regard to the target compensation for our CEO, without his input.

Shareholder Advisory Vote

As part of its compensation setting process, the Committee also considers the results of the prior year’s shareholder advisory vote on our executive compensation. The Committee believes these voting results provide useful insight as to whether shareholders agree that the Committee is achieving its goal of designing and administering an executive compensation program that promotes the best interests of our Company and our shareholders by providing its executives with appropriate compensation and meaningful incentives to deliver strong financial performance and increase shareholder value. As part of its 2018 compensation setting process, the Committee reviewed the results of the 2017 shareholder advisory vote, in which 93.1% of the votes cast were voted in favor of our executive compensation program.

Peer Group and Benchmarking

On an annual basis, the Committee reviews and approves the compensation of our NEOs. We use a global grading structure for our NEOs, with compensation ranges for each grade. Our NEOs are placed in a particular grade based on internal factors (including scope of responsibilities and job complexity) and an

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 COMPENSATION DISCUSSION AND ANALYSIS

external market evaluation. The external market evaluation is based on published third-party general survey information and a review of similar positions within our selected peer groups described below. This process is referred to as “market benchmarking.”

Market Benchmarking

The Committee reviews its external market benchmarking and peer group data annually. The Committee’s goals are to position (1) target total cash compensation at median or slightly above and (2) target total direct compensation (salary, annual incentive compensation and long-term incentive compensation) between the median to 75th percentile of relevant market benchmarks. This philosophy reflects the Committee’s approach to setting stretch goals that require above median performance to generate target payouts. In July 2017, the Committee reviewed peer group data with our independent compensation consultant for purposes of determining the appropriate peer group for setting 2018 compensation levels and opportunities.

The Committee’s independent compensation consultant provides the 25th percentile, median and 75th percentile “market reference” data for each executive position based on the average of the three relevant compensation benchmarks, as further explained below. This data is used to analyze the external competitiveness of each NEO’s base salary, target total cash compensation and target total direct compensation. This analysis is reviewed with the Committee and, in the case of the compensation of NEOs other than the CEO, with the CEO as well. In determining target total direct compensation for each executive in 2018, the Committee considered the consultant’s market reference analysis. In addition, the Committee considered a number of other important factors, including each executive’s:

•	individual experience and performance;

•	scope of responsibilities;

•	relative responsibilities compared with other senior Company executives;

•	contribution relative to overall Company performance;

•	compensation relative to his or her peers within the organization; and

•	long-term potential.

The Committee uses the market reference range in order to establish a starting point for the compensation levels that the Committee believes would provide our NEOs with competitive compensation. However, the actual target total direct compensation approved by the Committee may be above or below the market reference range based on the Committee’s review of market compensation levels, its desire to create internal pay equity among our executives and the individual factors set forth above.

For 2018, the Committee awarded target total direct compensation to our NEOs that was within the competitive range of the targeted median to 75th percentile. The total actual compensation paid for the year, as compared to target compensation approved at the beginning of the year, may differ depending on Company and individual performance. Consequently, the actual compensation received by an NEO may be higher or lower than his or her market reference range.

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For 2018 compensation decisions regarding our NEOs, the Committee benchmarked compensation of our NEOs (other than our General Counsel) against our Peer Group and a size appropriate cut of the 2017 Towers Watson General Industry Survey and the compensation of our General Counsel against a size appropriate cut of the 2017 Towers Watson General Industry Survey and a size appropriate cut of food, beverage and other consumer products companies included in the 2017 Towers Watson Industry Survey (the “Consumer Products / Food & Beverage Select Cut”). Information about these benchmarking groups is set forth below.

Selected Peer Group	Selection Criteria

➢     U.S. publicly traded companies of comparable size with manufacturing operations (generally based on revenue of 0.4x to 2.5x and market capitalization of 0.25x to 4x compared to our Company)

➢     Strong in-house R&D activities

➢     Global scope with significant international presence (international operations generally accounting for at least 25% of total revenues)

➢     Growth orientation, with positive sales and earnings growth over the three years prior to the review and selection of the peer group

➢     Companies that are included in the peer groups of at least 3 of the 16 companies that are within our current compensation peer group (“peers of current peers”)

➢     Companies that include us in their compensation peer group

Component Companies

➢     Church & Dwight Co, Inc.

➢     The Clorox Company

➢     Coty, Inc.

➢     Dr Pepper Snapple Group, Inc.

➢     Edgewell Personal Care

➢     The Estée Lauder Companies Inc.

➢     The Hain Celestial Group, Inc.

➢     Herbalife Ltd.

➢     The Hershey Company

➢     McCormick & Company, Inc.

➢     Mead Johnson Nutrition Company

➢     Nu Skin Enterprises, Inc.

➢     Revlon, Inc.

➢     Sensient Technologies Corporation

➢     Spectrum Brands Holdings, Inc.

➢     Tupperware Brands Corporation

	Position in Group	➢ Between the 25th percentile and median for revenue and near the 50th percentile of market capitalization

Size Appropriate Cut of the Towers Watson General Industry Survey	Selection Criteria

➢     33 to 168 companies (depending on the position)

➢     Revenues interpolated to our 2017 trailing four-quarter revenue size:

•   $3.3 billion for corporate positions

•   $1.7 billion for Fragrances

•   $1.1 billion for Consumer Fragrances

•   $1.6 billion for Flavors

Towers Watson Consumer Products / Food & Beverage Select Cut	Selection Criteria	➢ 27 companies (including six companies that are also part of the 2018 selected peer group) ➢ $1 billion to $7 billion in reported revenues, with median revenues of $4 billion

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 COMPENSATION DISCUSSION AND ANALYSIS

Changes to 2019 Selected Peer Group

In August 2018, the Committee reviewed with its independent compensation consultant the selected peer group for purposes of the upcoming 2019 target compensation setting process. In light of the acquisition of Frutarom, the Committee wanted to ensure that companies in the selected peer group remained reasonable relative to the increased size of the Company following the completion of the acquisition, and that the selected peer group as a whole would continue to be representative of the market for executive talent with reasonable overlap in key areas of business focus. As a result of this review, the Committee approved the following changes to the peer group for purposes of the 2019 target compensation setting process: (i) each of Mead Johnson Nutrition Company, Revlon, Inc., Sensient Technologies Corporation and Tupperware Brands Corporation were removed from the peer group; and (ii) each of Ashland Global Holdings Inc., Celanese Corporation, Perrigo Company plc and Post Holdings, Inc. were added to the peer group.

Clawback Policy

All compensation under our 2010 Stock Award and Incentive Plan and our 2015 Stock Award and Incentive Plan, including AIP, LTIP, ECP and other cash and equity awards, as well as payments made under our ESP, are subject to clawback.

The triggers for recovery of compensation under our compensation recoupment and clawback policies include:

•	accounting restatements;

•	financial misstatements (without regard to fault);

•	an employee’s willful misconduct;

•	violation of a Company policy that is materially detrimental to our Company; or

•	an employee’s violation of non-competition, non-solicitation, confidentiality or similar covenants.

Tax Deductibility

Prior to the effectiveness of the Tax Cuts and Jobs Act of 2017 (the “Tax Act”), Section 162(m) of the Internal Revenue Code (“Section 162(m)”) imposed an annual deduction limit of $1 million on the amount of compensation paid to each of the chief executive officer and certain other named executive officers. The deduction limit did not apply to performance-based compensation satisfying the requirements of Section 162(m). Effective in fiscal year 2018, the Tax Act eliminated the Section 162(m) provisions exempting performance-based compensation from the $1 million deduction limit. While the Committee will continue to take into account the tax and accounting implications (including with respect to the expected lack of deductibility under the revised Section 162(m)) when making compensation decisions, it reserves the right to make compensation decisions based on other factors if the Committee determines it is in its best interests to do so. Further, taking into account the elimination of the exemption for performance-based compensation under Section 162(m), the Committee may determine to make changes or amendments to its existing compensation programs in order to revise aspects of our programs that were initially designed to comply with Section 162(m) but that may no longer serve as an appropriate incentive measure for our executive officers.

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2019 Compensation Actions

In October 2018, the Company successfully completed its acquisition of Frutarom, with Frutarom now reporting as a third business segment alongside Scent and Taste. In general, for 2019, the Company expects to continue to compensate Frutarom employees consistent with the past practice of Frutarom. The Committee reviewed with its independent compensation consultant the structure of our AIP in light of the acquisition of Frutarom and, as a result of this review, approved the expansion of AIP in fiscal year 2019 to include a business segment to reward performance at Frutarom. During 2019, the President, Frutarom will be an eligible participant in the AIP. However, at this time, we do not currently anticipate that Frutarom executives will participate in our existing LTIP or ECP programs.

The Committee, in consultation with management and FW Cook also evaluated the LTIP performance metrics for the 2019-2021 cycle in light of the Frutarom acquisition. While the Committee continues to believe that EP is an important metric, in light of the Frutarom acquisition and the company-wide focus on deleveraging by 2021, the Committee decided to replace the three annual EP performance segments with a cumulative three-year performance metric of net debt to EBITDA ratio in addition to the cumulative, three-year Relative TSR for the cumulative segment, which will be weighted equally.

Non-GAAP Reconciliation

This CD&A includes the following non-GAAP financial measures: currency neutral sales, adjusted operating profit and adjusted earnings per share. Please see Exhibit A of this proxy statement for a reconciliation of such metrics.

Compensation Committee Report

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis included in this proxy statement. Based on those reviews and discussions, the Compensation Committee has recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement for filing with the Securities and Exchange Commission and incorporated by reference into our Annual Report on Form 10-K for the fiscal year ended December 31, 2018.

Compensation Committee

Roger W. Ferguson, Jr. (Chair)

Michael Ducker

Christina Gold

Katherine M. Hudson

Dale F. Morrison

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Proposal 3 Advisory Vote on Executive CompensationProposal 3 - Advisory Vote on Executive Compensation

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (known as the “Dodd-Frank Act”) requires us to provide our shareholders with the opportunity to approve, on a nonbinding, advisory basis, the compensation of our NEOs as disclosed in this proxy statement in accordance with the compensation disclosure rules of the SEC, often referred to as “Say on Pay.”

The core of our executive compensation philosophy is that our executives’ compensation should be linked to achievement of financial and operating performance metrics that build shareholder value over both the short- and long-term. We have designed our compensation program to focus on elements that we believe will contribute to these shareholder value drivers. As such, our compensation program:

•	includes a significant equity component,

•	is variable and tied to multiple value-creating performance metrics,

•	reflects each executive’s position, role, responsibility and experience, and

•	rewards individual performance and contributions toward our annual financial performance objectives.

In 2018, 93.1% of the votes cast on our say-on-pay proposal relating to 2017 executive compensation voted for the proposal. In deciding how to cast your vote on this proposal, the Board requests that you consider the structure of the Company’s executive compensation program, which is more fully discussed in this proxy statement under the heading “Compensation Discussion and Analysis.”

This vote is non-binding; however, we value the opinions of our shareholders and accordingly the Board and the Compensation Committee will consider the outcome of this advisory vote in connection with future executive compensation decisions.

For reasons set forth above, the Board recommends that you vote for the compensation paid to the NEOs in 2018.

Accordingly, we will ask our shareholders to vote on the following resolution at the 2019 Annual Meeting:

“RESOLVED, that, the compensation paid to the Company’s NEOs in 2018, as disclosed in this proxy statement for our 2019 Annual Meeting of Shareholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the compensation tables and related narrative disclosure, is hereby approved.”

Ö YOUR BOARD RECOMMENDS A VOTE “FOR” THE COMPENSATION PAID TO OUR NEOS IN 2018

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Executive Compensation

Summary Compensation Table

The following table sets forth the compensation for:

•	our current CEO;

•	our current CFO; and

•	our three other most highly compensated executive officers who were serving as executive officers as of December 31, 2018.

We refer to the executive officers included in the Summary Compensation Table as our NEOs. A detailed description of the plans and programs under which our NEOs received the following compensation can be found in this proxy statement under the heading “Compensation Discussion and Analysis.”

Name and Principal Position	Year	Salary ($)(1)	Stock Awards ($)(2)(3)		Non-Equity Incentive Plan Compensation ($)(4)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(5)	All Other Compensation ($)(6)	Total ($)

Andreas Fibig	2018	1,300,000	4,095,961		2,634,583	—	491,396	8,521,940

Chairman and CEO	2017	1,300,000	3,042,803		2,916,010	—	488,636	7,747,449

	2016	1,275,000	2,963,837		1,670,801	—	300,595	6,210,233

Richard O’Leary	2018	511,250	819,108		589,329	—	144,333	2,064,020

CFO	2017	500,000	680,887		584,579	—	130,331	1,895,797

	2016	422,131	1,346,578		227,620	—	112,537	2,108,866

Nicolas Mirzayantz	2018	609,000	879,071		574,667	(118,955)	144,745	2,088,528

Divisional Chief Executive Officer, Scent	2017	600,000	907,888		741,723	195,808	126,646	2,572,065

	2016	600,000	1,010,428		452,834	43,291	153,913	2,260,466

Matthias Haeni (7)	2018	577,217	2,826,550	(8)	776,943	—	104,680	4,285,390

Divisional Chief Executive Officer, Taste	2017	543,750	699,793		855,316	—	1,057,801	3,156,660

	2016	518,750	830,353		492,074	—	1,537,189	3,378,366

Anne Chwat	2018	482,500	667,520		437,523	—	174,805	1,762,347

General Counsel	2017	475,000	668,346		481,731	—	175,383	1,800,460

	2016	472,500	761,326		293,960	—	183,826	1,711,612

(1)

The 2018 amounts in this column include (i) the following amounts deferred under the DCP: Mr. Fibig — $650,000; Mr. O’Leary — $61,350; Mr. Mirzayantz — $60,900 and Ms. Chwat — $120,625, and (ii) the following amounts deferred under the Retirement Investment Fund Plan (401(k)): Mr. Fibig — $24,500; Mr. O’Leary — $18,878; Mr. Mirzayantz — $18,500 and Ms. Chwat — $18,500.

(2)

The amounts in the Stock Awards column represent the aggregate grant date fair value of all equity awards granted during each respective fiscal year, including 50% portion of 2018-2020 LTIP cycle awards that will be payable in our common stock if the performance conditions are satisfied. The grant date fair value is calculated in accordance with FASB ASC Topic 718. Details on and assumptions used in calculating the grant date fair value of RSUs, PRSUs and LTIP equity incentive compensation may be found in Note 14 to our audited financial statements for the fiscal year ended December 28, 2018 included in our Annual Report on Form 10-K for the fiscal year ended December 28, 2018. The grant date fair value attributable to the 2018-2020 LTIP cycle awards is

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based on the probable outcome of the performance conditions. The value of these awards at the grant date if the maximum level of performance conditions were to be achieved is as follows: Mr. Fibig — $2,192,000; Mr. O’Leary — $438,400; Mr. Mirzayantz — $438,400; Mr. Haeni — $438,400; and Ms. Chwat — $255,149. The actual number of shares earned and credited for the NEOs for the completed 2016-2018 LTIP cycle and for the 2018 segment of each of the 2017-2019 LTIP cycle and 2018-2020 LTIP cycle can be found in the narrative following the Grants of Plan-Based Awards Table under the heading “Long-Term Incentive Plan.”

(3)

The grant date fair value attributable to PRSUs included in the Stock Awards column pertains to the value of the matching portion of the award. Not reflected in this column is the value of shares delivered or cash paid by NEOs to purchase shares in fiscal year 2018 for the participant’s portion of the PRSUs award. As discussed in the Compensation Discussion and Analysis, participants in our ECP are permitted to satisfy the purchase price of PRSUs by tendering shares of our common stock or paying cash. The following NEOs purchased or tendered the number of shares indicated in fiscal year 2018, in each case at a price per share equal to the closing stock price on the date of grant: Mr. Fibig — $2,999,961 for 21,413 shares; Mr. O’Leary — $599,908 for 4,282 shares; Mr. Mirzayantz — $659,871 for 4,710 shares; Mr. Haeni — $659,871 for 4,710 shares and Ms. Chwat — $539,945 for 3,854 shares.

(4)

The 2018 amounts in this column include (1) amounts earned under the 2018 AIP and (2) the aggregate cash portion of the LTIP awards earned and credited for the 2018 segment of the 2017-2019, 2018-2020 and 2016-2018 LTIP cycles and for the cumulative segment under the 2016-2018 LTIP cycle. Amounts earned under the 2018 AIP were as follows: Mr. Fibig—$1,586,520; Mr. O’Leary—$419,004; Mr. Mirzayantz — $327,542; Mr. Haeni—$529,818 and Ms. Chwat — $295,947. Aggregate amounts earned and credited for 2018 under the LTIP were as follows: Mr. Fibig—$1,048,036; Mr. O’Leary—$170,325; Mr. Mirzayantz — $247,125; Mr. Haeni — $247,125; Ms. Chwat — $141,576, please see the discussion under “Long-Term Incentive Plan” below.

(5)

The amounts in this column represent the aggregate change in the actuarial present value of the NEO’s accumulated benefit under our U.S. Pension Plan (our qualified defined benefit plan) and our Supplemental Retirement Plan (our non-qualified defined benefit plan). Earnings in the interest bearing account in the DCP were not above-market, and earnings in other investment choices under the DCP were not preferential, and therefore are not included.

(6)	Details of the 2018 amounts set forth in this column are included in the All Other Compensation Table.

(7)	All amounts for Mr. Haeni have been converted from Euros to USD, based on an exchange rate of 1.1353 US Dollars to Euros (the exchange rate as of December 28, 2018).

(8)	Includes 2018 RSU retention awards.

Pay Ratio

As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(u) of Regulation S-K, we are providing the following information about the relationship of the median annual total compensation of our employees and the annual total compensation of our CEO, Andreas Fibig.

As of December 28, 2018, our employee population consisted of approximately 7,647 individuals working at our parent company and consolidated subsidiaries, of which approximately 1,825 are located in the United States and 5,822 are located outside the United States. In accordance with a permitted exemption under the pay ratio rules, our employee population did not include approximately 5,570 individuals who became employees after October 4, 2018, as a result of our acquisition of Frutarom. We selected

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 EXECUTIVE COMPENSATION

December 28, 2018, the last day of our fiscal year, as the determination date for identifying the median employee.

We previously identified our median employee as of December 29, 2017 (the last day of the 2017 fiscal year), by calculating the amount of annual target total cash compensation (salary plus target annual incentive compensation) paid to all of our employees (other than the CEO) based on the compensation information maintained in a centralized database. Since we do not widely distribute annual equity-based awards to our employees, the value of such awards was excluded from the compensation calculation used to determine the median employee. We did not make any cost-of-living or other adjustments in identifying the median employee.

Based on this methodology, the median employee was a full-time, salaried employee in the Netherlands. As of December 28, 2018, this employee was employed in the same capacity, without any substantial salary increase, as December 29, 2017. Given our permitted exclusion of Frutarom employees, we believe there were no significant changes in our employee population and, accordingly, we reasonably believe that there have been no changes that would significantly affect our pay ratio disclosure. Therefore, to determine our pay ratio for 2018, we used the same median employee identified in 2017.

We calculated the 2018 total annual compensation of such employee in accordance with the requirements of the executive compensation rules for the Summary Compensation Table (Item 402(c)(2)(x) of Regulation S-K). Under this calculation, the median employee’s annual total compensation was $60,167 based on a Euro to US Dollar exchange rate of $1.1353 (the exchange rate as of December 28, 2018).

Utilizing the same executive compensation rules, and consistent with the amount reported in the “Total” Column of our 2018 Summary Compensation Table above for the CEO, the annual total compensation of our CEO was $8,521,940. The resulting ratio of the annual total compensation of the CEO to the annual total compensation of the median employee was 142 to 1.

2018 All Other Compensation

	Dividends on Stock Awards ($)(1)	Company Contributions to Savings and Defined Contribution Plans ($)(2)	Auto ($)(3)	Financial/ Estate Planning, Tax Preparation and Legal Services ($)	Executive Death Benefit Program ($)(4)	Matching Charitable Contributions ($)	Other ($)(5)	Total ($)
Andreas Fibig	86,855	307,531	49,907	6,459	31,705		8,939	491,396
Richard O’Leary	26,976	68,903	14,184	7,500	18,064	450	8,256	144,333
Nicolas Mirzayantz	49,252	53,122	12,033	600	15,201		14,537	144,745
Matthias Haeni (6)	27,151	44,446	11,428		18,498		3,158	104,680
Anne Chwat	38,699	75,522	13,500	10,000	14,050	10,000	13,033	174,805

(1)	The amounts in this column represent dividend equivalents paid during 2018 on shares of PRSUs.

(2)

The amounts in this column represent: (i) matching amounts paid under our Retirement Investment Fund Plan (401(k)); (ii) amounts matched or set aside by our Company under our DCP (which are matching contributions that would otherwise be made under our 401(k) plan but for limitations under U.S. tax law); (iii) the dollar value of premium shares credited to the accounts of participants in the DCP who elect to defer their cash compensation into the IFF Stock Fund; and (iv) for Mr. Haeni, $44,446 contributed to his European retirement plan in lieu of participation in the Company’s savings plans. The premium shares may be forfeited if the executive does not remain employed by our Company for the full calendar year following the year during which such shares are credited. Dividend equivalents are credited on shares (including premium shares) held in accounts of participants who defer into the IFF Stock Fund. Dividend equivalents are included in the Aggregate Earnings in Last Fiscal Year column of the Non-Qualified Deferred Compensation Table and are not included in the amounts represented in this column.

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(3)

The amounts in this column represent the personal use of automobiles provided by our Company. The value of such use was determined by using standard IRS vehicle value tables and multiplying that value by the percent of personal use. The value of fuel was determined by multiplying the overall fuel cost by the percent of personal use. In both cases personal use percentages were determined on a mileage basis. The amounts in this column also include the cost paid by us for use of our Company driver.

(4)

The amounts in this column represent costs for the corporate-owned life insurance coverage we have purchased to offset liabilities that may be incurred under our Executive Death Benefit Program. No participant in this program has or will have any direct interest in the cash surrender value of the underlying insurance policy.

(5)

The amounts in this column represent, for each of our executives (i) health club membership, (ii) annual physical examination and (iii) amounts paid under our Supplemental Long-Term Disability Plan and for Mr. Haeni, relocation expenses of $1,500.

(6)	All amounts for Mr. Haeni have been converted from Euros to USD, based on an exchange rate of 1.1353 US Dollars to Euros (the exchange rate as of December 28, 2018).

Employment Agreements or Arrangements

Mr. Fibig

Pursuant to the terms of a letter agreement dated May 26, 2014 between our Company and Mr. Fibig, he became our CEO effective September 1, 2014 and Chairman of the Board as of December 1, 2014.

Under this agreement, Mr. Fibig’s employment is on an at-will basis until terminated by either party. Mr. Fibig is entitled to the following compensation under the agreement:

•	A target AIP bonus of 120% of his base salary and a potential maximum annual bonus of 240% of his base salary;

•	An LTIP target of $2,000,000 and a maximum of up to 200% of the LTIP target; and

•	Participation in the ECP program.

Mr. Fibig’s salary is reviewed by the Board periodically and may be increased, but not decreased. The letter agreement provides for non-competition, non-solicitation, non-disclosure, cooperation and non-disparagement covenants.

Mr. Fibig’s letter agreement grants him certain rights upon termination of his employment. These rights are described in this proxy statement under the heading “Termination of Employment and Change in Control Arrangements — Other Separation Arrangements.”

Other NEOs

The compensation of our other NEOs is approved by the Compensation Committee and is generally determined by the terms of the various compensation plans in which they are participants and which are described in this proxy statement more fully above in the Compensation Discussion and Analysis, in the narrative following the Grants of Plan-Based Awards Table and under the heading “Termination of Employment and Change in Control Arrangements.” In addition, their salary is reviewed, determined and approved on an annual basis by our Compensation Committee. Executives also may be entitled to certain compensation arrangements provided or negotiated in connection with their commencement of employment with our Company, or as required by local law.

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 EXECUTIVE COMPENSATION

2018 Grants of Plan-Based Awards

The following table provides information regarding grants of plan-based awards to our NEOs during 2018. The amounts reported in the table under “Estimated Future Payouts under Non-Equity Incentive Plan Awards” and “Estimated Future Payouts under Equity Incentive Plan Awards” represent the threshold, target and maximum awards under our AIP and LTIP programs.

For a further understanding of the performance conditions applicable to the AIP and LTIP awards, the percentage of each award that was actually achieved for 2018 based on satisfaction of such conditions, and the amount earned by each NEO under the 2018 AIP and the 2016-2018 LTIP, 2017-2019 LTIP and 2018-2020 LTIP cycles, please review the discussion under “Annual Incentive Plan” in the Compensation Discussion and Analysis above and the discussion under “Long-Term Incentive Plan” that immediately follows this table.

Name	Type of Award (1)	Grant Date (2)	Date of Compensation Committee / Board Approval	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (3)			Estimated Future Payouts Under Equity Incentive Plan Awards (4)			All Other Stock Awards: Number of Shares of Stock or Units (#) (5)	Grant Date Fair Value of Stock Awards ($) (6)
				Threshold ($)	Target ($)	Maximum ($)	Threshold ($)	Target ($)	Maximum ($)
Andreas Fibig	AIP	2/6/2018	2/6/2018	390,000	1,560,000	3,120,000
	2018 LTIP	2/6/2018	2/6/2018	312,500	1,250,000	2,500,000	312,500	1,250,000	2,500,000		1,096,000
	PRSU	5/2/2018	2/6/2018							21,413	2,999,961

Richard O’Leary	AIP	2/6/2018	2/6/2018	103,000	412,000	824,000
	2018 LTIP	2/6/2018	2/6/2018	62,500	250,000	500,000	62,500	250,000	500,000		219,200
	PRSU	5/2/2018	2/6/2018							4,282	599,908

Nicolas Mirzayantz	AIP	2/6/2018	2/6/2018	122,400	489,600	979,200
	2018 LTIP	2/6/2018	2/6/2018	62,500	250,000	500,000	62,500	250,000	500,000		219,200
	PRSU	5/2/2018	2/6/2018							4,710	659,871

Matthias Haeni	AIP	2/6/2018	2/6/2018	116,290	465,161	930,322
	2018 LTIP	2/6/2018	2/6/2018	62,500	250,000	500,000	62,500	250,000	500,000		219,200
	PRSU	5/2/2018	2/6/2018							4,710	659,871
	2018 RSU Retention (7)	9/19/2018	9/16/2018							9,454	1,274,683
	2018 RSU Retention (7)	9/19/2018	9/16/2018							5,090	672,796

Anne Chwat	AIP	2/6/2018	2/6/2018	72,750	291,000	582,000
	2018 LTIP	2/6/2018	2/6/2018	36,375	145,500	291,000	36,375	145,500	291,000		127,574
	PRSU	5/2/2018	2/6/2018							3,854	539,945

(1)	AIP = 2018 AIP

2018 LTIP = 2018-2020 Long-Term Incentive Plan Cycle

PRSU = Purchased Restricted Stock Unit

RSU = Restricted Stock Unit

(2)	All equity, AIP and LTIP grants were made under our 2015 SAIP. The material terms of these awards are described in this proxy statement under the heading “Compensation Discussion and Analysis.”

(3)

AIP amounts in this column are the threshold, target and maximum dollar values under our 2018 AIP. 2018 LTIP amounts in this column are the threshold, target and maximum dollar values of the 50% portion of our 2018-2020 LTIP cycle that would be payable in cash if the performance conditions are satisfied.

(4)

2018 LTIP amounts in this column are the threshold, target and maximum dollar values of the 50% portion of our 2018-2020 LTIP cycle that would be payable in stock if the performance conditions are satisfied. The number of shares of our common stock for the 50% portion payable in stock was determined at the beginning of the 2018 LTIP cycle, based on $153.26 per share, the average closing market price of a share of our common stock for the 20 trading days preceding January 2, 2018, the

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first trading day of the 2018-2020 LTIP cycle. However, the actual value to be realized may vary depending on the closing market price of a share of our common stock on the payout date of 2018 LTIP awards.

(5)

The amounts in this column represent the number of PRSUs and RSUs granted under the ECP. Dividend equivalents are paid on PRSUs. Footnote 3 to the Summary Compensation Table states the dollar amount delivered by our NEOs (in tendered shares or cash) for these PRSU awards. The material terms of the ECP awards are described in this proxy statement under the “Equity Choice Program” heading in the “Compensation Discussion & Analysis.”

(6)

The amounts in this column represent the aggregate grant date fair value of equity awards granted to our NEOs during the fiscal year ended December 31, 2018, calculated in accordance with FASB ASC Topic 718. The grant date fair value of LTIP awards pertains to the 50% portion of those awards that will be payable in shares of our common stock if the performance conditions are satisfied, and is based on the probable outcome of such conditions.

(7)	Reflects the two vesting dates of the retention award granted to Mr. Haeni in September 2018.

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Long-Term Incentive Plan

As discussed above, LTIP cycles have four performance segments (1) one for each of the three years in the LTIP cycle and (2) the cumulative results for the full three-year LTIP cycle. Any amounts earned under a performance segment are credited on behalf of the executive at the end of the relevant segment, but such credited amounts are not paid until the completion of the three-year LTIP cycle and could be forfeited if a NEO leaves the Company prior to the payment date. As 50% of the LTIP award is payable in cash and 50% is payable in stock, (i) at the beginning of each cycle, the grant date fair market value of the 50% of the LTIP award payable in stock is included in the “Stock Awards” column of the Summary Compensation Table for that year and (ii) each year upon determination of the amount to be credited to the NEO for the annual segment or the cumulative segment, as the case may be, the cash portion of the NEO’s credited awards is included in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table for the year in which it is earned.

2016-2018 LTIP Payout

The following table sets forth the total amount earned by each NEO based on achievement of the corporate performance goals for each segment under the 2016-2018 LTIP cycle and based on each executive’s target amount (or reduced target amount for each NEO who was not employed in his or her current role for the entire three-year cycle). The amount reported in the “Total” column is the amount being paid out to the NEOs in 2018 following completion of the 2016-2018 LTIP cycle.

	Segment 1 (2016)		Segment 2 (2017)		Segment 3 (2018)		Cumulative (2016 – 2018)		Total
	Cash ($)	Shares (#)	Cash ($)	Shares (#)	Cash ($)	Shares (#)	Cash ($)	Shares (#)	Cash ($)	Shares (#)
Andreas Fibig	95,875	939	407,000	3,985	238,250	1,997	273,750	2,295	791,125	6,632

Richard O’Leary	9,367	92	39,763	389	23,825	200	27,375	229	79,113	664

Nicolas Mirzayantz	23,969	235	101,750	996	59,563	499	68,438	574	197,783	1,658

Matthias Haeni	23,969	235	101,750	996	59,563	499	68,438	574	197,783	1,658

Anne Chwat	13,375	131	56,777	555	33,951	284	39,009	328	112,738	944

2017-2019 LTIP Credit

Based on our achievement of the corporate performance goals for the 2018 segment (the second segment) of the 2017-2019 LTIP cycle and the executive’s target amount, the following cash amounts and number of shares of our stock have been credited on behalf of the executive:

	Segment 2 (2018)
	Cash ($)	Shares (#)
Andreas Fibig	$238,250	1,980

Richard O’Leary	$59,563	496

Nicolas Mirzayantz	$59,563	496

Matthias Haeni	$59,563	496

Anne Chwat	$33,951	282

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2018-2020 LTIP Credit

Based on our achievement of the corporate performance goals for the 2018 segment (the first segment) of the 2018-2020 LTIP cycle and the executive’s target amount, the following cash amounts and number of shares of our stock have been credited on behalf of the executive:

	Segment 1 (2018)
	Cash ($)	Shares (#)
Andreas Fibig	297,813	1,944

Richard O’Leary	59,563	389

Nicolas Mirzayantz	59,563	389

Matthias Haeni	59,563	389

Anne Chwat	34,665	227

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Equity Compensation Plan Information

We currently grant equity awards under our 2015 SAIP only, which replaced our 2010 Stock Award and Incentive Plan (the “2010 SAIP”). The following table provides information regarding our common stock which may be issued under our equity compensation plans as of December 31, 2018.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights		Weighted-average exercise price of outstanding options, warrants and rights		Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)		(b)		(c)

Equity compensation plans approved by security holders (1)	616,791	(2)	$117.21	(3)	1,772,737

Equity compensation plans not approved by security holders (4)	220,404		$117.21	(3)	154,880

Total	837,196		$117.21	(3)	1,927,617

(1)

Represents outstanding under the 2015 SAIP and the 2010 SAIP. The 2015 SAIP replaced the 2010 SAIP and provides the source for future deferrals of cash into deferred stock under the DCP (with the DCP being deemed a sub-plan under the 2015 SAIP for the sole purpose of funding deferrals under the IFF Stock Fund).

(2)

Includes RSUs, SSARs, the number of shares to be issued under the 2016-2018 LTIP cycle based on actual performance, and the maximum number of shares that may be issued under the 2017-2019 and 2018-2020 LTIP cycles if the performance conditions for each of those cycles are satisfied at the maximum level. The number of SSARs that may be issued upon exercise was calculated by dividing (i) the product of (a) the excess of the closing market price of our common stock on the last trading day of 2018 over the exercise price, and (b) the number of SSARs outstanding by (ii) the closing market price on the last trading day of 2018. Excludes outstanding shares of PRS under the 2010 SAIP.

(3)	Weighted average exercise price of outstanding SSARs. Excludes RSUs, shares credited to accounts of participants in the DCP and shares that may be issued under the 2016-2018 and 2018-2020 LTIP cycles.

(4)

We currently have two equity compensation plans that have not been approved by our shareholders: (i) the DCP, which is described on page 56 and (ii) a pool of shares that may be used for annual awards of 1,000 shares to each non-employee director. Although we are no longer granting these annual 1,000 share stock awards to directors, the pool of shares remains authorized. Includes 157,240 shares remaining available for issuance under the DCP and 43,750 shares remaining available for issuance from a pool of shares that may be used for annual awards of 1,000 shares to each non-employee director.

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2018 Outstanding Equity Awards at Fiscal Year-End

The following table provides information regarding outstanding equity awards held by our NEOs at December 31, 2018.

Name	Grant Date	Grant Type (1)	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units Or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(2)

Andreas Fibig	5/2/2016	PRSU	6,009	(7)	794,570

	5/2/2016	RSU	11,685	(7)	1,545,108

	2/7/2017	2017 LTIP	3,503	(3)	463,202	12,468 (4)	1,648,644

	5/3/2017	RSU	7,203	(8)	952,453

	5/3/2017	PRSU	8,643	(8)	1,142,864

	2/6.2018	2018 LTIP	1,944	(5)	257,071	14,272 (6)	1,887,187

	5/2/2018	PRSU	21,413	(9)	2,831,441

Richard O’Leary	5/2/2016	PRSU	2,754	(7)	364,161

	11/1/2016	RSU	7,472	(10)	988,023

	2/7/2017	2017 LTIP	877	(3)	115,966	3,116 (4)	412,029

	5/3/2017	PRSU	3,457	(8)	457,119

	2/6/2018	2018 LTIP	389	(5)	51,414	2,854 (6)	377,384

	5/2/2018	PRSU	4,282	(9)	566,209

Nicolas Mirzayantz	5/2/2016	PRSU	6,510	(7)	860,817

	2/7/2017	2017 LTIP	877	(3)	115,966	3,116 (4)	412,029

	5/3/2017	PRSU	5,186	(8)	685,745

	2/6/2018	2018 LTIP	389	(5)	51,414	2,854 (6)	377,384

	5/2/2018	PRSU	4,710	(9)	622,803

Matthias Haeni (12)	5/2/2016	PRSU	5,007	(7)	662,076

	2/7/2017	2017 LTIP	877	(3)	115,966	3,116 (4)	412,029

	5/3/2017	RSU	3,601	(8)	476,160

	2/6/2018	2018 LTIP	461	(5)	60,991	3,394 (6)	448,789

	5/2/2018	PRSU	4,710	(9)	622,803

	9/19/2018	RSU	5,090	(11)	673,051

	9/19/2018	RSU	9,454	(12)	1,250,102

Anne Chwat	5/2/2016	PRSU	5,258	(7)	695,265

	2/7/2017	2017 LTIP	499	(3)	65,983	1,776 (4)	234,840

	5/3/2017	PRSU	4,105	(8)	542,804

	2/6/2018	2018 LTIP	227	(5)	29,992	1,660 (6)	219,502

	5/2/2018	PRSU	3,854	(9)	509,614

(1)	2017 LTIP = 2017-2019 Long-Term Incentive Plan Cycle

2018 LTIP = 2018-2020 Long-Term Incentive Plan Cycle

PRSU = Purchased Restricted Stock Unit

RSU = Restricted Stock Unit

(2)	The market value was determined based on the closing price of our common stock on December 28, 2018.

(3)

This amount represents the number of shares of stock that have been credited for the 2017 and 2018 segments of the 2017-2019 LTIP cycle. These shares will remain unvested until the completion of the full three-year LTIP cycle.

(4)

This amount represents the maximum number of shares of stock that remain subject to the achievement of specified performance objectives over the remaining two open segments of the 2017-2019 LTIP cycle. Shares earned during any segment of the 2017-2019 LTIP cycle will remain unvested until the completion of the full three-year cycle.

(5)

This amount represents the number of shares of stock that have been credited for the 2018 segment of the 2018-2020 LTIP cycle. These shares will remain unvested until the completion of the full three-year LTIP cycle.

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(6)

This amount represents the maximum number of shares of stock that remain subject to the achievement of specified performance objectives over the remaining three open segments of the 2018-2020 LTIP cycle. Shares earned during any segment of the 2018-2020 LTIP cycle will remain unvested until the completion of the full three-year cycle.

(7)	This award vests on April 2, 2019.

(8)	This award vests on April 3, 2020.

(9)	This award vests on April 2, 2021.

(10)	This award vests on November 1, 2020.

(11)	This award vests on December 31, 2019.

(12)	This award vests on December 31, 2020.

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2018 Stock Vested

The following table provides information regarding stock vested during 2018 for each of our NEOs. None of our NEOs hold options and no SSARs were exercised by our NEOs during 2018.

	Stock Awards
Name	Type of Award (1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Andreas Fibig	PRSU (2)(4)	11,176	1,512,448
	RSU (2)	7,620	1,031,215
	2016 LTIP (3)	6,632	876,949
Richard O’Leary	PRSU (2)(4)	2,540	343,738
	2016 LTIP (3)	664	87,801
Nicolas Mirzayantz	PRSU (2)(4)	7,112	962,467
	2016 LTIP (3)	1,658	219,237
Matthias Haeni	PRSU (2)(4)	4,064	549,981
	2016 LTIP (3)	1,658	219,237
Anne Chwat	PRSU (2)(4)	5,080	687,476
	2016 LTIP (3)	944	124,825

(1)	RSU = Restricted Stock Unit
PRSU = Purchased Restricted Stock Unit
2016 LTIP = 2016-2018 Long-Term Incentive Plan Cycle

(2)	The award represented in this row was granted in 2015 under the ECP and vested on April 6, 2018. The value realized is based on the closing price of our common stock on the vesting date ($135.33).

(3)

The award represented in this row is the equity portion of the 2016-2018 LTIP award, for which performance was completed on December 31, 2018. The number of shares represents the actual number of shares that will be issued to the participant in March 2019, as determined by the Board of Directors in February 2019. The value realized is based on the number of shares and the closing market price of a share of our common stock on December 28, 2018 ($132.23); however, the actual value realized may vary depending on the closing market price of a share of our common stock on the payout date.

(4)

The amounts set forth in this table as the value realized attributable to vested PRSUs is the product of (a) the number of vested shares of PRSUs and (b) the closing price of our common stock on the vesting date, less the aggregate amount paid by the executive to purchase the PRSUs. Without taking into account the amount paid by the respective executive for his or her PRSUs, the value realized on vesting in the Value Realized on Vesting column attributable to PRSUs for this executive would be: Mr. Fibig — $1,512,448.08; Mr. O’Leary — $343,738.20; Mr. Mirzayantz — $962,466.96; Mr. Haeni — $549,981.12 and Ms. Chwat — $687,476.40.

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Pension Benefits

We provide a defined benefit pension plan (the “U.S. Pension Plan”) to eligible United States-based employees hired before January 1, 2006. Of our NEOs, only Mr. Mirzayantz currently participates in the U.S. Pension Plan. U.S. employees hired on or after January 1, 2006, including all of our other NEOs, are not eligible to participate in the U.S. Pension Plan. We pay the full cost of providing benefits under the U.S. Pension Plan.

Compensation and service earned after December 31, 2007 are not taken into account in determining an employee’s benefit under the U.S. Pension Plan except for employees whose combined age and years of service equaled or exceeded 70 as of December 31, 2007. As Mr. Mirzayantz did not satisfy this requirement, Mr. Mirzayantz had his benefit frozen as of December 31, 2007.

The monthly pension benefit is equal to the number of years of credited service as of December 31, 2007 times the difference between (a) 1.7% times final average compensation, and (b) 1.25% times the social security amount. Final average compensation for purposes of the U.S. Pension Plan is the average of the five consecutive years of compensation during the last ten years before December 31, 2007 that produce the highest average. The term “compensation” means the basic rate of monthly salary (as of April 1 each year) plus 1/12 of any AIP cash award received for the preceding year, reduced by any compensation deferred under our DCP. The normal retirement age under the U.S. Pension Plan is age 65.

Various provisions of the Internal Revenue Code of 1986, as amended (“IRC”) limit the amount of compensation used in determining benefits payable under our U.S. Pension Plan. We established a non-qualified Supplemental Retirement Plan to pay that part of the pension benefit that, because of these IRC limitations, cannot be paid under the U.S. Pension Plan to our U.S. senior executives. For purposes of the Supplemental Retirement Plan, “compensation” includes any salary and AIP amounts, including amounts deferred under our DCP.

Employees with at least 10 years of service are eligible for early retirement under the U.S. Pension Plan and the Supplemental Retirement Plan beginning at age 55. The benefit at early retirement is an unreduced benefit payable at age 62 or a reduced benefit (4% per year) if paid prior to age 62.

The following table provides information for Mr. Mirzayantz regarding our U.S. Pension Plan and Supplemental Retirement Plan. The present value of accumulated benefits payable under each of our retirement plans was determined using the following assumptions: an interest rate of 4.32%; morality base table is RP-2014 (rebased to 2006) adjusted for IFF experience with MP-2018 mortality improvement projection scale; 80% of participants are married with a spouse four years younger and are receiving a 50% joint and survivor annuity and 20% of participants are unmarried and are receiving a straight life annuity with a five-year guarantee. Additional information regarding the valuation method and material assumptions used to determine the accumulated benefits reported in the table is presented in Note 16 to our consolidated financial statements included in our 2018 Annual Report. The information provided in the columns other than the Payments During Last Fiscal Year column is presented as of December 31, 2018, the measurement date used for financial statement reporting purposes with respect to our audited financial statements for the fiscal year ended December 31, 2018.

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Pension Benefits

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefits Assuming Retirement Age of 62 ($)(1)	Present Value of Accumulated Benefits Assuming Retirement Age of 65 ($)(2)	Payments During Last Fiscal Year ($)
Nicolas Mirzayantz (3)	U.S. Pension Plan	16.23	588,868	486,867	—
	Supplemental Retirement Plan	16.23	937,105	774,783	—

			1,525,973	1,261,650	—

(1)

The amounts in this column assume benefit commencement at unreduced early retirement at age 62 (with at least 10 years of credited service) and otherwise were determined using interest rate, mortality and payment distribution assumptions consistent with those used in our financial statements.

(2)

The amounts in this column assume benefit commencement at normal retirement at age 65 and otherwise were determined using interest rate, mortality and payment distribution assumptions consistent with those used in our financial statements.

(3)

Benefits for Mr. Mirzayantz under the U.S. Pension Plan and Supplemental Retirement Plan were frozen as of December 31, 2007 because his age and service as of December  31, 2007 did not equal or exceed 70.

Non-Qualified Deferred Compensation

We offer our executives and other senior employees based in the United States an opportunity to defer compensation under our non-qualified deferred compensation plan, or DCP. The DCP allows these employees to defer salary, annual and long-term incentive awards and receipt of stock under some equity awards. There is no limit on the amount of compensation that a participant may elect to defer. Subject to certain limitations on the number of installments and periods over which installments will be paid, participants in the DCP elect the timing and number of installments as to which the participant’s DCP account will be settled. Deferred cash compensation may be treated at the election of the participant as invested in:

•	a variety of equity and debt mutual funds offered by The Vanguard Group, which administers the DCP, or

•	a fund valued by reference to the value of our common stock with dividends reinvested (the “IFF Stock Fund”), or

•	an interest-bearing account.

Except for deferrals into the IFF Stock Fund, the participant may generally change his or her choice of funds at any time. For the interest-bearing account, our Compensation Committee establishes an interest rate each year which we intend to be equal to 120% of the applicable federal long-term interest rate. For 2018 this interest rate was 3.13% and for 2019 this interest rate is 3.92%.

We make matching contributions under the DCP to make up for tax limitations on our matching contributions under our Retirement Investment Fund Plan, a 401(k) plan. The 401(k) plan provides for matching contributions at a rate of $1.00 for each dollar of contribution up to 4% of a participant’s salary

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plus $0.75 for each dollar of contribution above 4% up to 8% of a participant’s salary.

Tax rules limit the amount of the Company match under the 401(k) plan for our executives. The DCP matching contribution reflects the amount of the matching contribution which is limited by the tax laws. The same requirements under the 401(k) plan for matching, including vesting, apply to matching contributions under the DCP. These matching contributions automatically vest once a participant completes three years of service with our Company.

The DCP gives participants an incentive to defer compensation into the IFF Stock Fund by granting a 25% premium, credited in additional deferred stock, on all cash compensation deferred into the stock fund contingent upon the participant remaining employed by the Company (other than for retirement) for the full calendar year following the year when such credit was made. If the participant withdraws any deferred stock within one year of a deferral, any premium shares credited will be forfeited. Vesting of the premium deferred stock accelerates upon a change in control. RSUs granted to Directors under our equity compensation plans may also be deferred upon vesting, but no premium is added.

The following table provides information for our NEOs regarding participation in our DCP.

2018 Non-Qualified Deferred Compensation

Name	Executive Contributions in Last FY ($)		Registrant Contributions in Last FY ($)(1)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)(2)

Andreas Fibig	650,000	(3)	288,281	81,952	—	4,214,355
Richard O’Leary	105,190	(4)	51,995	8,464	—	486,647
Nicolas Mirzayantz	157,627	(5)	36,313	11,274	—	2,572,307
Matthias Haeni	—		—	—	—	—
Anne Chwat	276,805	(6)	58,240	263,631	845,857	1,751,063

(1)

The amounts in this column are included in the All Other Compensation column for 2018 in the Summary Compensation Table, and represent employer contributions credited to the participant’s account during 2018, as well as certain contributions credited in the first quarter of 2019 related to compensation earned in 2018.

(2)

Amounts reported in this column for each named executive officer include amounts previously reported in IFF’s Summary Compensation Table in previous years when earned if that officer’s compensation was required to be disclosed in a previous year. Amounts previously reported in such years include previously earned, but deferred, salary and AIP, LTIP, matching and premium contributions. This total reflects the cumulative value of each named executive officer’s deferrals, IFF contributions and investment experience

(3)	This amount is included in the Salary Column for 2018 in the Summary Compensation Table.

(4)

Of this amount, $61,350 is included in the Salary column for 2018 in the Summary Compensation Table and $43,840 included as a portion of his 2018 AIP award in the Non-Equity Incentive Plan Compensation column in the Summary Compensation Table.

(5)

Of this amount, $60,900 is included in the Salary column for 2018 in the Summary Compensation Table. Mr. Mirzayantz also deferred $30,703 of the cash portion of the 2015-2017 LTIP as well as $66,024 which is a portion of his 2018 AIP award in the Non-Equity Incentive Plan Compensation column in the Summary Compensation Table.

(6)

Of this amount, $120,624.96 is included in the Salary column for 2017 in the Summary Compensation Table. Ms. Chwat also deferred $156,180 which is a portion of her 2018 AIP and was included in the Non-Equity Incentive Plan Compensation column for 2018 in the Summary Compensation Table.

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Termination and Change in Control Arrangements

Executive Severance Policy

Our ESP provides severance payments and benefits to our NEOs and other executives in the event of a termination of their employment in certain specified circumstances. In addition, under our incentive plans, the vesting of equity awards may also be accelerated in connection with certain terminations. The level of severance pay under the ESP is based on a tier system. Each executive’s assigned tier is based on the executive’s grade level. The Compensation Committee may also agree to provide enhanced severance payments and benefits to specific executives. All our NEOs are in Tier I. Mr. Fibig’s offer letter has modified some of the relevant definitions, amounts and other terms regarding the benefits that he is eligible to receive under the ESP. See “Other Separation Arrangements” below for a discussion of Mr. Fibig’s benefits.

Our ESP provides for acceleration of severance payments and continuation of benefits in connection with a Tier 1 executive’s termination (1) if his or her employment is terminated by us without Cause or (2) if he or she terminates his or her employment for Good Reason prior to or more than two years after a Change in Control (or “CiC”). An executive maybe able to receive enhanced benefits if separation occurs within two years of CiC, as describe below.

Our ESP states that a “Change in Control” will be deemed to have occurred when any of the following has occurred:

•

a person or group becomes the beneficial owner of 40% or more of the combined voting power of our then outstanding voting securities, other than beneficial ownership by us, any of our employee benefit plans or any person organized, appointed or established pursuant to the terms of any such benefit plan;

•

the directors of the Board as of November 1, 2018 (the “Incumbent Directors”) cease to constitute a majority of the Board for any reason; provided, however, that (i) any individual becoming a director subsequent to November 1, 2018 whose election or nomination for election to the Board was approved by a vote of at least two-thirds of the Incumbent Directors then on the Board shall be an Incumbent Director and (ii) any individual initially elected or nominated as a director as a result of an actual or threatened election contest shall not be an Incumbent Director; or

•

the consummation of (A) a merger, consolidation, reorganization or similar transaction with us or in which our securities are issued, as a result of which the holders of our outstanding voting securities immediately before such event own, directly or indirectly, immediately after such event less than 60% of the combined voting power of the outstanding voting securities of the parent entity resulting from, or issuing its voting securities as part of, such event; (B) a complete liquidation or dissolution of the Company; or (C) a sale or other disposition of all or substantially all of our assets to any person, with certain exceptions.

76  IFF  |  2019 PROXY STATEMENT

 EXECUTIVE COMPENSATION

Severance Payments and Benefits Other than in Connection with a Change in Control

Payment for Termination Without Cause or for Good Reason. Pursuant to our ESP, any Tier 1 executive that is terminated by us without Cause or by a Tier 1 executive for Good Reason prior to or more than two years after a CiC is entitled to receive the following:

•

A severance payment equal to (a) two times (2x) in case of our CEO, or (b) one and one-half times (1.5x) in case of our other Tier I executives, the sum of the executive’s annual base salary at the date of termination plus the prorated portion of the executive’s target AIP award for the year in which termination occurs (payable to the executive in regular installments over 24 months for our CEO, or 18 months for other Tier I executives, following termination);

•	A prorated portion of the executive’s target AIP award for the year in which termination occurs, payable when such AIP amounts otherwise become payable;

•	A prorated portion of the executive’s target LTIP award for the cycles then in progress, payable when such LTIP amounts otherwise become payable;

•	Vesting of a prorated portion of any unvested equity award(s), settled on the applicable vesting date as if termination had not occurred; and

•

Continuation of medical, dental, disability and life insurance coverage for 24 months for our CEO and 18 months for our other Tier I executives, or until the executive obtains new employment providing similar benefits or attains age 65.

Severance Payments and Benefits in Connection with a Change in Control

Upon the occurrence of a termination of any Tier 1 executive by us without Cause or by a Tier 1 executive for Good Reason within two years following a CiC, the executive would be entitled to the following:

•

A severance payment equal to (a) three times (3x) in case of our CEO, or (b) two times (2x) in case of our other Tier I executives, the sum of the executive’s annual base salary at the date of termination plus the higher of (1) his or her average AIP award for the three most recent years and (2) his or her target AIP award for the year in which termination occurs, payable in a lump sum;

•	A prorated portion of the executive’s target AIP award for the year in which termination occurs, payable in a lump sum;

•

For each performance segment that ended prior to the termination, a payment equal to the LTIP award payment the executive would have been entitled to receive for such performance segment had the termination not occurred, payable in a lump sum;

•

For each performance segment in which the executive’s date of termination occurs, a prorated portion of the executive’s target LTIP award for each performance segment in which the termination occurs, payable in a lump sum;

•	Vesting of any equity awards not already vested upon the CiC and, unless deferred by the executive, settlement of such equity awards;

•	Vesting of any benefits under our Supplemental Retirement Plan; and

•

Continuation of medical, dental, disability and life insurance coverage for 24 months for our CEO, and 18 months for our other Tier I executives, or until the executive obtains new employment providing similar benefits or attains age 65.

IFF  |  2019 PROXY STATEMENT  77

 EXECUTIVE COMPENSATION

Definitions. Our ESP defines Cause and Good Reason as follows:

•	“Cause” means:

○

failure of the executive to perform his or her material duties in any material respect, which if reasonably susceptible to cure, has continued after written notice of such failure has been provided and the executive has not cured such failure within 10 days of receipt of such written notice;

○	willful misconduct or gross negligence by the executive that has caused or is reasonably expected to result in material injury to our business, reputation, or prospects;

○

the engagement by the executive in illegal conduct or any act of serious dishonesty which could reasonably be expected to result in material injury to our business or reputation or which adversely affects the executive’s ability to perform his or her duties;

○	the executive being indicted or convicted of (or having pled guilty or nolo contendere to) a felony or any crime involving moral turpitude, dishonesty, fraud, theft or financial impropriety; or

○	a material and willful violation by the executive of our rules, policies or procedures.

•	“Good Reason” means any of the following:

○

a material decrease in the executive’s base salary, target bonus under an AIP, LTIP or Equity Choice Award, other than as part of an across-the-board reduction applicable to all similarly situated employees;

○	a material diminution in the executive’s authority, duties or responsibilities;

○	relocation of executive’s primary work location more than 50 miles from executive’s primary work location at the time of such requested relocation; or

○	our failure to obtain the binding agreement of any successor expressly to assume and agree to fully perform our obligations under the ESP.

However, “good reason” will only exist if the executive gives us notice within 90 days after the initial occurrence of any of the foregoing events and we fail to correct the matter within 30 days following receipt of such notice.

Tax Gross-Up. Executives are not entitled to receive a tax “gross-up” payment. Instead, their severance payments would be subject to a “modified cut-back” provision, where severance or other payments to that executive would be reduced if this reduction would produce a better after-tax result for the executive. There would be no reduction, however, if the executive (who would be responsible for any excise tax) would have a better after-tax result without the reduction.

Participant Obligations for the Protection of Our Business and Clawback. As a condition of the executive’s right to receive severance payments and benefits, the ESP requires that he or she:

•	not compete with us,

•	not solicit, induce, divert, employ, retain or interfere with or attempt to influence our relationship with any employee or person providing services to the Company and

•	not interfere with or attempt to influence our relationship with any supplier, customer or other person with whom we do business.

78  IFF  |  2019 PROXY STATEMENT

 EXECUTIVE COMPENSATION

These restrictions apply while an executive is employed and following a termination of employment during the period of 12 months in case of non-compete obligations and 24 months in case of non-solicitation obligations. In addition, executives are not entitled to severance if they engage in willful misconduct or a violation of a Company policy that is materially detrimental to us while employed by the Company. The ESP also conditions severance payments and benefits on the executive signing a release and termination agreement, and meeting continuing commitments relating to confidentiality, cooperation in litigation and return of our property.

As discussed above in “Compensation Discussion and Analysis—Clawback Policy,” compensation received under our ESP is subject to our clawback policy if the executive breaches the obligations noted above or if any of the other events triggering a clawback, such as a financial misstatement or restatement, occur.

Effect of IRC Section 409A. The timing of some payments and benefits may be restricted under IRC Section 409A, which regulates deferred compensation. Some amounts payable to our NEOs or other participants under the ESP upon termination may be delayed until six months after termination.

Payments in connection with death, disability or retirement. Our executives may also receive payment if their employment terminates as a result of death, disability or retirement as set forth in the terms and conditions of their award agreements with the Company and, in the case of our CEO, his letter agreement as described below under “Other Separation Arrangements—Mr. Fibig.” Our NEOs are also entitled to payments under our Executive Death Benefit Plan as described in this proxy statement under the heading “Compensation Discussion and Analysis—Executive Death Benefit Plan.” In the event of disability, our NEOs would be entitled to payments under our Disability Insurance Program that applies to salaried employees generally (60% of monthly salary up to a maximum of $15,000 per month).

Other Separation Arrangements

Mr. Fibig

Details regarding Mr. Fibig’s letter agreement dated May 26, 2014 are included in this proxy statement under the heading “Employment Agreements or Arrangements” following the Summary Compensation Table. Under the terms of his letter agreement, Mr. Fibig is a participant in our ESP and is entitled to receive the benefits set forth above, with the following modifications:

•	In connection with any termination without Cause or for Good Reason, not in connection with a CiC:

○

Mr. Fibig’s severance payment will be a multiple of two times (2x) the sum of his annual base salary plus the average AIP bonus paid to him in the three years prior to termination, payable over 24 months; and

○	Mr. Fibig will be entitled to receive a prorated portion of any LTIP award that is in progress on the date of termination, based on target, in a lump-sum cash payment; and

•	In connection with any termination without Cause or for Good Reason that occurs within two years after a CiC, all of Mr. Fibig’s outstanding equity awards will vest in full at target;

Any termination by us without cause (as described below) or by Mr. Fibig for any reason requires prior written notice of 90 days. Under Mr. Fibig’s letter agreement, “Cause” means:

•

willful and continued failure to perform substantially his duties with the Company (other than any such failure resulting from his incapacity due to physical or mental illness) after a written demand for substantial performance is delivered to him by the Board which specifically identifies the manner in which he has not substantially performed his duties, and which provides a 20-day cure period;

IFF  |  2019 PROXY STATEMENT  79

 EXECUTIVE COMPENSATION

•

willful engagement in conduct which is not authorized by the Board or within the normal course of his business decisions and is known by him to be materially detrimental to our best interests or the best interests of any of our subsidiaries, including any misconduct that results in material noncompliance with any financial reporting requirements under the Federal securities laws if such noncompliance results in an accounting restatement;

•

willful engagement in illegal conduct or any act of serious dishonesty which adversely affects, or in the reasonable estimation of the Board, could in the future adversely affect his value, reliability or performance to our Company in a material manner (other than any act or failure to act based upon authority given by the Board or advice of counsel for the Company, which shall be presumed to be done in good faith and in the best interests of the Company); or

•	his being indicted for or convicted of (or pleading guilty or nolo contendere to) a felony or any crime involving moral turpitude, dishonesty, fraud, theft or financial impropriety.

Under Mr. Fibig’s letter agreement, “Good Reason” means any of the following:

•	any reduction in his base salary or target AIP bonus;

•	an adverse change in his status or position as CEO (including as a result of a material diminution in his duties or responsibilities);

•	required relocation to a principal place of employment outside of the New York City metropolitan area; or

•

our failure to obtain an agreement from any successor to all or substantially all of our assets or business to assume and agree to perform his Employment Agreement within 15 days after a merger, consolidation, sale or similar transaction.

However, “Good Reason” will only exist if the CEO resigns from employment within 180 days after the occurrence, without his express written consent, of one of the events listed above; provided he gives written notice within 90 days after the event allegedly constituting Good Reason, and the Company will have 30 days after such notice is given to cure.

If Mr. Fibig’s employment terminates on account of death, disability or retirement, he (or his beneficiary or estate) is entitled to any unpaid base salary through the date of termination, any unpaid bonus earned with respect to any fiscal year ending on or preceding the date of termination, payable when bonuses are paid to other senior executives, a pro-rata AIP bonus for the fiscal year in which the termination occurs, based on actual performance and payable when bonuses are paid to other senior executives, and all other payments, benefits or perquisites to which he may be entitled under the terms of the Company’s programs. Mr. Fibig will not be entitled to any payment (including any tax gross-up) respecting taxes he may owe under IRC Section 4999 (so-called “golden parachute taxes”). The separation benefits payments are subject to Mr. Fibig’s delivery to us of an executed general release, resignation from all offices, directorships and fiduciary positions with us and continued compliance with restrictive covenants regarding non-competition, non-solicitation, confidentiality, cooperation and non-disparagement. Upon a termination of Mr. Fibig’s employment for any reason, the non-competition and non-solicitation covenants continue to apply for two years.

80  IFF  |  2019 PROXY STATEMENT

 EXECUTIVE COMPENSATION

Potential Payments upon Termination or Change in Control

The following table shows the estimated payments and value of benefits that we would provide to each of our NEOs if the triggering events described in the heading of the table had occurred on December 31, 2018.

We do not provide any additional benefits to our NEOs upon a voluntary resignation or termination for Cause. Certain assumptions made for purposes of presenting this information and certain amounts not reflected in the table are explained below or in the footnotes to the table.

For all cases, the per-share market price of our common stock is assumed to be $134.27, the actual closing price per share on the last trading day of 2018. In preparing the estimates in this table, we have assumed that any CiC would also constitute a “change in ownership and control” for purposes of the golden parachute excise tax rules. All amounts included in the table are stated in the aggregate, even if the payments will be made on a monthly basis. Except as noted in footnote (7) of the table, these amounts do not include payments and benefits to the extent that they are provided on a non-discriminatory basis to salaried employees generally upon termination of employment. The salary, AIP award and LTIP award otherwise payable to each NEO through December 31, 2018 is included in the Summary Compensation Table. In addition to the amounts set forth in the table below, in the event of a CiC, the aggregate balance held in our DCP for each of our NEOs who participate in that plan will be automatically accelerated and settled within five business days of the CiC, as opposed to the participant’s deferral election. The amounts that would have been accelerated in the event of a CiC as well as, in all other cases, the amounts each of our NEOs who participate in that plan would have received according to the participant’s deferral election, are shown in the Aggregate Balance at Fiscal Year-End column of the Non-Qualified Deferred Compensation Table.

IFF  |  2019 PROXY STATEMENT  81

 EXECUTIVE COMPENSATION

Potential Payments upon Termination or Change in Control

	Involuntary Termination Not for Cause or for Good Reason Prior to or More Than 2 Years After a CiC		Termination due to Death (1)	Separation Due to Retirement or Disability Prior to or More Than 2 Years After a CiC (2)	Involuntary Termination Not for Cause or for Good Reason Within 2 Years After a CiC		Separation Due to Retirement or Disability Within 2 Years After a CiC (2)
Andreas Fibig

Salary	$2,600,000		$—	$—	$3,900,000	(3)	$—
AIP	3,120,000	(4)	—	—	4,680,000	(5)	—
LTIP (6)	1,140,679		1,140,679	1,140,679	1,140,679		1,140,679
Equity (7)	5,210,711		9,654,684	—	9,654,684		9,654,684
Benefits Continuation (8)	78,475		—	—	78,475		—
Executive Death Benefit (9)	—		2,600,000	—	—		—
Disability Insurance (10)	—		—	120,000	—		120,000

Total	$12,149,865		$13,395,364	$1,260,679	$19,453,839		$10,915,363

Richard O’Leary
Salary	$772,500		$—	$—	$1,030,000		$—
AIP	618,000	(4)	—	—	824,000	(5)	—
LTIP (6)	264,373		264,373	264,373	264,373		264,373
Equity (7)	2,011,546		2,687,236	—	2,687,236		2,687,236
Benefits Continuation (8)	55,765		—	—	55,765		—
Executive Death Benefit (9)	—		1,030,000	—	—		—
Disability Insurance (10)	—		—	120,000	—		120,000

Total	$3,722,184		$3,981,609	$384,373	$4,861,374		$3,071,609

Nicolas Mirzayantz
Salary	$918,000		$—	$—	$1,224,000		$—
AIP	734,400	(4)	—	—	979,200	(5)	—
LTIP (6)	264,373		264,373	264,373	264,373		264,373
Equity (7)	1,614,325		2,477,909	—	2,477,909		2,477,909
Benefits Continuation (8)	53,263		—	—	53,263		—
Executive Death Benefit (9)	—		1,224,000	—	—		—
Disability Insurance (10)	—		—	120,000	—		120,000

Total	$3,584,361		$3,966,282	$384,373	$4,998,745		$2,862,282
Matthias Haeni (11)
Salary	$872,176		$—	$—	$1,162,902		$—
AIP	697,741	(4)	—	—	930,322	(5)	—
LTIP (6)	264,373		264,373	264,373	264,373		264,373
Equity (7)	1,686,309		4,029,867	—	4,029,867		4,029,867
Benefits Continuation (8)	34,133		—	—	34,133		—
Executive Death Benefit (9)	—		1,162,902	—	—		—
Disability Insurance (10)	—		—	—	—		—

Total	$3,554,732		$5,457,142	$264,373	$6,421,597		$4,294,240

Anne Chwat
Salary	$727,500		$—	$—	$970,000		$—
AIP	436,500	(4)	—	—	582,000	(5)	—
LTIP (6)	151,690		151,690	151,690	151,690		151,690
Equity (7)	1,234,437		1,932,266	—	1,932,266		1,932,266
Benefits Continuation (8)	55,328		—	—	55,328		—
Executive Death Benefit (9)	—		970,000	—	—		—
Disability Insurance (10)	—		—	120,000	—		120,000

Total	$2,605,455		$3,053,957	$271,690	$3,691,285		$2,203,957

82  IFF  |  2019 PROXY STATEMENT

 EXECUTIVE COMPENSATION

(1)

The amounts in this column represent payments made in the event of the death of the executive either prior to, within two years or more than two years after a CiC, assuming a termination date of December 31, 2018. With respect to amounts shown in the AIP row, if the death of an executive occurred within two years of a CiC, this amount may change as it is the prorated amount of the executive’s target bonus in the year of termination.

(2)	Pursuant to the terms of the ESP, an executive who elects to retire after attaining age 62 is entitled to the benefits in this column (less any disability insurance proceeds).

(3)

Pursuant to the terms of our ESP, if severance payments are deemed to trigger the excise tax imposed by IRC Section 4999, the executive would receive the greater net after tax benefit of either (1) payment of the excise tax or (2) a reduction to cash severance to the “safe harbor” level so as not to trigger the excise tax. In Mr. Fibig’s case, payment of the excise tax results in the greater net after tax benefit to him.

(4)

This amount represents (i) for Mr. Fibig, 2.0x the greater of the average AIP award paid for performance in the three years preceding the year of the presumed December 31, 2018 termination (i.e., the three years ending December 31, 2017) (or averaged over the lesser number of years during which the executive was eligible for AIP awards) or the executive’s target annual incentive under the AIP for 2018, prorated for the number of active days of employment with the Company during the performance period; (ii) for Messrs. Mirzayantz, Haeni and O’Leary and Ms. Chwat, 1.5x the executive’s target annual incentive under the AIP for 2018 prorated for the number of active days of employment with the Company during the performance period. This amount does not take into account any actual AIP amounts paid for 2018, which are set forth in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table.

(5)

For Messrs. Mirzayantz, Haeni and O’Leary and Ms. Chwat 2.0x, and Mr. Fibig 3.0x the greater of: (i) the average AIP award paid for performance in the three years preceding the year of the presumed December 31, 2018 termination (i.e., the three years ending December 31, 2017) (or averaged over the lesser number of years during which the executive was eligible for AIP awards); or (ii) the executive’s target annual incentive under the AIP for 2018. This amount does not take into account any actual AIP amounts paid for 2018, which are set forth in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table.

(6)

The amounts in this row are the LTIP amounts that would be payable as severance in cash with respect to the 2017-2019 and 2018-2020 LTIP cycles, based on prorated target LTIP for the relevant LTIP cycles in progress. Prorated amounts are based on the number of days worked in each performance period divided by the total number of days in each performance period for each relevant LTIP cycle. This amount does not take into account the actual AIP amounts paid out under the completed 2016-2018 LTIP cycle, which are discussed in the narrative following the Grants of Plan-Based Award Table under the heading “Long-Term Incentive Plan.”

(7)

For termination due to involuntary termination not for cause or by the executive for good reason absent a CiC, this amount represents the value of equity that would continue to vest on a prorated basis. For termination due to death or disability more than two years prior to a CiC, the amounts in this row represent the aggregate value of RSU, PRS and PRSU awards which would immediately vest upon occurrence of the termination event. For termination events within two years after a CiC, the amounts in this row represent the aggregate in-the-money value of the SSARs, RSUs, PRS, PRSUs and other equity awards which would become vested as a direct result of the CiC before the stated vesting date specified in the applicable equity award document. The calculation of these amounts does not discount the value of awards based on the portion of the vesting period elapsed at the date of the CiC.

(8)	Amounts in this row are the costs to provide benefits continuation, including medical, dental, executive and group life insurance and group and supplemental long-term disability. The amounts for

IFF  |  2019 PROXY STATEMENT  83

 EXECUTIVE COMPENSATION

medical and dental benefits are the COBRA costs for the covered period based on assumptions used for financial reporting purposes. The life insurance and long-term disability costs are the premiums to provide the benefit for the covered period.

(9)	The amounts in this row are the amounts that would be payable under our Executive Death Benefit Plan upon the death of the NEO.

(10)

The amounts in this row are the amounts that would be payable under our Supplemental LTD program upon the disability of the NEO. Although long-term disability coverage is generally available to our employees, only certain executives, including our NEOs, participate in the Supplemental LTD program.

(11)

For purposes of this table, all amounts were determined by converting by his Euro salary for the full year at an exchange rate of 1.1353 US Dollars to Euros (the exchange rate as of December 28, 2018).

84  IFF  |  2019 PROXY STATEMENT

Information About The Meeting

What am I voting on?

At the 2019 Annual Meeting you will be asked to vote on the following proposals. Our Board recommendation for each of these proposals is set forth below.

Proposal	Board Recommendation
1. To elect eleven members of the Board of Directors, each to hold office for a one-year term expiring at the 2020 Annual Meeting of Shareholders.	FOR each Director Nominee
2. To ratify the selection of PricewaterhouseCoopers LLP (“PwC”) as our independent registered public accounting firm for the 2019 fiscal year.	FOR
3. To approve, on an advisory basis, the compensation of our named executive officers in 2018, which we refer to as “Say on Pay.”	FOR

We also will consider other business that properly comes before the meeting in accordance with New York law and our By-Laws.

Who can vote?

Holders of our common stock at the close of business on March 6, 2019, are entitled to vote their shares at the 2019 Annual Meeting. As of March 6, 2019, there were 106,634,767 shares of common stock issued, outstanding and entitled to vote. Each share of common stock issued and outstanding is entitled to one vote.

What constitutes a quorum, and why is a quorum required?

We are required to have a quorum of shareholders present to conduct business at the meeting. The presence at the meeting, in person or by proxy, of the holders of a majority of the 106,634,767 shares entitled to vote on the record date (53,317,384 shares) will constitute a quorum, permitting us to conduct the business of the meeting. Abstentions and broker non-votes are counted as present for purposes of determining a quorum. Shares of common stock for which we have received executed proxies will be counted for purposes of establishing a quorum at the meeting, regardless of how or whether such shares are voted on any specific proposal.

What is the difference between a “shareholder of record” and a “street name” holder?

If your shares are registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, you are considered a “shareholder of record” or a “registered shareholder” of those shares. In this case, your Notice of Internet Availability of Proxy Materials (“Notice”) has been sent to you directly by us.

If your shares are held in a stock brokerage account or by a bank, trust or other nominee or custodian (each, a “Broker”), including shares you may own as a participant in one of our 401(k) plans, you are considered the “beneficial owner” of those shares, which are held in “street name.” A Notice has been forwarded to you by or on behalf of your Broker, who is considered the shareholder of record of those shares. As the beneficial owner, you have the right to direct your Broker how to vote your shares by following the instructions for voting set forth in the Notice.

IFF  |  2019 PROXY STATEMENT  85

 INFORMATION ABOUT THE MEETING

How do I vote?

If you are a shareholder of record, you may vote:

•	via Internet;

•	by telephone;

•	by mail, if you received a paper copy of the proxy materials; or

•	in person at the meeting.

Detailed instructions for Internet and telephone voting are set forth in the Notice, which contains instructions on how to access our proxy statement, annual report and shareholder notice online, and the printed proxy card.

If your shares are held in one of our 401(k) plans, your proxy will serve as a voting instruction for the trustee of the 401(k) plan, who will vote your shares as you instruct. To allow sufficient time for the trustee to vote, your voting instructions must be received by 11:59 pm Eastern Daylight Time on April 30, 2019. If the trustee does not receive your instructions by that date, the trustee will vote the shares you hold through the 401(k) plan in the same proportion as those shares in the 401(k) plan for which voting instructions were received.

If you are a beneficial owner, but do not hold your shares through the Tel Aviv Stock Exchange (the “TASE”), you must follow the voting procedures of your Broker.

If you are a beneficial owner and your shares are held through the TASE, you must sign and date your proxy card, and attach to it a proof of ownership certificate from the TASE Clearing House Member through which your shares are held (which you can obtain from your TASE broker), which certificate indicates that you were the beneficial owner of such shares as of the record date, and return the proxy card, along with the proof of ownership certificate, to the Company, c/o Gornitzky & Co., via fax to +972-3-560-6555, Attention: Ari Fried, Adv., or by e-mail to: IFFproxy@gornitzky.com.

What are the requirements to elect the director nominees and to approve each of the proposals in this proxy statement?

Proposal	Vote Required
1. Election of Directors	Majority of Votes Cast

2. Ratification of Independent Registered Public Accounting Firm	Majority of Votes Cast

3. Say on Pay	Majority of Votes Cast

Under our By-Laws, in an uncontested election of directors, as we have this year, a majority of votes cast is required in order for a director to be elected, which means that a nominee must receive a greater number of votes “FOR” his or her election than votes “AGAINST” in order to be elected. Abstentions are not counted as votes “FOR” or “AGAINST” a director nominee.

The votes cast “FOR” must exceed the votes cast “AGAINST” the ratification of PwC as our independent registered public accounting firm for the 2019 fiscal year. Abstentions are not counted as votes “FOR” or “AGAINST” this proposal.

Proposal 3 is an advisory vote. This means that while we ask shareholders to approve a resolution regarding Say on Pay, it is not an action that requires shareholder approval. If a majority of votes are cast “FOR” the Say on Pay proposal, we will consider the proposal to be approved. Abstentions are not counted as votes “FOR” or “AGAINST” this proposal and will have no effect on the outcome of this proposal.

86  IFF  |  2019 PROXY STATEMENT

 INFORMATION ABOUT THE MEETING

What if I am a beneficial owner and I do not give the nominee voting instructions?

If you are a beneficial owner and your shares are held in “street name,” the Broker is bound by the rules of the NYSE regarding whether or not it can exercise discretionary voting power for any particular proposal if the Broker has not received voting instructions from you. Brokers have the authority to vote shares for which their customers do not provide voting instructions on certain routine matters. A broker non-vote occurs when a Broker returns a proxy but does not vote on a particular proposal because the Broker does not have discretionary authority to vote on the proposal and has not received specific voting instructions for the proposal from the beneficial owner of the shares. Broker non-votes are considered to be present at the meeting for purposes of determining the presence of a quorum but are not counted as votes cast.

The table below sets forth, for each proposal on the ballot, whether a Broker can exercise discretion and vote your shares absent your instructions and, if not, the impact of such broker non-vote on the approval of the proposal.

Proposal	Can Brokers Vote Absent Instructions?	Impact of Broker Non-Vote
1. Election of Directors	No	None

2. Ratification of Independent Registered Public Accounting Firm	Yes	Not Applicable

3. Say on Pay	No	None

What if I sign and return my proxy without making any selections?

If you sign and return your proxy without making any selections, your shares will be voted “FOR” each of the director nominees and “FOR” Proposals 2 and 3. If other matters properly come before the meeting, the proxy holders will have the authority to vote on those matters for you at their discretion. If your shares are held in “street name” or through the TASE, see the question above on how to vote your shares.

How do I change my vote?

A shareholder of record may revoke his or her proxy by giving written notice of revocation to our Corporate Secretary before the meeting, by delivering a later-dated proxy (either in writing, by telephone or over the Internet), or by voting in person at the 2019 Annual Meeting.

If your shares are held in “street name,” you may change your vote by following your Broker’s procedures for revoking or changing your proxy.

If you are a beneficial owner and your shares are held through the TASE, you may revoke or change your vote at any time before the meeting by: (i) communicating such change in writing to our Corporate Secretary or by executing and delivering a later-dated proxy to the Company, c/o Gornitzky & Co., via fax to +972-3-560-6555, Attention: Ari Fried, Adv., or by e-mail to: IFFproxy@gornitzky.com, or (ii) by voting in person at the 2019 Annual Meeting, subject to the satisfaction of the conditions set forth in “How do I vote?” above and “Who can attend the 2019 Annual Meeting” below.

What shares are covered by my proxy card?

Your proxy reflects all shares owned by you at the close of business on March 6, 2019. For participants in our 401(k) plans, shares held in your account as of that date are included in your proxy.

What does it mean if I receive more than one proxy card?

If you receive more than one proxy card, it means that you hold shares in more than one account. To ensure that all of your shares are voted, you should sign and return each proxy card. Alternatively, if you vote by telephone or via the Internet, you will need to vote once for each proxy card and voting instruction card you receive.

IFF  |  2019 PROXY STATEMENT  87

 INFORMATION ABOUT THE MEETING

Who can attend the 2019 Annual Meeting?

Only shareholders and our invited guests are permitted to attend the 2019 Annual Meeting. To gain admittance, you must bring a form of personal identification to the meeting, where your name will be verified against our record date shareholder list. If a Broker holds your shares and you plan to attend the meeting, you should bring a brokerage statement showing your ownership of the shares as of the record date or a letter from the Broker confirming such ownership, and a form of personal identification. If you wish to vote your shares that are held by a Broker at the meeting, you must obtain a proxy from your Broker and bring such proxy to the meeting.

If you hold your shares through the TASE and you plan to attend the 2019 Annual Meeting, you must bring the proof of ownership certificate from the TASE’s Clearing House Member through which your shares are held, which certificate indicates that you were the beneficial owner of the shares as of the record date, as well as picture identification, such as a valid Israeli driver’s license or passport, for purposes of personal identification.

If I plan to attend the 2019 Annual Meeting, should I still vote by proxy?

Yes. Casting your vote in advance does not affect your right to attend the 2019 Annual Meeting. If you send in your proxy card and also attend the meeting, you do not need to vote again at the meeting unless you want to change your vote. Written ballots will be available at the 2019 Annual Meeting for shareholders of record.

How can I listen to the live audio webcast of the 2019 Annual Meeting?

You may listen to a live audio webcast of the 2019 Annual Meeting at www.iff.com. The webcast will allow you to listen to the Annual Meeting, but shareholders accessing the 2019 Annual Meeting through the webcast will not be considered present at the 2019 Annual Meeting and will not be able to vote their shares through the webcast or ask questions. If you plan to listen to the live audio webcast, then please submit your vote prior to the 2019 Annual Meeting using one of the methods described under “How do I vote?” above. An archived copy of the webcast will be available at www.iff.com following the 2019 Annual Meeting. Registration to listen to the webcast will be required. We have included our website address for reference only. The information contained on our website is not incorporated by reference into this Proxy Statement.

88  IFF  |  2019 PROXY STATEMENT

Other Matters

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors and executive officers, and persons who beneficially own more than 10% of a registered class of our equity securities, to file reports with the SEC relating to their common stock ownership and changes in such ownership, and to furnish us with copies of all Section 16(a) forms they file. Based on a review of our records and certain written representations received from our executive officers and directors, we believe that during the year ended December 31, 2018, all Section 16(a) filing requirements applicable to directors, executive officers and greater than 10% shareholders were complied with on a timely basis, except for one late filing disclosing four transactions by Winder.

Proxy Solicitation Costs

We will pay the entire cost of soliciting proxies. In addition to solicitation by mail, proxies may be solicited on our behalf by directors, officers or employees in person, by telephone, by facsimile or by electronic mail. We have retained Georgeson Inc. to assist in proxy solicitation for a fee of $9,000 plus expenses. We will reimburse banks, brokers and other custodians, nominees and fiduciaries for their costs in sending proxy materials to the beneficial owners of our common stock.

Shareholder Proposals

In order for a shareholder proposal or proposed director nomination to be considered for inclusion in our proxy materials for next year’s annual meeting of shareholders, the Secretary of our Company must receive the written proposal no later than November 19, 2019. Under Article I, Section 3 of our By-Laws, in order for a shareholder to submit a proposal or to nominate any director at next year’s annual meeting of shareholders, the shareholder must give written notice to the Secretary of our Company not less than 90 days nor more than 120 days prior to the anniversary date of this year’s annual meeting of shareholders provided next year’s annual meeting is called for on a date that is within 30 days before or after such anniversary date. Assuming that next year’s annual meeting is held on schedule, we must receive written notice of an intention to introduce a nomination or other item of business at that meeting between January 1, 2020 and January 31, 2020. The notice must also meet all other requirements contained in our By-Laws, including the requirement to contain specified information about the proposed business or the director nominee and the shareholder making the proposal.

As of the date of this proxy statement, we do not know of any matters to be presented at the 2019 Annual Meeting other than those described in this proxy statement. If any other matters should properly come before the meeting, proxies in the enclosed form will be voted on those matters in accordance with the judgment of the person or persons voting the proxies, unless otherwise specified.

Shareholder Communications

Shareholders and other parties interested in communicating directly with the Lead Director, the non-management directors as a group or all directors as a group may do so by writing to the Lead Director or the non-management directors or the Board, in each case, c/o General Counsel and Secretary, International Flavors & Fragrances Inc., 521 West 57th Street, New York, New York 10019. All communications should include the name, address, telephone number and email address (if any) of the person submitting the communication and indicate whether the person is a shareholder of our Company.

The Board has approved a process for handling correspondence received by our Company on behalf of the Lead Director, the non-management directors as a group or all directors as a group. Under that process,

IFF  |  2019 PROXY STATEMENT  89

 OTHER MATTERS

the General Counsel reviews all such correspondence and maintains a log of, and forwards to the appropriate Board member, correspondence that is relevant to (i) the functions of the Board or committees thereof or (ii) other significant matters involving our Company. The General Counsel may screen frivolous or unlawful communications and commercial advertisements. Directors may review the log maintained by the General Counsel at any time.

Concerns relating to accounting, internal controls or auditing matters are immediately brought to the attention of our internal auditor and handled in accordance with procedures established by the Audit Committee with respect to such matters.

Electronic Delivery

This year we again have elected to take advantage of the SEC’s rule that allows us to furnish proxy materials to you online. We believe electronic delivery will expedite shareholders’ receipt of materials, while lowering costs and reducing the environmental impact of our 2019 Annual Meeting by reducing printing and mailing of full sets of materials. We mailed the Notice containing instructions on how to access our proxy statement and annual report online on or about March 18, 2019. If you would like to receive a paper copy of the proxy materials, the Notice contains instructions on how to receive a paper copy.

Householding

We have adopted a procedure approved by the SEC called “householding.” Under this procedure, shareholders of record who have the same address and last name will receive only one copy of our Notice, unless one or more of these shareholders notifies us that they wish to continue receiving individual copies. This procedure will reduce our printing costs and postage fees.

If you are eligible for householding, but you and other shareholders of record with whom you share an address currently receive multiple copies of the Notice, or if you hold stock in more than one account, and in either case you wish to receive only a single copy of the Notice for your household, please contact Broadridge Financial Solutions, by calling 1-800-542-1061, or by forwarding a written request addressed to Broadridge Financial Solutions, 51 Mercedes Way, Edgewood, New York 11717.

If you participate in householding and wish to receive a separate copy of the Notice, or if you do not wish to participate in householding and prefer to receive separate copies of the Notice in the future, please contact Broadridge Financial Solutions as indicated above. Beneficial shareholders can request information about householding from their nominee.

Available Information

We will furnish without charge to each person whose proxy is being solicited, upon request of any such person, a copy of the 2019 Annual Report as filed with the SEC, including the financial statements and schedules thereto, but not the exhibits. In addition, such report is available, free of charge, through the Investor — Financials & Filings — SEC Filings link on our website at, www.iff.com. A request for a copy of such report should be directed to International Flavors & Fragrances Inc., 521 West 57th Street, New York, NY 10019, Attention: Investor Relations. A copy of any exhibit to the Form 10-K for the year ended December 31, 2018 will be forwarded following receipt of a written request to Investor Relations.

90  IFF  |  2019 PROXY STATEMENT

Exhibit A GAAP to Non-GAAP Reconciliations

This proxy statement includes certain non-GAAP financial measures, including: (1) adjusted operating profit and adjusted EPS, which exclude restructuring costs and other significant items of a non-recurring and/or non-operational nature such as gains on sale of assets, operational improvement initiatives, integration related costs, FDA mandated product recall costs, acquisition related costs, Frutarom acquisition related costs, and U.S. Tax reform (often referred to as “Items Impacting Comparability); and (2) adjusted EPS ex amortization, which excludes Items Impacting Comparability and the amortization of acquisition related intangible assets. These non-GAAP measures are intended to provide additional information regarding our underlying operating results and comparable year-over-year performance. Such information is supplemental to information presented in accordance with GAAP and is not intended to represent a presentation in accordance with GAAP.

Year Ended December 31, 2018
Adjusted Operating Profit
Reported (GAAP)	$ 583,882
Operational Improvement Initiatives (a)	2,169
Acquisition Related Costs (b)	(1,289)
Integration Related Costs (c)	7,188
Restructuring and Other Charges, net (d)	4,086
Gain on Sale of Assets	(1,177)
FDA Mandated Product Recall (e)	(7,125)
Frutarom Acquisition Related Costs (g)	89,632

Adjusted (Non-GAAP)	$ 677,366

	Year ended December 31, 2018
	Income before taxes	Taxes on income	Net Income Attributable to IFF	Diluted EPS
Adjusted Net Income/Diluted EPS
Reported (GAAP)	$447,757	$107,976	$337,302	$3.79
Operational Improvement Initiatives (a)	2,169	694	1,475	0.02
Acquisition Related Costs (b)	(1,289)	(311)	(978)	(0.01)
Integration Related Costs (c)	7,188	1,397	5,791	0.07
Restructuring and Other Charges, net (d)	4,086	1,020	3,066	0.03
Gains on Sale of Assets	(1,177)	(352)	(825)	(0.01)
FDA Mandated Product Recall (e)	(7,125)	(1,601)	(5,524)	(0.06)
U.S. Tax Reform (f)	—	(25,345)	25,345	0.29
Frutarom Acquisition Related Costs (g)	155,569	28,490	127,079	1.44
Redemption value adjustment to EPS (h)	—	—	—	0.03

Adjusted (Non-GAAP)	$607,178	$111,968	$492,731	$5.58

IFF  |  2019 PROXY STATEMENT  91

 EXHIBIT A - GAAP TO NON-GAAP RECONCILIATIONS

	Year ended December 31, 2018
Adjusted Net Income/EPS ex Amortization
Adjusted (Non-GAAP) Net Income		$492,731
Amortization of Acquisition related Intangible Assets	75,879
Tax impact on Amortization of Acquisition related Intangible Assets (i)	13,962

Amortization of Acquisition related Intangible Assets, net of tax (j)		61,917

Adjusted (Non-GAAP) Net Income ex. Amortization		$554,648

Denominator
Weighted average shares assuming dilution (diluted)		88,121
Adjusted (Non-GAAP) EPS ex. Amortization		$6.28

(a)	Represents accelerated depreciation related to a plant relocation in India and Taiwan asset write off.

(b)	Represents adjustments to the contingent consideration payable for PowderPure, and transaction costs related to Fragrance Resources and PowderPure within Selling and administrative expenses.

(c)	Represents costs related to the integration of the Frutarom acquisition.

(d)	Represents severance costs related to the 2017 Productivity Program and costs associated with the termination of agent relationships in a subsidiary.

(e)	Principally represents recoveries from the supplier for the third and fourth quarter, partially offset by final payments to the customer made for the effected product in the first quarter.

(f)	Represents additional expense incurred related to enactment of certain U.S. tax legislation based on updated repatriation plans requiring accruals for withholding taxes on deemed repatriation.

(g)

Represents transaction-related costs and expenses related to the acquisition of Frutarom. Amount primarily includes $23.5 million of amortization for inventory “step-up” costs, $39.4 million of bridge loan commitment fees included in Interest expense; $34.9 million make whole payment on the Senior Notes—2007 and $3.9 million realized loss on a fair value hedge included in Loss on extinguishment of debt; $12.5 million realized gain on a foreign currency derivative included in Other income; and $66.0 million of transaction costs included in Selling and administrative expenses.

(h)	Represents the adjustment to EPS related to the excess of the redemption value of certain redeemable noncontrolling interests over their existing carrying value.

(i)

Except for amortization, the income tax expense (benefit) on non-GAAP adjustments is computed in accordance with ASC 740 using the same methodology as the GAAP provision of income taxes. Income tax effects of non-GAAP adjustments are calculated based on the applicable statutory tax rate for each jurisdiction in which such charges were incurred, except for those items which are non-taxable for which the tax expense (benefit) was calculated at 0%. For fiscal year 2018, these non-GAAP adjustments were not subject to foreign tax credits or valuation allowances, but to the extent that such factors are applicable to any future non-GAAP adjustments we will take such factors into consideration in calculating the tax expense (benefit). For amortization, the tax benefit has been calculated based on the Company’s adjusted worldwide effective tax rate.

(j)	Represents all amortization of intangible assets acquired in connection with acquisitions, net of tax.

92  IFF  |  2019 PROXY STATEMENT

INTERNATIONAL FLAVORS & FRAGRANCES INC. 521 WEST 57TH STREET NEW YORK, NY 10019

VOTE BY INTERNET - www.proxyvote.com

Use the internet to transmit your voting instructions up until the date and time indicated on the reverse side. Have your proxy card in hand when you access the web site and follow the instructions.

ELECTRONIC DELIVERY OF FUTURE SHAREHOLDER COMMUNICATIONS

If you would like to reduce the costs incurred by International Flavors & Fragrances Inc., in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive shareholder communications electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until the date and time indicated on the reverse side. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717, by the date and time indicated on the reverse side.

If you hold your shares through the Tel Aviv Stock Exchange (“TASE”), please sign and date your proxy card, and attach to it a proof of ownership certificate from the TASE Clearing House Member through which your shares are held (which you can obtain from your TASE broker), and return the proxy card, along with the proof of ownership certificate, to the Company, c/o Gornitzky & Co., via fax to +972-3-560-6555, Attention: Ari Fried, Adv., or by e-mail to: IFFproxy@Gornitzky.com

VOTE IN PERSON You may vote the shares in person by attending the Annual Meeting.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

                    KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

INTERNATIONAL FLAVORS & FRAGRANCES INC.
The Board of Directors recommends you vote FOR all listed nominees, and FOR Proposals 2 and 3.
1.	Elect eleven members of the Board of Directors for a one-year term expiring at the 2020 Annual Meeting of Shareholders.
	Nominees:		For	Against	Abstain			For	Against	Abstain
	1a. 1b. 1c. 1d. 1e. 1f. 1g. 1h. 1i. 1j. 1k.	Marcello V. Bottoli Dr. Linda Buck Michael L. Ducker David R. Epstein Roger W. Ferguson, Jr. John F. Ferraro Andreas Fibig Christina Gold Katherine M. Hudson Dale F. Morrison Stephen Williamson	☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐	☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐	☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐	2.	Ratify the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the 2019 fiscal year.	☐	☐	☐

						3.	Approve, on an advisory basis, the compensation of our named executive officers in 2018.	☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment or postponement thereof.

						For address changes and/or comments, please check this box and write them on the back where indicated.				☐
						Please indicate if you plan to attend this meeting.		☐	☐
								Yes	No

Please sign exactly as your name(s) appears hereon or, if you hold shares through TASE, as your name(s) appears in the proof of ownership certificate signed by your TASE Clearing House Member. When signing as attorney, executor, administrator, trustee or guardian, please add your title as such. When signing as joint tenants, all parties in the joint tenancy must sign. If signer is a corporation or partnership, please sign in full corporate or partnership name by duly authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

ADMISSION TICKET

INTERNATIONAL FLAVORS & FRAGRANCES INC.

ANNUAL MEETING OF SHAREHOLDERS

MAY 1, 2019 AT 10:00 A.M. EASTERN DAYLIGHT TIME

Boston Consulting Group

10 Hudson Yards, 45th Floor

New York, New York 10001

ADMITS ONE SHAREHOLDER

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

E37702-P03441

INTERNATIONAL FLAVORS & FRAGRANCES INC.

THIS PROXY CARD/VOTING INSTRUCTION FORM IS SOLICITED

ON BEHALF OF THE BOARD OF DIRECTORS

ANNUAL MEETING OF SHAREHOLDERS

MAY 1, 2019

The undersigned hereby appoint(s) each of Mr. Andreas Fibig and Ms. Anne Chwat as the attorney and proxy of the undersigned, with full power of substitution, to vote the number of shares of stock the undersigned is entitled to vote at the Annual Meeting of Shareholders of International Flavors & Fragrances Inc. to be held at Boston Consulting Group, located at 10 Hudson Yards, New York, New York 10001, Wednesday, May 1, 2019 at 10:00 A.M. Eastern Daylight Time, and any adjournment(s) or postponement(s) thereof (the “Meeting”).

IF YOU ARE A SHAREHOLDER OF RECORD, THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE UNDERSIGNED ON THE REVERSE SIDE. IF NO SUCH DIRECTION IS MADE, THIS PROXY WILL BE VOTED “FOR” THE ELECTION OF ALL NOMINEES FOR DIRECTOR, “FOR” PROPOSALS 2 AND 3 AND ACCORDING TO THE DISCRETION OF THE PROXY HOLDERS ON ANY OTHER MATTER THAT MAY PROPERLY COME BEFORE THE MEETING. VOTING INSTRUCTIONS MUST BE RECEIVED BY 11:59 P.M. EASTERN DAYLIGHT TIME ON APRIL 30, 2019.

If you are a participant in the International Flavors & Fragrances Inc. Retirement Investment Fund Plans (the “401(k) Plans”), this proxy covers all shares for which the undersigned has the right to give voting instructions to Vanguard Fiduciary Trust Company, the trustee of the 401(k) Plans. This proxy, when properly executed, will be voted as directed by the undersigned on the reverse side. Shares in the 401(k) Plans for which voting instructions are not received by 11:59 P.M. Eastern Daylight Time on April 26, 2019, or if no choice is specified, will be voted by the trustee in the same proportion as the shares for which voting instructions are received from other participants in the applicable 401(k) Plan.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD/VOTING INSTRUCTION FORM PROMPTLY

USING THE ENCLOSED REPLY ENVELOPE.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

CONTINUED AND TO BE SIGNED ON REVERSE SIDE